--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                              TRUSTMARK CORPORATION
               (Exact name of Registrant as specified in charter)


     MISSISSIPPI                       6712                    64-0471500
   (State or other              (Primary Standard                (I.R.S.
   jurisdiction of                  Industrial                  Employer
   incorporation or             Classification Code           Identification
    organization)                    Number)                      No.)

                             248 East Capitol Street
                                Jackson, MS 39201
                                 (601) 354-5111

                          (Address, including Zip Code,
                      and telephone, including area code of
                    Registrant's principal executive offices)

                                 GERARD R. HOST
                              TRUSTMARK CORPORATION
                             248 East Capitol Street
                           Jackson, Mississippi 39201
                                 (601) 949-6651


            (Name, address, including Zip Code, and telephone number,
                   including area code, of agent for service)

                          Copies of communications to:

                              ROBERT D. DRINKWATER
                     BRUNINI, GRANTHAM, GROWER & HEWES, PLLC
                                P. O. Drawer 119
                         Jackson, Mississippi 39205-0119
                                 (601) 948-3101


                Approximate date of commencement of proposed sale
                        of the securities to the public:
                          As soon as practicable after
                the effective date of this Registration Statement

                         CALCULATION OF REGISTRATION FEE

  TITLE PROPOSED
      OF EACH                          MAXIMUM     PROPOSED
      CLASS OF                        OFFERING     MAXIMUM
     SECURITIES        AMOUNT           PRICE      AGGREGATE      AMOUNT OF
       TO BE           TO BE             PER       OFFERING     REGISTRATION
     REGISTERED     REGISTERED(1)      SHARE(2)    PRICE(2)         FEE(2)
  --------------    -------------     ---------    ---------    -------------
 Common Stock        3,304,839         $ 26.03    $ 86,027,000     $ 21,507

(1)   Maximum number of shares issuable in connection with the Merger.

(2)   Based on book value of Barret shares pursuant to Rule 457(f)(2).

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

                                 PROXY STATEMENT
                       OF BARRET BANCORP, INC. ("BARRET")
                     FOR THE SPECIAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON [____________________], 2001.


                                   PROSPECTUS
                                       OF
                       TRUSTMARK CORPORATION ("TRUSTMARK")
                      Relating to up to 3,304,839 shares of
                                  COMMON STOCK

      The board of directors of Trustmark and Barret have approved the acquisition of Barret by Trustmark for a total consideration (the "Merger Consideration") of $102,450,000. The acquisition will be structured as a merger (the "Merger") of Barret with Trustmark. In addition, Peoples Bank ("Peoples"), a wholly owned subsidiary of Barret, will be merged (the "Bank Merger") with Trustmark National Bank ("Trustmark Bank") which is a wholly owned subsidiary of Trustmark. Somerville Bank & Trust Company, ("Somerville") another wholly owned subsidiary of Barret, will become a wholly owned subsidiary of Trustmark.

      If the Merger is completed, the holders of Barret common shares, other than the Estate of Paul Barret, Jr., will have the right to convert each of their shares into either (1) cash in the amount of $9,733 per share, (2) a number of the common shares of Trustmark equal to the "Exchange Ratio," or (3) a combination of cash and Trustmark common shares. The Exchange Ratio is equal to $9,733 divided by the average closing price of Trustmark common stock over a specified period preceding the vote on the Merger. The Estate of Paul Barret, Jr. has agreed to elect to receive the amount of cash and Trustmark common shares necessary to cause the aggregate Merger Consideration to be payable 50 percent in cash and 50 percent in Trustmark common shares.

      The Merger must be approved by various regulatory authorities and the shareholders of Barret. Barret has scheduled a special meeting of its shareholders to vote on the Merger (the "Special Meeting") on _____________, 2001, ___ P.M. at 9105 Barret Road, Millington, TN 38053.

      This Proxy Statement also constitutes the prospectus of Trustmark relating to the shares of Trustmark common stock to be issued to Barret's shareholders pursuant to the Merger. Trustmark's common shares trade on the NASDAQ National Market under the symbol "TRMK."

                                   ---------

      Trustmark's shares are not deposits, savings accounts, or other obligations of a depository institution and, accordingly, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

                                   ---------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of Trustmark's shares or passed upon the accuracy or adequacy of this Proxy Statement. Any representation to the contrary is a criminal offense.

           The date of this Proxy Statement is ______________ , 2001.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
INFORMATION INCORPORATED BY REFERENCE.......................................4

SUMMARY.....................................................................4
        THE PARTIES.........................................................4
        THE MERGER..........................................................4
        THE BARRET SPECIAL MEETING..........................................5
        VOTES REQUIRED; INTERESTS OF CERTAIN PERSONS........................5
        BARRET BOARD OF DIRECTORS' RECOMMENDATION...........................5
        EFFECTIVE DATE......................................................5
        FEDERAL INCOME TAX CONSEQUENCES.....................................5
        ACCOUNTING TREATMENT................................................5
        DISSENTERS' RIGHTS OF APPRAISAL.....................................5
        RESALES OF TRUSTMARK SHARES.........................................5
        REGULATORY AUTHORITY APPROVALS......................................6
        MARKETS AND MARKET PRICES...........................................6
        EQUIVALENT PER SHARE DATA...........................................6
        COMPARATIVE PER SHARE DATA..........................................6

THE BARRET SPECIAL MEETING..................................................7
        GENERAL.............................................................7
        SPECIAL MEETING; VOTING; PROXIES; REVOCATION........................7
        VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF.....................7
        INTERESTS OF CERTAIN PERSONS........................................7

THE MERGER..................................................................8
        BACKGROUND OF THE MERGER............................................8
        BARRET'S REASONS FOR ENTERING INTO THE MERGER.......................9
        TRUSTMARK'S REASONS FOR ENTERING INTO THE MERGER....................9
        THE MERGER AGREEMENT...............................................10
                 STRUCTURE OF THE TRANSACTION..............................10
                 THE EXCHANGE RATIO AND THE ELECTION.......................10
                 REPRESENTATIONS, WARRANTIES AND COVENANTS.................11
                 SPECIAL AGREEMENTS........................................11
                 BARRET'S COVENANTS........................................11
                 TRUSTMARK'S COVENANTS.....................................12
                 CONDITIONS TO CONSUMMATION OF THE MERGER..................12
                          CONDITIONS TO TRUSTMARK'S OBLIGATIONS............12
                          CONDITIONS TO BARRET'S OBLIGATIONS...............13
                 TERMINATION...............................................13

TRUSTMARK CORPORATION......................................................14
        GENERAL............................................................14
        SELECTED FINANCIAL DATA............................................14

BARRET BANCORP.............................................................15
        GENERAL............................................................15
        EMPLOYEES..........................................................15
        CUSTOMERS..........................................................15
        PROPERTIES.........................................................15
        LEGAL PROCEEDINGS..................................................15
        BANKING............................................................15



        INVESTMENT IN BANKS................................................15
        COMPETITION........................................................15
        OWNERSHIP OF BARRET COMMON STOCK...................................16
        BARRET SELECTED FINANCIAL DATA.....................................17
        MARKET PRICES OF AND DIVIDENDS PAID ON BARRET STOCK................18
        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                 RESULTS OF OPERATIONS.....................................19

EXCHANGE OF BARRET CERTIFICATES............................................23

RIGHTS OF DISSENTING SHAREHOLDERS..........................................23
        FILING WRITTEN OBJECTION AND VOTE AGAINST THE MERGER...............23
        NOTICE OF THE EFFECTIVE DATE.......................................23
        WRITTEN DEMAND.....................................................23
        APPRAISAL..........................................................24
        PAYMENT AND COSTS..................................................25
        NOTICES............................................................25

FEDERAL INCOME TAX CONSEQUENCES............................................25

ACCOUNTING TREATMENT.......................................................26

RESALES OF TRUSTMARK COMMON SHARES.........................................26

REGULATORY AUTHORITY APPROVALS.............................................26

COMPARISON OF RIGHTS OF SHAREHOLDERS.......................................26
        SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS; VACANCIES...........26
        REMOVAL OF DIRECTORS...............................................27
        SHAREHOLDER NOMINATIONS............................................27
        BOARD ACTION WITHOUT A MEETING.....................................27
        CUMULATIVE VOTING..................................................27
        AMENDMENTS TO ARTICLES.............................................27
        MERGER; SHARE EXCHANGE; SALE OF ASSETS.............................28
        APPRAISAL AND DISSENTERS' RIGHTS...................................28
        INDEMNIFICATION OF OFFICERS AND DIRECTORS .........................29
        BUSINESS COMBINATION STATUTES .....................................30
        TAKEOVER BID DISCLOSURE STATUTES ..................................30

LEGAL OPINIONS.............................................................31

EXPERTS....................................................................31

ANNEX A

        Merger Agreement................................................A - 1

ANNEX B

       Sections 48-23-101 through 48-23-302 of the Tennessee
                 Business Corporation Act...............................B - 1

ANNEX C

       Barret Financial Statements......................................C - 1

                      INFORMATION INCORPORATED BY REFERENCE

      This Proxy Statement incorporates important business and financial information about Trustmark that is not included in or delivered with this document. This information includes the following: (i) Trustmark's Annual Report on Form 10-K for the year ended December 31, 1999; (ii) Trustmark's Proxy Statement in connection with its 2000 Annual Shareholders' Meeting; (iii) Trustmark's Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 2000; (iv) the description of Trustmark's common shares contained in the registration of those shares on Form 10 (SEC File No.0-3683) and all amendments thereto; and (v) all documents filed by Trustmark pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act subsequent to the date hereof and prior to the Special Meeting.

      This information is available without charge upon written or oral request to Trustmark Corporation, 248 East Capitol Street, Jackson, Mississippi, 39201,
Attn: Gerard R. Host, telephone number (601) 949-6651. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN _____________, 2001, WHICH IS FIVE BUSINESS DAYS BEFORE THE SPECIAL MEETING. This information is also available from the Securities and Exchange Commission (see the heading "Trustmark-General") and through Trustmark's Internet website-http://www.trustmark.com.


                                     SUMMARY

      This summary highlights the information included in this Proxy Statement. Since it does not contain all of the information important to you, we urge you to read the entire Proxy Statement and the other documents referred to in this Proxy Statement before deciding how to vote.

THE PARTIES

      Trustmark and Trustmark Bank.

      Trustmark, a Mississippi corporation, is a one-bank holding company which owns 100 percent of the outstanding shares of Trustmark Bank. Through Trustmark Bank and its subsidiaries, Trustmark provides a broad range of banking, investment and insurance services. Trustmark's principal executive offices are located at 248 East Capitol Street, Jackson, Mississippi, 39201, Telephone Number (601) 354-5111. See the heading "Trustmark Corporation."

      Barret, Peoples and Somerville

      Barret, a Tennessee corporation, is a multi-bank holding company which owns 100 percent of the outstanding shares of Peoples and Somerville. Through Peoples and Somerville, Barret offers a variety of banking and financial services to businesses and individuals. Barret's principal executive offices are located at 9105 Barret Road, Millington, Tennessee 38053. See the heading "Barret Bancorp."

THE MERGER

      If the Merger is approved, Barret will be merged into Trustmark. Barret's shareholders will have the right to elect to convert their Barret shares into cash, Trustmark common stock, or a combination of cash and Trustmark common stock. Holders of Barret's shares converted into cash will be entitled to receive $9,733 per share of Barret stock. Each Barret share converted into shares of Trustmark common stock will be converted into that number of shares of Trustmark common stock equal to the Exchange Ratio. The Exchange Ratio is equal to $9,733 divided by the average closing price of Trustmark common stock on the NASDAQ market for the five consecutive trading days ending three trading days prior to the Special Meeting.

      The Merger Agreement among Trustmark, Trustmark Bank, Barret, Peoples and Somerville (the "Merger Agreement") provides that 50 percent of the Merger Consideration will be payable in cash and 50 percent in Trustmark common stock. Each Barret shareholder, other than the Estate of Paul Barret, Jr., can elect to receive all cash, all Trustmark shares, or any combination of cash and shares. The Estate of Paul Barret, Jr., which controls 61.6 percent of Barret's common stock, has agreed to elect to take an appropriate amount of cash and Trustmark common stock to ensure that the Merger Consideration is payable equally in cash and Trustmark common stock regardless of the elections made by the other shareholders of Barret.

      Any fractional Trustmark shares which would otherwise be issued as a result of the Merger will not be issued. Instead, cash will be paid to Barret shareholders in lieu of fractional Trustmark shares. See the heading "The Merger -- The Merger Agreement."

THE BARRET SPECIAL MEETING

      The Special Meeting to consider and vote on the Merger will be held on _____________, 2001, at _____ o'clock ____, local time, at Barret's offices located at 9105 Barret Road, Millington, Tennessee 38053. Only Barret shareholders of record at the close of business on ______________, 2001 (the "Barret Record Date") shall be entitled to notice of and to vote at the Special Meeting. See the heading "The Barret Special Meeting."

VOTES REQUIRED; INTERESTS OF CERTAIN PERSONS

      Approval of the Merger requires the affirmative vote of a majority of the outstanding shares of Barret.

      The persons who are directors and officers of Barret beneficially own a total of 6,754 (64.2 percent) of Barret's outstanding shares, including 6,484 shares owned by the Estate of Paul Barret, Jr. for which two of Barret's directors serve as co-executors. The directors have agreed to vote their shares in favor of the Merger. See the heading "The Barret Special Meeting - Special Meeting; Voting; Proxies; Revocation."

BARRET BOARD OF DIRECTORS' RECOMMENDATION

      The board of directors of Barret, which is soliciting proxies in connection with the Special Meeting, unanimously voted to approve the Merger and recommends that Barret's shareholders vote FOR adoption of the Merger Agreement.

      The board of directors of Barret believes that the Merger Agreement is in the best interests of Barret's shareholders. Barret's board of directors considered, among other things, that the terms of the Merger will enable Barret's shareholders to convert their investment in Barret into cash and/or marketable shares in a more diversified, public company at an attractive valuation of Barret. See the heading "The Merger -- Barret's Reasons For Entering Into the Merger."

EFFECTIVE DATE

      The parties currently anticipate that the Merger will be completed during the second quarter of 2001. Either party may terminate the Merger if it is not completed by September 28, 2001, without the fault of such party. See the heading "The Merger -- The Merger Agreement-Termination."

FEDERAL INCOME TAX CONSEQUENCES

      In the opinion of Brunini, Grantham, Grower & Hewes, PLLC, counsel to Trustmark, the Merger will constitute a "reorganization" within the meaning of
Section 368 of the Internal Revenue Code of 1986. Accordingly, Barret shareholders will not recognize gain or loss for federal income tax purposes upon the conversion of Barret common shares into Trustmark common shares. Shareholders electing to receive cash in lieu of Trustmark common stock and shareholders receiving cash in lieu of fractional shares will be required to recognize gain or loss. See the heading "Federal Income Tax Consequences."

ACCOUNTING TREATMENT

      The Merger will be accounted for as a "purchase" for financial reporting purposes. See the heading "Accounting Treatment."

DISSENTERS' RIGHTS OF APPRAISAL

      Barret's shareholders will have dissenters' rights of appraisal as a result of the Merger. See the heading "Rights of Dissenting Shareholders."

RESALES OF TRUSTMARK SHARES

      Except for Trustmark shares held by "Affiliates" of Barret or Trustmark, the Trustmark shares received as a consequence of the Merger will be freely tradeable. Persons who are deemed Affiliates of Barret can trade the Trustmark shares acquired in the Merger. However, for a period of one year following the Merger shares must be sold in "brokerage" transactions, and the number of shares which can be sold by the Estate of Paul Barret, Jr. may be subject to certain limitations. See the heading "Resales of Trustmark Common Shares."

REGULATORY AUTHORITY APPROVALS

      The Merger and the Bank Merger are subject to the approval of applicable regulatory authorities. The Merger must be approved by the Federal Reserve Board and the Tennessee Department of Financial Institutions. The Bank Merger must be approved by the Comptroller of the Currency. Appropriate applications have been filed with these agencies. The parties know of no reason these approvals will not be received in due course; however, there can be no assurance whether or when these approvals will be obtained. See the heading "Regulatory Authority Approvals."

MARKETS AND MARKET PRICES

      Trustmark's common shares are traded on the NASDAQ National Market System.

      There is no active market for the outstanding shares of Barret. To the knowledge of Barret's management, the only transactions in Barret shares which have taken place in the last 24 months have been transfers among Barret shareholders and redemptions by Barret. See the heading "Barret Bancorp -- Market Prices and Dividends Paid on Barret Stock."

EQUIVALENT PER SHARE DATA

      The following table sets forth certain equivalent per share data concerning Barret's outstanding common shares. Using the closing price of Trustmark's shares on December 12, 2000 (the day prior to the public announcement of the Merger) and on a recent date and applying the Exchange Ratio that would have been in effect on those dates, the following chart reflects the value of the Trustmark shares that would have been received for each Barret share on those dates.

                         TRUSTMARK          EXCHANGE             EQUIVALENT
      DATE                 PRICE             RATIO             PER SHARE VALUE
      ----               ---------          --------           ---------------
December 12, 2000         $19.375            502.35                $ 9,733

___________, 2001         $______           $______                $ 9,733

COMPARATIVE PER SHARE DATA

      The following table presents certain data concerning net income per share, dividends per share and book value per share for Trustmark and Barret on a historical and pro forma basis.

      The pro forma data gives effect to the Merger accounted for as a purchase using an exchange ratio of 512.2662 Trustmark shares, which is the Exchange Ratio if the Average Trustmark price is $19 per share, for each share of Barret common stock electing to receive shares. Based on the Merger Agreement, total share and cash elections must both equal fifty percent of the Merger Consideration. Equivalent pro forma per share amounts for Barret are calculated by multiplying the pro forma income per share, pro forma book value per share and pro forma dividends per share of Trustmark by the Exchange Ratio of
512.2662. This information is not necessarily indicative of the results of operations or combined financial condition that would have resulted if the merger had been consummated at the beginning of the periods indicated.

                                               NINE MONTHS ENDED        YEAR ENDED
                                                 SEPTEMBER 30,         DECEMBER 31,
                                               ------------------   ------------------
                                                       2000                1999
                                               ------------------   ------------------
TRUSTMARK CORPORATION AND SUBSIDIARIES:
     Earnings Per Share (Basic and Diluted):
          Historical                           $             1.13   $             1.36
          Pro Forma                                          1.13                 1.37

     Cash Dividends Per Share :
          Historical                                         0.38                 0.44
          Pro Forma                                          0.38                 0.44

     Book Value Per Share :
          Historical                                         9.39                 9.31
          Pro Forma                                          9.77                 9.67

BARRET BANCORP AND SUBSIDIARIES:
     Earnings Per Share (Basic and Diluted):
          Historical                           $           476.72   $           716.10
          Equivalent Pro Forma                             578.86               701.80

     Cash Dividends Per Share :
          Historical                                         0.00               150.00
          Equivalent Pro Forma                             194.66               225.40

     Book Value Per Share :
          Historical                                     8,159.00             7,625.00
          Equivalent Pro Forma                           5,004.84             4,953.61

                           THE BARRET SPECIAL MEETING

GENERAL

      This Proxy Statement provides you with important information regarding the Merger and solicits your proxy for use at the Special Meeting being called to consider and vote on the Merger.

SPECIAL MEETING; VOTING; PROXIES; REVOCATION

      The Special Meeting is scheduled for _____ o'clock __.m., local time, on ________, 2001, at Barret's offices located at 9105 Barret Road, Millington, Tennessee 38053. Only shareholders of Barret on the Barret Record Date of ____________, 2001 will be entitled to notice of and to vote at the Special Meeting.

      On the Barret Record Date there were 10,525.982541 shares of Barret common stock issued and outstanding. Each share is entitled to cast one vote on the Merger. Approval of the Merger Agreement requires the vote of the holders of a majority of the outstanding Barret common shares, or 5,263 shares. For purposes of voting on the Merger, a failure to vote, an abstention and a no vote all have the effect of a vote against the Merger.

      Person's who are directors and officers of Barret beneficially own a total of 6,754 (64.2 percent) of Barret's outstanding shares, including 6,484 shares owned by the Estate of Paul Barret, Jr. for which two of Barret's directors serve as co-executors. The directors and the co-executors of the Estate of Paul Barret, Jr. have agreed to vote their shares in favor of the Merger.

      PLEASE FILL OUT AND MAIL THE ENCLOSED PROXY. If you properly execute a proxy and if it is received in time for the Special Meeting your proxy will be voted in accordance with the choice specified. If you complete a proxy but do not specify a choice, your proxy will be deemed a vote FOR the Merger.

      See below under the heading "The Merger -- The Merger Agreement -- The Exchange Ratio and The Election" for information on the Election Form for use in electing to receive cash and/or Trustmark common shares in connection with the Merger.

      Even if you give a proxy you have the power to revoke it before your shares are voted on the Merger. You may revoke your proxy by giving a later dated proxy, by submitting a written revocation to Barret's corporate secretary, or by revoking the proxy in person at the Special Meeting.

      Representatives of Barret may solicit proxies by mail, personal contact, telephone, telegram or other form of communication. These persons will not receive any special or additional compensation for soliciting proxies. If any Barret shares are held by nominees, fiduciaries or other custodians, those persons will be asked to forward soliciting materials to the beneficial owners of shares, and Barret will pay such nominees, fiduciaries and other custodians their reasonable out-of-pocket expenses.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      Barret has 10,525.982541 shares of common stock outstanding, owned by approximately 177 shareholders. The following is certain information about shares of persons beneficially owning more than five percent of Barret's outstanding shares.

                                         Amount and Nature
              Name of                 of Beneficial Ownership        Percent
          Beneficial Owner               (Number of Shares)         of Class
          ----------------            -----------------------       --------
     Estate of Paul Barret, Jr.(1)              6,484                  61.6
     Rebecca B. Matthews                          866                   8.2

(1) John P. Douglas, Jr. and Graves C. Leggett are co-executors of the Estate of Paul Barret, Jr., and are authorized to vote these shares. Mr. Douglas personally owns 62 shares. Mr. Leggett personally owns 8 shares.

INTERESTS OF CERTAIN PERSONS

      Certain officers and directors of Barret, Peoples, and Somerville may be deemed to have interests in the Merger that are in addition to their interests as shareholders of Barret generally. The board of directors of Barret was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger.

      Barret will enter into an agreement prior to the Merger to continue to pay directors John P. Douglas, Jr. Leggett, Hughes, Spencer, Wilder and Harvey directors' fees of $1,000 per month for their services as directors of Barret or any successor of Barret. This obligation will cease as to each director on the earlier of three years from the effective date of the Merger or the director's death. A director's fees can be terminated if a he competes with Barret (or any successor of Barret) within the Memphis metropolitan statistical area (including Fayette county) during this three-year period.

      The Merger Agreement provides that Trustmark will indemnify the present and former directors and officers of Barret and Peoples against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim arising out of actions or omissions occurring at or prior to the date of the Merger in an amount not to exceed the maximum scope of coverage and limits of the existing directors and officers liability insurance policies held by Barret and Peoples.

      Peoples previously entered into a performance compensation agreement with Charles M. Ennis. On the effective date of the Merger, Peoples shall be obligated to pay Mr. Ennis $386,850 with respect to his performance compensation agreement.

      Certain officers of Peoples and Somerville were granted options to purchase up to an aggregate of 115 shares of the common stock of Barret. At or prior to the Merger, these options will be terminated in exchange for cash payments of $1,961 per share, which represents the difference between $9,733 and the exercise price of the options.

                                   THE MERGER

BACKGROUND OF THE MERGER

      Historically, Peoples (formerly Barretville Bank & Trust Company) was majority owned and controlled by Mr. Paul Barret, Jr. Prior to 1960, Peoples acquired an ownership position in Somerville, when Tennessee law allowed equity ownership by a Tennessee bank of another Tennessee bank. By the early 1990's Peoples owned approximately 39.4% of Somerville, and Mr. Barret and a corporation owned by him separately owned approximately 15% of Somerville. In October 1997, Mr. Barret suffered a stroke and after that date was unable to participate in the business affairs of Peoples.

      In August 1998, the Peoples board of directors engaged a financial adviser to prepare an analysis of Peoples common stock, in order to evaluate a possible exchange of Somerville stock for Peoples stock. Based on the related tax, securities, operational and regulatory issues, the parties and their counsel determined that it would be necessary for Peoples to first form a one bank holding company that would acquire Peoples.

      Barret was formed in the fall of 1998 and acquired 100% of the common stock of Peoples in February 1999. Shareholders of Peoples who did not dissent from the transaction acquired one share of Barret common stock for each share of Peoples stock held by them. In May 1999, Barret acquired 100% of the common stock of Somerville. Shareholders of Somerville had the option of receiving either cash in the amount of $9,224 per share of Somerville common stock or common stock of Barret at an exchange ratio of 1.18682. After the acquisition of Somerville, Mr. Barret held approximately 61% of the outstanding shares of Barret common stock.

      Mr. Barret died in December 1999. Pursuant to the terms of Mr. Barret's will, all of his assets, including his ownership interest in Barret, are to be transferred to a charitable trust. This trust cannot hold over 20% of the shares of common stock of Barret for an extended period of time without violating certain regulations of the Internal Revenue Service regarding private foundations. In addition, the co-executors of the Estate of Paul Barret, Jr. (the "Estate") were concerned that the trust have a portfolio of diversified assets, rather than being concentrated in the stock of Barret.

      For these reasons, on July 7, 2000, the co-executors of the Estate, who are also members of the board of directors of Barret, advised the board of their decision to investigate the sale of the shares of Barret held by the Estate. The board agreed to investigate sale of Barret in a merger transaction.

      During July 2000, legal counsel, on behalf of Barret, contacted four community banks, six larger regional banks, and two individuals that Barret's board believed might be interested in acquiring Barret.

      Preliminary bids were received from one community bank and three regional banks, including Trustmark. Some of the preliminary bids were for cash, which would have made the transaction taxable to Barret's shareholders. The preliminary bid by the community bank was for stock, but was not pursued since the bidder's stock was not publicly traded. The preliminary bid from Union Planter's Corporation was the highest at $106 million, payable in Union Planters common stock.

      Barret and Union Planters entered into a letter of intent on August 8, 2000. Union Planters began its due diligence review of Barret, and Union Planters and Barret continued negotiating definitive terms. Ultimately, Barret and Union Planters were unable to reach a definitive agreement, and the letter of intent expired on September 29, 2000.

      On September 29, 2000, legal counsel for Barret contacted Trustmark and one other regional bank which had previously made a preliminary offer to purchase Barret. The two institutions conducted due diligence during the month of October 2000.

      Trustmark made an initial offer of $103 million on October 31, 2000, payable 50% in stock and 50% in cash. During November 2000, representatives for Trustmark and Barret negotiated definitive terms. As a result of those negotiations, the purchase price was adjusted to $102,450,000.

      On December 11, 2000, the board of directors of Barret met and reviewed the terms and conditions of the proposed Merger Agreement. The board unanimously approved the Merger Agreement and agreed to recommend its approval by Barret's shareholders. Trustmark signed the Merger Agreement on December 12 and the Merger was announced on December 13.

BARRET'S REASONS FOR ENTERING INTO THE MERGER

      The board of directors of Barret believes that the Merger is fair to, and in the best interests of, Barret and its shareholders. If the Merger is consummated, the shareholders of Barret will have the option to receive (1) a cash payment, (2) marketable shares in a much larger and more diversified company, or (3) a combination of the foregoing.

      The terms of the Merger are the result of arm's-length negotiations between representatives of Barret and Trustmark. In reaching its determination that the Merger and Merger Agreement are fair to, and in the best interest of, Barret and its shareholders, the Barret board of directors consulted with its advisers, as well as with Barret management, and considered a number of factors, including, without limitation, the following:

      (a) the board's familiarity with and review of Barret's business, financial condition, results of operations, and prospects, including, without limitation, its potential growth and profitability and the general business risks of continued operation as an separate entity;

      (b) information concerning the business, financial condition, and results of operations of Trustmark, including the recent performance of Trustmark common stock and the historical financial data of Trustmark;

      (c) the board's belief that the terms of the Merger Agreement are attractive in that the Merger Agreement allows Barret shareholders to elect to convert an illiquid asset into cash or into shares of an institution with publicly traded stock, whose capital base is strong and which has a history of paying dividends;

      (d) the comparison of the value to be received by holders of Barret common stock pursuant to the Merger Agreement in relation to expressions of interest from other prospective acquirers;

      (e) the expectation that the Merger will generally be a tax-free transaction to the extent Barret's shareholders receive shares of Trustmark common stock (see the heading "Federal Income Tax Consequences");

      (f) the current and prospective economic and regulatory environment and competitive constraints facing the banking and financial institutions in the market area of Barret's banking subsidiaries; and

      (g) the recent business combinations involving financial institutions, either announced or completed, during the past year in the United States, the State of Tennessee and contiguous states and the effect of such combinations on competitive conditions in the market area of Barret's banking subsidiaries.

      The Barret board of directors did not assign any specific or relative weights to the foregoing factors in their considerations.

TRUSTMARK'S REASONS FOR ENTERING INTO THE MERGER

      Trustmark's board of directors believes that the acquisition of Barret provides an opportunity for Trustmark to enter attractive, dynamic and growing markets contiguous to existing operations as well as protect and expand its existing DeSoto County franchise. In addition, this transaction represents an opportunity for Trustmark to generate additional deposits in a market where it does not presently have a significant market share. In evaluating the transaction, Trustmark's board of directors considered a variety of factors, including the respective results of operations, financial conditions and prospects of Trustmark and Barret; the compatibility and complementary nature of the respective businesses and managerial philosophies; and the prices paid in recent acquisitions of financial institutions.

THE MERGER AGREEMENT

      STRUCTURE OF THE TRANSACTION

      If the Merger is approved, Barret will be merged into Trustmark and Peoples will be merged into Trustmark Bank. Following the Merger, Barret and Peoples will cease to exist. Trustmark will succeed to the business formerly conducted by Barret and Trustmark Bank will succeed to the business formerly conducted by Peoples. Somerville will remain as a separate, wholly owned subsidiary of Trustmark.

      THE EXCHANGE RATIO AND THE ELECTION

      As a consequence of the Merger, you will have the right to elect to receive cash, Trustmark common stock or a combination of cash and Trustmark stock. Each share of Barret common stock converted into cash will be converted into $9,733 per share. Each share converted into Trustmark common stock will be converted into a number of shares of Trustmark common stock equal to the Exchange Ratio. The Exchange Ratio is equal to $9,733 divided by the "Average Trustmark Price." The Average Trustmark Price is the average closing price of Trustmark Common Stock quoted on the NASDAQ market for the five consecutive days ending three days prior to the date of the Special Meeting.

      The following chart computes the Exchange Ratio at various assumed Average Trustmark Prices. The computation of the shares being issued by Trustmark is based on 50 percent of the aggregate Merger Consideration of $102,450,000 being paid in cash and 50 percent in shares of Trustmark common stock.

AVERAGE TRUSTMARK              TRUSTMARK                      EXCHANGE RATIO
      PRICE                  SHARES ISSUED                   PER BARRET SHARE
-----------------            -------------                   ----------------
      $15.50                   3,304,839                         627.9394
       16.50                   3,104,546                         589.8825
       17.50                   2,927,143                         556.1749
       18.50                   2,768,919                         526.1114
       19.00                   2,696,052                         512.2662
       19.50                   2,626,923                         499.1313
       20.50                   2,498,780                         474.7834
       21.50                   2,382,558                         452.7005

      If the Average Trustmark Price is more than $21.50, Barret has the right to terminate the Merger Agreement. If the Average Trustmark Price is less than $15.50, Trustmark has the right to terminate the Merger Agreement.

      The Exchange Ratio will be adjusted if the number of Trustmark outstanding shares is changed prior to the effective date of the Merger due to any reclassification, recapitalization, stock split, stock dividend or similar transaction.

      Trustmark will not issue fractional shares in connection with the Merger. If you would otherwise have been entitled to receive a fractional share, you will receive cash in an amount equal to that fractional share multiplied by the Average Trustmark Price.

      Included in this Proxy Statement is an Election Form (see the __________ colored form) which you should use to elect to receive cash, Trustmark common stock, or a combination of cash and Trustmark common stock. You must complete this form and return it to Barret before the Special Meeting. If you do not return a properly executed Election Form before the Special Meeting, you will be deemed to have made an election to convert all of your Barret shares into shares of Trustmark common stock.

      If you submit an Election Form and later desire to change it, you may do so by submitting a properly executed, revised Election Form on or before the date of the Special Meeting.

      If you have any question concerning the completion of the Election Form, please contact Denna Krosp at Barret. Her phone number is (901) 829-4211.

      The Merger Agreement provides that regardless of how individual shareholders make their cash/stock elections, the total Merger Consideration will be payable 50 percent in cash and 50 percent in shares of Trustmark common stock. The Estate of Paul Barret, Jr., which owns 61.6 percent of the outstanding Barret shares, has agreed to elect the amount of cash and stock required to cause the overall Merger Consideration to be payable by Trustmark in this ratio.

      REPRESENTATIONS, WARRANTIES AND COVENANTS

      Pursuant to Article 4 of the Merger Agreement, Barret, Peoples and Somerville made various representations and warranties concerning their corporate and capital structures, financial condition, liabilities, legal and regulatory compliance, litigation and related matters. Representations and warranties were made by Trustmark and Trustmark Bank in Article 5. The continued truth and accuracy of these representations and warranties are conditions precedent to consummation of the Merger.

      SPECIAL AGREEMENTS

      Article 6 of the Merger Agreement sets out certain special agreements. These include:

      Pursuant to Section 6.1, prior to December 31, 2000, Barret was permitted to pay a cash dividend out of current operating profits not in excess of $1,578,900. If the Merger is not consummated on or before September 1, 2001, Barret will be entitled to pay a cash dividend out of current operating profit not in excess of $789,449. Except for the foregoing, Barret is not allowed to declare or pay any cash or other dividends to its shareholders prior to consummation of the Merger.

      Sections 6.2, 6.3, 6.4 and 6.5 of the Merger Agreement address the employment terms that will be offered to the existing employees of Peoples and Somerville.

      In Section 6.8, Barret's board of directors agreed to recommend that Barret's shareholders vote in favor of the Merger. The board will not be required to make a recommendation if, in the opinion of Barret's counsel, doing so would violate the board's fiduciary duties to its shareholders.

      Pursuant to Section 6.12, Trustmark has agreed to indemnify, defend and hold harmless the present and former directors and officers of Barret and Peoples against all claims, losses and liabilities in connection with any action, suit or proceeding arising out of actions or omissions occurring at or prior to the effective date of the Merger in an amount not to exceed the maximum scope of coverage and limits of the existing directors' and officers' liability insurance policy written by Fidelity & Deposit Insurance Company of Maryland.

      Pursuant to Section 6.13, Peoples and Somerville were permitted to pay normal and customary bonuses to their officers and employees for the calendar year 2000 in an amount not to exceed $382,000 for Peoples and $175,000 for Somerville.

      Pursuant to Section 6.14, Barret agreed to cooperate and use its best efforts to identify persons who may be deemed to be "Affiliates" of Barret and to cause those persons to execute Affiliate Agreements in favor of Trustmark.

      Pursuant to Section 6.16, Barret agreed to terminate its 115 outstanding options by making a cash payment to the option holders of $1,961 per share, which represents the difference between $9,733 and the exercise price of the options.

      BARRET'S COVENANTS

      In Article 7 of the Merger Agreement, Barret undertook certain obligations on its behalf and on behalf of Peoples and Somerville. These obligations include:

      (a) To allow Trustmark access to its records and properties (Section 7.2);

      (b) Not to encourage, solicit or negotiate any other "Acquisition Proposal" (as defined in the Merger Agreement) except as required to comply with its fiduciary obligations (Section 7.3);

      (c) To operate its business in substantially the same manner as such business is currently being operated and to use its best efforts to maintain the goodwill of its customers and suppliers (Section 7.4(a));

      (d) To notify Trustmark of any unusual or material problems or developments with respect to its business, financial condition, operations or assets (Section 7.4(f));

      (e) To use its best efforts to cooperate with Trustmark to bring about the transactions contemplated by the Merger Agreement (Section 7.4(g));

      (f) Not to incur any material obligation except in the ordinary course of business and to notify and consult with Trustmark before (1) incurring any expense or obligation above $25,000, (2) incurring any capital expenditure for any such entity in an amount in excess of $25,000 or (3) making any new loan or renewing any existing loan in excess of $500,000 (Section 7.5(a));

      (g) Not to increase the compensation of any director and, except for normal and customary increases in the compensation of officers and employees which do not exceed 3.5 percent in the aggregate, increase the compensation of any officer or employee or enter into or amend any contract of employment or enter into or amend any insurance, profit sharing, pension, severance pay, bonus, incentive, deferred compensation or retirement plan or arrangement (Section 7.5(b));

      (h) Not to sell, transfer or convey any of its investment securities or other assets outside the ordinary course of business (Section 7.5(d),(e));

      (i) Not to intentionally waive any material right, contractual or otherwise, or cancel or release any material debts or claims, whether or not in the ordinary course of business (Section 7.5(g));

      (j) Not to make, advance, extend or renew any loan or extension of credit to any officer, director or employee other than loans on terms and conditions prevailing for comparable transactions which present no unusual risks or features (Section 7.5(i));

      (k) Not to allow its consolidated capital, including goodwill, to fall below $85.9 million (Section 7.5(k)).

      TRUSTMARK'S COVENANTS

      Pursuant to Article 8 of the Merger Agreement, Trustmark and Trustmark Bank also undertook certain obligations in the Merger Agreement which include:

      (a) To cause the Bank Merger to be approved by the shareholder of Trustmark Bank (Section 8.1);

      (b) To prepare, as promptly as practical, all regulatory filings which are required to be made with respect to the Merger (Section 8.2);

      (c) To use their reasonable efforts to operate their businesses in substantially the same manner as currently being operated and to use their best efforts to maintain the goodwill of their depositors, customers and suppliers (Section 8.3(a));

      (d) To duly and timely file all reports and returns and similar documents and, unless contesting same by appropriate proceedings, pay all taxes and assessments (Section 8.3(b), (c));

      (e) To use their best efforts to bring about the transactions contemplated by the Merger Agreement (Section 8.3(d)); and

      (f) To notify Barret of any unusual or material problems or developments with respect to the business of either Trustmark or Trustmark Bank (Section 8.3(e)).

      CONDITIONS TO CONSUMMATION OF THE MERGER

          CONDITIONS TO TRUSTMARK'S OBLIGATIONS

      Pursuant to Article 9 of the Merger Agreement, Trustmark and Trustmark Bank are not required to consummate the Merger unless:

      (a) The representations and warranties of Barret, Peoples and Somerville remain true and correct and Barret, Peoples and Somerville comply with their covenants, agreements and undertakings in the Merger Agreement (Sections 9.1, 9.4);

      (b) The parties receive all required regulatory and governmental authority approvals (Section 9.2);

      (c) The Merger is approved by the board of directors and shareholders of Barret and Peoples (Section 9.3);

      (d) The acts, covenants, agreements and undertakings of Barret, Peoples and Somerville to be performed or complied with shall have been duly performed and caused to be complied with in all material respects (Section 9.4);

      (e) There has not occurred any material adverse change in the financial condition, tangible properties or prospects of Barret, Peoples or Somerville since December 31, 1999 (Section 9.5);

      (f) Trustmark and Trustmark Bank shall be satisfied that the Merger will qualify as a tax-free reorganization for federal income tax purposes
(Section 9.6);

      (g) Trustmark receives the closing opinion of Barret's counsel in form and in substance required by the Merger Agreement (Section 9.7);

      (h) Trustmark receives any third party consents necessary under the terms of any contracts of Barret, Peoples or Somerville; (Section 9.8); and

      (i) The representation of the Affiliates contained in the Affiliate Agreements are true and correct and the Affiliates have complied with their covenants set out therein (Section 9.9).

        CONDITIONS TO BARRET'S OBLIGATIONS

      Pursuant to Article 10 of the Merger Agreement, Barret is not required to consummate the Merger unless:

      (a) The representations and warranties of Trustmark and Trustmark Bank are true and correct (Section 10.1);

      (b) The parties have received all required regulatory and governmental authority approvals (Section 10.2);

      (c) The Merger has been approved by the boards of director of Trustmark and the board of directors and shareholder of Trustmark Bank (Section 10.3);

      (d) Barret receives the opinions of counsel to Trustmark required by the Merger Agreement including an opinion that the Merger will qualify as tax-free reorganization for federal income tax purposes (Section 10.4);

      (e) Trustmark and Trustmark Bank have complied with their covenants, agreements and undertakings in the Merger Agreement (Section 10.5); and

      (f) There has been no material adverse change in the financial condition of Trustmark or Trustmark Bank subsequent to December 31, 1999 (Section 10.6).

      TERMINATION

      Pursuant to Article 11 of the Merger Agreement, the Merger Agreement may be terminated and the Merger abandoned at any time prior to it being consummated without liability on the part of any party as follows:

      (a) By the mutual consents of the boards of directors of Barret and Trustmark;

      (b) By Trustmark, if a governmental authority shall, at any time, fail to approve the transactions contemplated by the Merger Agreement or shall have instituted and not dismissed court proceedings to restrain or prohibit such transactions and such court proceedings shall not have been resolved prior to September 28, 2001;

      (c) By either party, if the Merger has not been consummated by September 28, 2001, without the fault of such party;

      (d) By either Trustmark or Barret, if the shareholders of Barret fail to approve the Merger at the Special Meeting;

      (e) By either party, if the other party breaches a material representation, warranty or obligation set forth in the Merger Agreement which is not cured within 30 days after notice.

      In addition, if the Average Trustmark Price is more than $21.50, Barret has the right to terminate the Merger Agreement. If the Average Trustmark Price is less than $15.50, Trustmark has the right to terminate the Merger Agreement.

                              TRUSTMARK CORPORATION

GENERAL

      Trustmark is a one-bank holding company which owns 100 percent of the outstanding common shares of Trustmark Bank. The principal executive offices of Trustmark are located in the Trustmark National Bank Building, 248 East Capitol Street, Jackson, MS 39201, Telephone No. (601) 354-5111.

      Through Trustmark Bank and its subsidiaries, Trustmark provides a broad range of banking, investment and insurance services. If you would like a more complete description of the business of Trustmark, its historical financial condition and results of operations, its summary of quarterly results of operations, and its management's discussion and analysis of financial condition and results of operations, you should, among other things, review the following information all of which is incorporated by reference into this document: (i) Trustmark's annual report on Form 10-K for the year ended December 31,1999; (ii) Trustmark's quarterly reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 2000; (iii) Trustmark's proxy statement in connection with its 2000 annual shareholders' meeting; and (iv) the information contained in the registration of Trustmark's common shares filed under the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating this information. Copies of any of these documents can be obtained from Trustmark by written or oral request directed to Trustmark Corporation, 248 East Capitol Street, Jackson, MS 39201, Attn: Gerard R. Host, phone number (601) 949-6651.

      Trustmark files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC: Public Reference Room, 450 Fifth Street, N. W., Room 1024, Washington, D.C. 20549; New York Regional Office, 7 World Trade Center, Suite 1300, New York, NY 10048; Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 800-SEC-0330. The SEC maintains an internet website that contains reports, proxy statements and other information about Trustmark and other issuers who file electronically with the SEC. The address of the site is http://www.sec.gov. Trustmark also maintains a website from which you can obtain copies of the reports referenced above. The address of Trustmark's website is http://www.trustmark.com.

SELECTED FINANCIAL DATA

      The following table presents, on a historical basis, selected consolidated financial data for Trustmark. This information is based upon the consolidated financial statements of Trustmark incorporated herein by reference. Results for the nine months ended September 30, 2000, are not necessarily indicative of results to be expected for the entire year. All adjustments necessary to arrive at a fair statement of results of interim operations of Trustmark, in the opinion of management of Trustmark, have been made. All information is in thousands, except per share data.

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,
                                                     (UNAUDITED)                           YEAR ENDED DECEMBER 31,
                                               ------------------------  ----------------------------------------------------------
                                                  2000         1999        1999        1998        1997        1996        1995
                                               -----------   ----------  ----------  ----------  ----------  ----------  ----------
CONSOLIDATED STATEMENTS OF INCOME
Total interest income                          $   363,702   $  332,112  $  448,509  $  420,100  $  376,892  $  358,063  $  348,341
Total interest expense                             186,724      149,085     205,079     191,900     172,887     164,006     162,741
                                               -----------   ----------  ----------  ----------  ----------  ----------  ----------
Net interest income                                176,978      183,027     243,430     228,200     204,005     194,057     185,600
Provision for loan losses                            7,511        6,062       9,072       7,771       4,682       5,783       2,439
Noninterest income                                  95,384       76,019     101,943      86,990      73,424      66,974      59,467
Noninterest expenses                               142,637      140,116     187,071     178,321     165,784     157,818     151,288
                                               -----------   ----------  ----------  ----------  ----------  ----------  ----------
Income before income taxes and cumulative
     effect of change in accounting principle      122,214      112,868     149,230     129,098     106,963      97,430      91,340
Income taxes                                        41,913       38,877      51,236      45,784      35,899      32,291      31,582
                                               -----------   ----------  ----------  ----------  ----------  ----------  ----------
Income before cumulative effect of
     change in accounting principle                 80,301       73,991      97,994      83,314      71,064      65,139      59,758
Cumulative effect of change in
      accounting principle                          (2,464)
                                               -----------   ----------  ----------  ----------  ----------  ----------  ----------
Net income                                     $    77,837   $   73,991  $   97,994  $   83,314  $   71,064  $   65,139  $   59,758
                                               ===========   ==========  ==========  ==========  ==========  ==========  ==========
PER SHARE DATA
Basic and diluted earnings per share
     before cumulative effect of
     change in accounting principle            $      1.16   $     1.03  $     1.36  $     1.14  $     0.98  $     0.93  $     0.86
Cumulative effect of change
     in accounting principle, net of tax             (0.03)
                                               -----------   ----------  ----------  ----------  ----------  ----------  ----------
Earnings per share (basic and diluted)         $      1.13   $     1.03  $     1.36  $     1.14  $     0.98  $     0.93  $     0.86
                                               ===========   ==========  ==========  ==========  ==========  ==========  ==========

Cash dividends per share                       $      0.38   $     0.32  $     0.44  $     0.35  $     0.29  $     0.25  $     0.22
                                               ===========   ==========  ==========  ==========  ==========  ==========  ==========

                                                    SEPTEMBER 30,
                                                     (UNAUDITED)                               DECEMBER 31,
                                               ------------------------  ----------------------------------------------------------
                                                  2000         1999        1999        1998        1997        1996        1995
                                               -----------   ----------  ----------  ----------  ----------  ----------  ----------
CONSOLIDATED BALANCE SHEETS
Total assets                                   $ 6,805,556   $6,656,961  $6,743,404  $6,355,190  $5,545,158  $5,193,684  $4,992,592
Securities                                       2,113,922    2,080,421   2,174,201   1,946,509   2,007,399   1,953,202   1,842,325
Loans                                            4,110,718    3,927,240   4,014,935   3,702,318   2,983,655   2,634,573   2,572,091
Deposits                                         3,961,202    3,748,212   3,924,796   3,946,397   3,818,949   3,597,436   3,530,045

                                 BARRET BANCORP
GENERAL

      Barret, incorporated in Tennessee in 1998, is a bank holding company registered pursuant to the Bank Holding Company Act of 1956, as amended. At September 30, 2000, Barret had consolidated total assets of approximately $516 million and shareholders' equity of approximately $86 million. As of February 17, 1999, Barret acquired all of the stock of the former Barretville Bank & Trust Company, and then changed its name to Peoples Bank. As of May 7, 1999, Barret acquired all of the stock of Somerville. Peoples and Somerville provide a variety of banking and financial services to businesses and individuals. Barret's and Peoples' headquarters and principal banking office are located at 9105 Barret Road, Millington, Tennessee. Somerville's headquarters and principal banking office is located at 16790 Highway 64, Somerville, Tennessee. In addition to its main office, Peoples has seven branch offices located in Arlington, Bartlett, Collierville, Lakeland and Millington, Tennessee.
In addition to its main office, Somerville has four branch banking offices located in Somerville, Hickory Withe and Rossville.

EMPLOYEES

      As of ________________, 2001, Barret had no full-time employees, Peoples had approximately 99 full-time employees, and Somerville had approximately 58 full-time employees. The employees are not represented by a collective bargaining unit. Barret believes its relationship with its employees is good.

CUSTOMERS

      It is the opinion of management that there is no single customer or affiliated group of customers whose business, if lost, would have a material adverse effect on the business of Barret.

PROPERTIES

      Barret has its principal offices in its headquarters building at 9105 Barret Road, Millington, Tennessee 38053, which is owned and occupied by Peoples. Each of Peoples and Somerville own the properties which house their branches.

LEGAL PROCEEDINGS

      Peoples and Somerville are involved in routine litigation, arising in the ordinary course of business. None of the legal proceedings currently pending or threatened against Peoples or Somerville will have, in the opinion of management of Peoples and Somerville, respectively, a material effect on the business, financial condition or results of operations of the two banks.

BANKING

      Each of Peoples and Somerville conducts its business as a commercial bank, with special emphasis on retail banking, including the acceptance of checking and savings deposits and the making of commercial, real estate, personal, home improvement, automobile and other installment and term loans. Each bank also offers collection, notary public, escrow and other customary bank services to their customers.

INVESTMENT IN BANKS

      Peoples and Somerville are wholly owned subsidiaries of Barret. In addition, Barret owns approximately 4.99% of First State Bank in Henderson, Tennessee. As of September 30, 2000, First State Bank had total assets of $131 million, shareholders' equity of $23 million, and year to date net income of $943,000. Barret periodically receives income from these investments in the form of dividends.

COMPETITION

      All phases of Barret's banking activities are highly competitive. Barret competes actively with commercial banks, as well as finance companies, credit unions and other financial institutions located in its service area which is within Shelby and Fayette Counties, Tennessee.

OWNERSHIP OF BARRET COMMON STOCK

      As of _________________, 2001, Barret's records indicated the following number of shares were beneficially owned by (i) all persons who beneficially own 5% or more of Barret common stock, (ii) each person who is a director or executive officer of Barret, and (iii) all directors and executive officers as a group.

                           NAME AND ADDRESS OF                             AMOUNT AND NATURE OF                    PERCENT
                             BENEFICIAL OWNER                              BENEFICIAL OWNERSHIP                   OF CLASS
                           -------------------                             --------------------                   --------
          (i)   The Estate of Paul Barret, Jr.(1)                                  6,484                            61.6%

                Rebecca Matthews                                                     866                             8.2%
                           8998 Barret Rd.
                           Millington, TN  38053

          (ii)  John P. Douglas, Jr.(2)                                            6,546                            62.2%
                           348 Greenway Place
                           Memphis, TN  38117

                Charles M. Ennis(3)                                                  136                             1.3%
                           P.O. Box 306
                           Millington, TN  38083

                Graves C. Leggett(4)                                               6,492                            61.7%
                           8143 Austin Peay
                           Millington, TN  38053

                G.K. Spencer                                                           5                                *
                           8483 Rosemark Rd.
                           Millington, TN  38053

                John S. Wilder                                                         5                                *
                           4775 Hwy 59
                           Mason, TN  38049

                John D. Douglas                                                       52                                *
                           309 Old Jernigan Rd.
                           Somerville, TN  38068-1641

                James H. Shelton                                                       2                                *
                           15745 Hwy 64
                           Somerville, TN  38068-6121

          (iii) All Directors and Executive Officers as a
                Group (7 persons)                                                  6,754                             64.2%

----------

*Less than 1%

(1) The estate of Paul Barret, Jr. holds 6,484 shares. The co-executors of the estate are John P. Douglas, Jr. & Graves Leggett.

(2)  Includes 6,484 shares held as co-executor of the estate of Paul Barret, Jr.

(3)  Includes 123 shares held in IRA accounts for Mr. Ennis or his spouse.

(4)  Includes 6,484 shares held as co-executor of the estate of Paul Barret, Jr.

BARRET SELECTED FINANCIAL DATA

      The following table presents, on a historical basis, selected financial data for Barret Bancorp. This information is based upon the financial statements for Barret Bancorp. Results for the nine months ended September 30, 2000, are not necessarily indicative of results to be expected for the entire year. All adjustments necessary to arrive at a fair statement of results of interim operations of Barret Bancorp, in the opinion of management of Barret Bancorp, have been made. All information is thousands, except per share data.

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,
                                            (UNAUDITED)                             YEAR ENDED DECEMBER 31,
                                      ------------------------  ---------------------------------------------------------------
                                         2000         1999         1999         1998         1997         1996         1995
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
CONSOLIDATED STATEMENTS OF INCOME
Total interest income                 $    27,641  $    24,340  $    33,254  $    29,908  $    28,223  $    26,240  $    23,940
Total interest expense                     13,610       10,550       14,663       12,269       11,766       10,869       10,883
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net interest income                        14,031       13,790       18,591       17,639       16,457       15,371       13,057
Provision for loan losses                     958          437          619          908          651          210          937
Noninterest income                          2,747        2,689        3,230        4,988        2,150        2,957        2,817
Noninterest expenses (includes
   minority interest)                       8,464        7,660       11,094       12,317       10,209        9,844        9,635
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before income taxes                  7,356        8,382       10,108        9,402        7,747        8,274        5,302
Income taxes                                2,303        2,149        2,947        3,486        2,600        2,470        1,315
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income                            $     5,053  $     6,233  $     7,161  $     5,916  $     5,147  $     5,804  $     3,987
                                      ===========  ===========  ===========  ===========  ===========  ===========  ===========

PER SHARE DATA

Basic and Diluted earnings per share  $    476.72  $    585.15  $    716.10  $    591.60  $    514.70  $    580.40  $    398.70
                                      ===========  ===========  ===========  ===========  ===========  ===========  ===========

Cash dividends per share              $      --    $      --    $    150.00  $    100.00  $    100.00  $     25.00  $     11.00
                                      ===========  ===========  ===========  ===========  ===========  ===========  ===========


                                            SEPTEMBER 30,
                                             (UNAUDITED)                                  DECEMBER 31,
                                      ------------------------  ---------------------------------------------------------------
                                          2000         1999         1999         1998         1997         1996         1995
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
CONSOLIDATED BALANCE SHEETS
Total assets                          $   516,590  $   497,130  $   516,101  $   440,432  $   393,551  $   372,505  $   365,047
Securities                                139,675      155,216      155,004      127,746      102,500       98,775      106,008
Loans                                     316,372      288,189      302,971      225,268      218,419      198,854      182,891
Deposits                                  409,663      383,061      406,398      345,723      306,699      291,550      282,642

MARKET PRICES OF AND DIVIDENDS PAID ON BARRET STOCK

      There are 10,525.982541 shares of Barret common stock issued and outstanding held by approximately 177 shareholders. There is no active trading market for these shares. To the knowledge of Barret's management, the only sales of Barret shares which have taken place during the last 24 months are issuances or redemptions by Barret or transfers among shareholders of Barret. Shares redeemed by Barret and transfers among employees from January 1 to February 29, 2000, were at $7,772 per share. Shares issued or redeemed by Barret and transfers among employees from March 1 to August 31, 2000 were at $7,470 per share.

      Barret has paid the following dividends per share during the last five years:

                    2000                             $150.00
                    1999                             $150.00
                    1998                             $100.00
                    1997                             $100.00
                    1996                             $ 25.00

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Barret should be read in conjunction with the consolidated financial statements, accompanying footnotes, and other supplemental financial information appearing herein.

BALANCE SHEET
COMPARISON OF 2000 TO 1999

Total assets increased $489 thousand from December 31, 1999 to September 30, 2000. The asset growth from 1999 to 2000 is comparable to the growth rate over the 5 year period of 1993 through 1998. Most of the asset growth during this period has been in the loan portfolio which was partially offset by a decrease in investment securities. Non-earning assets reflect a minor increase of 1% ($323 thousand).

Loans

Commercial real estate loans comprise a significant portion of the loan portfolio at 37.5% ($121 million) of total loans and have remained constant since December 31, 1999. Residential real estate loans have increased 7.7% ($8.9 million) from December 31, 1999 to September 30, 2000. The increase in residential real estate loans is due to new residential subdivisions becoming available for home construction in Barret's primary market areas.

Investment securities

The securities portfolio, the second largest of Barret's asset categories, experienced a 9.9% ($15.3 million) decrease from December 31, 1999 to September 30, 2000. At September 30, 2000, securities of US Government, US Agency and states and political subdivisions comprised 99% of the combined securities portfolio. The decrease in investment securities is due to continuing strong loan demand. Federal funds sold increased 66% ($5.6 million) due primarily to converting noninterest-bearing cash into Federal funds.

Deposits and other borrowings

From December 31, 1999 to September 30, 2000, deposits increased 1% ($3.3 million). The largest increase in deposits from 1999 to 2000 occurred in time deposits. Noninterest-bearing deposits exhibited a minor decrease. During 2000, Barret repaid $9 million in borrowings from the Federal Home Loan Bank.

COMPARISON OF 1999 AND 1998

Total assets increased 17.2% ($75.7 million) from December 31, 1998 to December 31, 1999. The asset growth from 1998 to 1999 is at a greater rate than the growth rate over the previous 5-years. Most of the asset growth in the past year has been in the loan portfolio with less growth occurring in investment securities. Non-earning assets have increased 114% ($17.2 million) due primarily to goodwill associated with the acquisition of Somerville, significant investments in technology and construction of new branches.

Loans

Commercial real estate loans comprise a significant portion of the loan portfolio at 40.3% ($124.7 million) of total loans and have grown at a significantly faster rate than residential real estate loans in terms of dollars ($74.7 million) and percentage change (149%) from December 31, 1998 to 1999. The increase in commercial real estate loans is due to development of new residential subdivisions and commercial development in Barret's primary market areas.

Investment securities

The securities portfolio, the second largest of Barret's asset categories, experienced a 21.3% ($27.3 million) increase from December 31, 1998 to 1999. The securities portfolio is heavily weighted toward U.S. Government agency securities and obligations of states and political subdivisions. At December 31, 1999, such securities comprised 99% of the combined securities portfolio. Federal funds sold decreased 83.9% ($44 million) due primarily to Barret's cash needs related to its acquisition of Somerville, the redemption of Peoples' shares and increased loan demand.

Deposits and other borrowings

Prior to 1999, the Company relied solely on deposits to fund its demand for loans. From December 31, 1998 to December 31, 1999, deposit volumes increased 17.6% ($60.7 million). The largest volume increase in deposits from 1998 to 1999 occurred in time and savings deposits. Other interest bearing demand deposits increased slightly while noninterest bearing deposits showed a minor decrease. During 1999, Barret borrowed $24 million in funds from the Federal Home Loan Bank to meet loan demand.

INCOME STATEMENT
COMPARISON OF 2000 TO 1999

Barret's net income decreased from $6.2 million for the nine months ended September 30, 1999 to $5.1 million for the nine months ended September 30, 2000. An increase in total interest income of $3.3 million was partially offset by an increase in interest expense of $3 million and an increase in the provision for loan losses of $521 thousand. Credit quality remains stable with non-performing loans at the same level from year to year. The number of full-time equivalent employees remained stable from September 30, 1999 to September 30, 2000.

Net Interest Income

Net interest income, the largest component of revenue, increased 2% ($241 thousand) to $14 million. The increase is directly related to the increase in earning assets. The net interest margin of 3.64% for the nine months ended September 30, 2000, showed a slight increase from the 3.20% reported in the same period in 1999.

Provision for Loan Losses

The provision for loan losses recorded for the nine months ended September 30, 2000 of $958 thousand is $521 thousand more than the provision recorded in the nine months ended September 30, 1999. Though loan quality indicators have remained stable, the provision recorded in the first nine months of 2000 was increased representative of inherent risk accompanying loan growth. The allowance for loan losses is maintained at a level representative of management's estimate of loss inherent in the loan portfolio.

Noninterest Income

Noninterest income for the nine months ended September 30, 2000, is virtually unchanged from the amount reported for the nine months ended September 30, 1999.

Noninterest Expense

Barret's noninterest expense increased 10.5% ($804 thousand) when the nine months ended September 30, 2000 is compared with the nine months ended September 30, 1999. This growth was due to an increase in depreciation and goodwill amortization. From September 30, 2000 to September 30, 1999, the number of full-time equivalent employees was stable.

COMPARISON OF 1999 AND 1998

Barret's net income for the year ended December 31, 1999 was $7.2 million compared with $5.9 million in 1998. An increase in total interest income of $3.3 million was partially offset by an increase in interest expense of $2.4 million. Credit quality remained stable with non-performing loans at the same level from year to year. The number of full-time equivalent employees remained stable from December 31, 1998 to December 31, 1999.

Net Interest Income

Net interest income, the largest component of revenue, increased 5.4% ($952 thousand) to $18.6 million. The increase is directly related to the increase in the volume of interest-earning assets and deposit funding sources. The net interest margin of 3.93% for the year ended December 31, 1999 demonstrates an insignificant decrease from the 3.94% reported for 1998.

Provision for Loan Losses

The provision for loan losses recorded for the year ended December 31, 1999 of $619 thousand is $289 thousand less than the provision recorded in 1998 and represents a return to the level recorded in 1997. During 1999, loan quality indicators remained stable. The balance of non-performing loans has remained substantially level from year to year. As a result of the provision recorded in 1999, the allowance for loan losses is maintained at a level representative of management's estimate of loss inherent in the loan portfolio.

Noninterest Income

Noninterest income for 1999 decreased 35% ($1.8 million) from the amount reported for 1998 due to the recognition of a $3.1 million gain from the sale of other real estate owned in 1998, partially offset by increases in fee income for 1999 of $1 million.

Noninterest Expense

Barret's noninterest expense decreased 10% ($1.22 million) from 1998 to 1999 due to a decrease in accumulated earnings tax and minority interest in earnings of subsidiary. From December 31, 1998 to December 31, 1999, the number of full-time equivalent employees was stable.

COMPARISON OF 1998 AND 1997

Barret's net income for the year ended December 31, 1998 increased from $5.1 million in 1997 to $5.9 million. An increase in interest income was partially offset by an increase in the provision for loan losses of $257 thousand. Credit quality remains stable with non-performing loans at the same level from year to year. Net interest income increased $1.2 million to $17.6 million. The 7% increase is directly related to the increase in the volume of interest-earning assets and deposit funding sources. The net interest margin of 3.94% for the year ended December 31, 1998 highlights a decrease from the 5.06% reported for 1997 as the result of a decrease in the effective rate on earning assets.

The provision for loan losses recorded for the year ended December 31, 1998 of $908 thousand is $257 thousand greater than the provision recorded in 1997 and was representative of higher charge-offs taken during 1998, as well as the increase in loan volume. The allowance for loan losses is maintained at a level representative of management's estimate of loss inherent in the loan portfolio.

Noninterest income for 1998 increased $2.8 million from the amount reported for 1997 due to the recognition of a gain from the sale of other real estate owned.

Barret's noninterest expense increased $2 million from 1997 to 1998 due to an accrual for voluntary severance compensation of $861 thousand and a $550 thousand provision for accumulated earnings taxes. From December 31, 1997 to December 31, 1998, the number of full-time equivalent employees was stable.

                         EXCHANGE OF BARRET CERTIFICATES

      Promptly after the Merger is accomplished, Trustmark will send you instructions on how to exchange your Barret shares for cash and/or Trustmark shares. YOU SHOULD NOT SEND IN YOUR BARRET STOCK CERTIFICATES UNTIL THESE INSTRUCTIONS ARE SENT.

      If your Barret stock certificates have been lost or destroyed you will be required to provide Trustmark with an affidavit certifying such loss or destruction and an indemnity bond (such as a lost or stolen securities bond) to protect Trustmark from the risk that the purportedly lost or destroyed certificate(s) have been validly transferred to a third party.

      Until you surrender your certificate(s) or provide an indemnity bond you will not receive any of the Merger Consideration to which you are entitled. You will also not receive any dividends or other distributions with respect to any Trustmark shares to which you are entitled. The shares and the amounts due you will be sent to you, without interest, once you have submitted your shares or the required indemnity bond.

                        RIGHTS OF DISSENTING SHAREHOLDERS

      The following is a summary of the provisions of Tennessee law governing the rights of Barret shareholders to dissent from the Merger. This summary is qualified in its entirety by the provisions of the Tennessee Business Corporations Act ("TBCA") attached as Annex B. Any Barret shareholder entitled to vote on the Merger Agreement has the right to dissent and receive payment of the fair value of such shareholder's shares of Barret stock upon compliance with Sections 48-23-101 through 48-23-302 of the TBCA.

FILING WRITTEN OBJECTION AND VOTE AGAINST THE MERGER

      Any shareholder intending to enforce the right to dissent must not vote in favor of the Merger and must file written notice of the shareholder's intent to demand payment for the shareholder's shares (the "Objection Notice") with the corporate secretary of Barret before the vote is taken at the Special Meeting. The Objection Notice must state that the shareholder intends to demand payment for the shareholder's shares if the Merger is effected. A vote against approval of the Merger will not, in and of itself, constitute an Objection Notice satisfying the requirements of Section 48-23-202 of the TBCA. A failure to vote will not constitute a waiver of dissenters' rights as long as the requirements of Sections 48-23-101 through 48-23-302 of the TBCA are complied with. HOWEVER, ANY SHAREHOLDER WHO EXECUTES A PROXY AND WHO DESIRES TO PURSUE DISSENTERS' RIGHTS MUST MARK THE PROXY "DISAPPROVE." IF THE PROXY IS LEFT BLANK IT WILL BE DEEMED TO BE A VOTE TO "APPROVE" THE MERGER.

      A shareholder may not dissent as to less than all of the shares that the shareholder beneficially owns. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. A beneficial owner asserting dissenters' rights to shares held on such owner's behalf must submit to Barret written consent of the record shareholder to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

NOTICE OF THE EFFECTIVE DATE

      If the Merger Agreement is approved, each shareholder who has filed an Objection Notice will be sent a "Dissenters' Notice" within ten days after the Special Meeting. The Dissenters' Notice will (i) state where dissenting shareholders must (a) send the Payment Demand (as defined below) and where and when they must (b) deposit their common stock certificates, (ii) inform holders of uncertificated shares of the extent of any restrictions on the transferability of such shares, (iii) be accompanied by a form for demanding payment that includes the date of the first announcement to the news media or to Barret's shareholders of the terms of the proposed Merger, (iv) set a date by which Barret must receive the Payment Demand, which may not be fewer than one month or more than two months after the date the Dissenters' Notice is delivered, and (v) be accompanied by a copy of Sections 48-23-101 through 48-23-302 of the TBCA, unless a copy has previously been sent.

WRITTEN DEMAND

      Within the time prescribed in the Dissenters' Notice, a shareholder electing to dissent must make a demand for payment (the "Payment Demand"), certify whether the shareholder acquired beneficial ownership of the shares before December 13, 2000 (the date of the first public announcement of the principal terms of the Merger Agreement), and deposit the shareholder's common stock certificates in accordance with the terms of the Dissenters' Notice. Upon filing the Payment Demand and depositing the common stock certificates, the shareholder will retain all other rights of a shareholder until these rights are canceled or modified by consummation of the Merger. A Payment Demand may not be withdrawn unless Barret consents to such withdrawal. Failure to comply with these procedures will cause the shareholder to lose the right to demand payment for the shares under the TBCA. Consequently, any shareholder who desires to exercise dissenters' rights is urged to consult such shareholder's legal advisor before attempting to exercise such rights.

      As soon as the Merger is consummated, or upon receipt of a Payment Demand, Barret shall, pursuant to Section 48-23-206, pay to each dissenting shareholder who has complied with the requirements of Section 48-23-204 of the TBCA the amount that Barret estimates to be the fair value of his shares, plus accrued interest. Section 48-23-206 of the TBCA requires the payment to be accompanied by (i) certain financial statements of Barret, (ii) a statement of Barret's estimate of fair value of the shares and an explanation of how the interest was calculated, (iii) a statement of the dissenter's rights to demand payment, and
(iv) a copy of Sections 48-23-101 through 48-23-302 of the TBCA, unless a copy has previously been sent.

      As authorized by Section 48-23-208, Barret may withhold any payments with respect to any shares (the "after-acquired shares") held by a dissenting shareholder which were not held by such shareholder on December 13, 2000, the date of the first public announcement of the terms of the Merger. When payments are so withheld, Section 48-23-208(b) requires Barret, after the Merger, to send to each holder of the after-acquired shares an offer to pay the holder, in satisfaction of the holder's claim, an amount equal to Barret's estimate of the fair value of the shares, plus accrued interest, together with an explanation of the calculation of interest and a statement of the holder's right to demand payment under Section 48-23-209.

      If the Merger is not consummated within two months after the date set for demanding payment and depositing the common stock certificates, Barret shall return the deposited common stock certificates and release the transfer restrictions imposed on uncertificated shares. If, after returning deposited common stock certificates and releasing transfer restrictions, the Merger is consummated, Barret must send a new Dissenters' Notice and repeat the procedure set forth above.

      If the dissenting shareholder believes that the amount paid by Barret pursuant to Section 48-23-206 or offered under Section 48-23-208 is less than the fair value of such shareholder's shares or that the interest due is calculated incorrectly, or if Barret fails to make payment (or, if the Merger has not consummated, Barret does not return the deposited common stock certificates or release the transfer restrictions imposed on uncertificated shares) within two months after the date set in the Dissenters' Notice, then the dissenting shareholder may, within one month after (i) Barret made or offered payment for the shares or failed to pay for the shares, or (ii) Barret failed to return deposited common stock certificates or release restrictions on uncertificated shares timely, notify Barret in writing of the dissenting shareholder's own estimate of the fair value of such shares (including interest due) and demand payment of such estimate (less any payment previously received). Failure to notify Barret in writing of a demand for payment within one month after Barret made or offered payment for such shares will constitute a waiver of the right to demand payment.

APPRAISAL

      If Barret and the dissenting shareholder cannot agree on a fair price within two months after Barret receives such a demand for payment, Barret is required to institute judicial proceedings in a court of record with equity jurisdiction in Shelby County, Tennessee (the "Court") to fix (i) the fair value of the shares immediately before consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, and (ii) the accrued interest.

      The "fair value" of the common stock could be more than, the same as, or less than the $9,733 per share value for Barret stock provided for in the Merger Agreement.

      Barret must make all dissenters whose demands remain unsettled parties to the proceeding, and all such parties must be served with a copy of the petition. The Court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. The Court is required to issue a judgment for the amount, if any, by which the fair value of the shares, as determined by the Court, plus interest, exceeds the amount paid by Barret or for the fair value, plus accrued interest, of such shareholder's after-acquired shares for which Barret elected to withhold payment. If Barret does not institute such proceeding within such two month period, Barret shall pay each dissenting shareholder whose demand remains unsettled the respective amount demanded by each shareholder.

PAYMENT AND COSTS

      The Court will assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser (but excluding fees and expenses of counsel and experts) against Barret, except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may assess fees and expenses of counsel and experts in amounts the Court finds equitable:
(i) against Barret, if the Court finds that Barret did not substantially comply with the relevant requirements of the TBCA, or (ii) against either Barret or any dissenting shareholder, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the Court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters and that the fees of such counsel should not be assessed against Barret, the Court may award reasonable fees to such counsel to be paid out of amounts awarded to benefitted dissenters.

      The foregoing is a summary of the applicable provisions of the TBCA with which shareholders must comply to exercise their dissenters' rights. This summary is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such sections, which are included as Annex B hereof.

NOTICES

      Dissenting shareholders of Barret should send any communications regarding their rights to 9105 Barret Road, Millington, Tennessee 38053, Attention:
Secretary. All such communications should be signed by or on behalf of the dissenting Barret shareholder in the form in which the shares are registered on the books of Barret.

IF YOU DESIRE TO EXERCISE DISSENTERS' RIGHTS, YOU SHOULD CAREFULLY REVIEW THE TBCA AND CONSULT WITH YOUR LEGAL ADVISOR BEFORE EXERCISING OR ATTEMPTING TO EXERCISE SUCH RIGHTS.

                         FEDERAL INCOME TAX CONSEQUENCES

      The following federal income tax discussion addresses certain of the important federal income tax consequences of the Merger. This discussion does not necessarily address all aspects of federal income taxation that may be applicable to you and does not address the effect of any applicable state, local or foreign tax laws.

      You are urged to consult your own tax advisor as to the particular tax consequences of the Merger to you.

      The following discussion is based on the Internal Revenue Code of 1986, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practices, and judicial precedent. All of these are subject to change. If any change occurs, it may be retroactive and could alter the tax consequences of the Merger.

      The discussion is also based on certain factual representations of Barret, its shareholders, Trustmark and Trustmark Bank. If any of these representations are inaccurate, the tax consequences of the Merger could differ from those described below.

      The Merger Agreement provides that as a condition to Trustmark's obligation to consummate the Merger it must be satisfied that the Merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code. Barret's obligation to consummate the Merger is conditional upon it receiving the opinion of Brunini, Grantham, Grower & Hewes, PLLC, counsel to Trustmark, to that effect.

      The substance of Brunini, Grantham, Grower & Hewes' opinion will be that:
(i) no gain or loss will be recognized by Barret's shareholders as a result of the exchange of such shares for Trustmark common shares (except as discussed below with respect to the cash received in lieu of fractional shares), (ii) the tax basis of the Trustmark shares to be received by Barret's shareholders shall be the same as the basis in the Barret shares exchanged for the Trustmark shares (reduced by the amount of cash received and increased by the amount of cash received treated as a dividend and the amount of any gain), (iii) the holding period of the Trustmark shares to be received by Barret's shareholders will include the holding period of the Barret shares exchanged for the Trustmark shares (provided that the Barret shares are held as a capital asset), (iv) the payment of cash in lieu of fractional Trustmark shares will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Trustmark (with cash payments being treated as distributions in full payment in exchange for the shares redeemed, subject to the provisions of Section 302 of the Internal Revenue Code), and (v) the cash received by Barret's shareholders electing to receive cash for some or all of their Barret shares or exercising dissenters' rights of appraisal will be treated as having been received by such shareholders as a distribution in redemption of such shareholder's stock, subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

      Barret does not intend to waive receipt of a favorable tax opinion as a condition to its obligation to consummate the Merger.

                              ACCOUNTING TREATMENT

      Trustmark will account for the Merger under the purchase method of accounting. Under this method, the total value of the consideration being given to Barret's shareholders will be allocated to Barret's assets and liabilities based upon their estimated fair values, and the results of operations of Barret will be included in the results of operations of Trustmark only for periods subsequent to the Merger.

                       RESALES OF TRUSTMARK COMMON SHARES

      The Trustmark common shares to be issued to Barret shareholders in connection with the Merger have been registered under the Securities Act of 1933. Nevertheless, there are certain restrictions on resales of Barret shares by persons who are "affiliates" of Barret.

      Persons who may be deemed Affiliates of Barret generally include individuals or entities that control, are controlled by or are under common control with Barret. These include certain officers, directors and principal shareholders of Barret. In general, for a period of one year following the Merger, persons who were Affiliates of Barret at the time the Merger was voted on and who do not become Affiliates of Trustmark may trade the Trustmark shares acquired in the Merger; however, during any three-month period these persons cannot sell more than one percent of the number of Trustmark shares outstanding and must make all sales in "brokerage" transactions. After this one-year period, these persons may generally trade the Trustmark shares acquired in the Merger without limitation.

      One percent of Trustmark's outstanding shares will be in excess of 670,000 shares following the Merger. For this reason, the foregoing limitation on the quantity of shares which may be sold by Affiliates should have no practical effect on Barret shareholders other than the Estate of Paul Barret, Jr. to the extent it receives Trustmark common stock in the Merger.

      Trustmark common shares issued pursuant to the Merger to persons who are not affiliates of Barret should be freely tradeable without restriction.

                         REGULATORY AUTHORITY APPROVALS

      The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve Board and the Tennessee Department of Financial Institutions. The Bank Merger is subject to the approval of Comptroller of the Currency. Applications have been submitted to these agencies. Trustmark and Barret have agreed to use their best efforts to obtain all required regulatory approvals. There can be no assurance when these regulatory approvals will be obtained, whether they will be obtained or that litigation will not be filed challenging such approvals.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS

      Barret shareholders who exchange all or a portion of their Barret shares for shares of Trustmark common stock will become shareholders of Trustmark, and their rights will, accordingly, be determined by Trustmark's articles of incorporation and bylaws and the Mississippi Business Corporations Act ("MBCA") instead of by Barret's articles and bylaws and the Tennessee Business Corporations Act ("TBCA").

      The following is a summary of certain material differences in the rights of holders of Trustmark and Barret common stock. This summary is necessarily general and does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the MBCA, the TBCA and the articles of incorporation and the bylaws of each corporation.

SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS; VACANCIES

      Under the MBCA and Trustmark's articles of incorporation, the size of the Trustmark board of directors is determined by a vote of a majority of its directors or by the shareholders. The board of directors is not divided into classes.

      Trustmark's bylaws provide that vacancies may be filled by the affirmative vote of a majority of the directors remaining in office. Each director chosen to fill a vacancy will hold office until the next annual shareholders' meeting and until his successor is elected and qualified.

      Barret's bylaws provide that the number of directors shall be determined by the directors. The board of directors is not divided into classes. Barret's bylaws provide that vacancies may be filled by a vote of the majority of the remaining directors.

REMOVAL OF DIRECTORS

      The MBCA provides that unless the articles provide that a director may be removed only for cause, any director may be removed, with or without cause, by the vote of the shareholders (or, in the case of a director elected by a separate voting class, by vote of that class); however, if cumulative voting is authorized, a director cannot be removed if votes which would be sufficient to elect him are voted against his removal.

      The TBCA is similar to the MBCA with respect to removal of directors; however, the TBCA additionally provides that if provided for in the articles, any or all of the directors may be removed for cause by a vote of a majority of the entire board of directors. This action is currently not authorized in Barret's articles.

SHAREHOLDER NOMINATIONS

      Trustmark's bylaws provide that a shareholder nomination for a position as director must be submitted, along with certain information, to the Chairman of the Board not less than 14 nor more than 50 days prior to the meeting. Provided, if less than 21 days notice of the meeting is given to shareholders, the nomination must be submitted no later than 7 days after the notice of meeting is given.

      Barret has no bylaw provisions relating to shareholder nominations.

BOARD ACTION WITHOUT A MEETING

      The MBCA provides that an action that otherwise might be taken at a board of directors' meeting can be taken without a meeting if the action is pursuant to a written consent signed by all members of the board of directors.

      The TBCA provides that action taken without a meeting must only have the vote of the number of directors that would be necessary to authorize the action at a meeting.

CUMULATIVE VOTING

      Under the MBCA shareholders are entitled to cumulative voting in the election of directors unless otherwise provided in the articles. Trustmark does not prohibit cumulative voting in its articles so Trustmark's shareholders are entitled to cumulative voting.

      Under the TBCA shareholders do not have the right to cumulative voting in the election of directors unless provided for in the articles. Barret does not provide for cumulative voting in its articles so Barret's shareholders are not entitled to cumulative voting.

AMENDMENTS TO ARTICLES

      Under the MBCA, Trustmark may amend its articles of incorporation upon approval by the board of directors and, unless the board of directors specifies a different voting requirement, approval of at least a majority of the votes entitled to be cast and a majority of any separate class entitled to vote as a separate voting group. Certain ministerial amendments can be made without shareholder approvals.

      Under the TBCA, an amendment of Barret's articles of incorporation requires board of director approval and, unless the board of directors specifies a different voting requirement, a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights, and otherwise by a majority of the votes cast with respect to the amendment. As with the MBCA, certain ministerial amendments can be adopted without shareholder approval.

MERGER; SHARE EXCHANGE; SALE OF ASSETS

      Under the MBCA, Trustmark, as a Mississippi corporation, can engage in a merger or share exchange with either a domestic or foreign: corporation, limited partnership, general partnership, limited liability partnership, limited liability company, joint venture, joint stock company, business trust or any other association or legal entity organized to conduct business.

      Under the TBCA, a Tennessee corporation may engage in a merger with a for-profit or non-profit corporation, a limited liability company, or a domestic or foreign limited partnership.

      Under the TBCA, a Tennessee corporation may engage in a share-exchange with another domestic or foreign corporation or domestic or foreign limited partnership.

      Pursuant to the MBCA, shareholder approval is required for a sale, lease, exchange or other disposition of a corporation's assets, other than in the usual and regular course of business, if the disposition leaves the corporation without a significant continuing business activity. A corporation is presumed to have retained a significant continuing business activity if it retains an activity that represents at least 25 percent of total assets and 25 percent of either income from continuing operations or revenues from continuing operations for the applicable period.

      Under the TBCA, a corporation is required to obtain shareholder approval if it sells, leases, exchanges or otherwise disposes of all, or substantially all, of its property otherwise than in the usual and regular course of business.

APPRAISAL AND DISSENTERS' RIGHTS

      Under the MBCA, a shareholder exercising dissenters' rights is entitled to be paid the fair value of the corporation's shares determined immediately before the effectuation of the corporate action. The MBCA specifically provides that such valuation is to be accomplished without discounting for lack of marketability of the shares or the minority status of the shareholder.

      The TBCA leaves the determination of fair value to the courts.

      In connection with a merger, a shareholder under the MBCA is entitled to dissent only if the shareholder is entitled to vote on the merger or share-exchange; however, appraisal rights are not available to any shareholder in a merger with respect to shares of any class or series that remain outstanding after consummation of the merger, and appraisal rights are not available in connection with a merger of a 90 percent or greater owned subsidiary into its parent.

      With respect to a share-exchange, under the MBCA, shareholders of the corporation being acquired are entitled to appraisal rights if the shareholder is entitled to vote on the exchange, except that appraisal rights are not available to any shareholder with respect to any class or series of shares of the corporation that is not exchanged.

      Under the MBCA, a shareholder of a corporation engaged in a disposition of its assets is entitled to dissent if the shareholder is entitled to vote on the disposition of assets.

      Under the TBCA, a shareholder is entitled to appraisal rights with respect to a plan of merger, share-exchange or sale of assets if the shareholder is entitled to vote on the transaction; however, a shareholder is not entitled to dissent from a sale of assets for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

      Shareholders under the MBCA are entitled to dissent in connection with an amendment to a corporation's articles if the amendment reduces the shareholder's share ownership to a fractional share and the corporation has the right or obligation to purchase the fractional interest.

      Shareholders under the TBCA are entitled to dissent in connection with an amendment to a corporation's articles if the amendment materially and adversely affects rights in respect of their shares because it alters or abolishes a preferential right of the shares; creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares; alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; excludes or limits the rights of the shares to vote on any other matter, or to accumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

      Under the MBCA, subject to certain exceptions, appraisal rights are not available for holders of any class or series of shares listed on the New York Stock Exchange, the American Stock Exchange or designated as a national market system security by NASDAQ or, if not so listed or designated, has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than 10 percent of the shares.

      Under the TBCA, appraisal rights are not available to a shareholder as to any shares which, as of the date of the effectuation of the transaction, are listed on an exchange registered under Section 6 of the Securities and Exchange Act of 1934, as amended, or is a national market system security, as defined in rules promulgated pursuant to the Securities and Exchange Act of 1934, as amended.

      Under the MBCA, appraisal rights which would otherwise not be available, are available under certain specified conditions where the merger, share-exchange or asset sale is with a person who is, or at any time within a one-year period preceding the approval of the transaction by the board of directors was, the beneficial owner of 20 percent or more of the voting power of the corporation, had the power to elect 25 percent or more of the directors, or was an executive officer or director of the corporation.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

      Pursuant to Article VI, Section 2 of the bylaws of Trustmark, the corporation may indemnify or reimburse the expenses of any person against all reasonable expenses incurred in connection with any litigation or proceeding in which such person may have been involved because he is or was a director (including honorary or advisory directors) officer or employee of the corporation or of any other firm, corporation or organization which he served in any such capacity at the request of Trustmark. Provided, such person shall have no right to indemnification or reimbursement in relation to any matters in which he is finally adjudged to have been guilty of or liable for negligence or willful misconduct in the performance of his duties; and, provided further, that no person shall be so indemnified or reimbursed in relation to any administrative proceeding or action instituted by any appropriate bank regulatory agency which proceeding or action results in a final order assessing civil monetary penalties or requiring affirmative action by an individual or individuals in the form of payments to the corporation.

      In addition, pursuant to the MBCA, directors and officers are entitled to indemnification if they are wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person is a party because he was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. A corporation may indemnify an individual who is a party to a proceeding because he is or was a director or officer against a liability incurred in the proceeding if the person conducted himself in good faith and he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and, in all other cases, that his conduct was not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful or, he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation's articles of incorporation. Unless ordered by a court, a corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct specified above, or, in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

      A corporation may, additionally, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by the director or officer who is a party to a proceeding under certain circumstances.

      Barret's bylaws provide indemnification for officers and directors to the fullest extent permitted by law against all expenses, judgments, liabilities and amounts paid in settlement actually and necessarily incurred in connection with the defense or settlement of a claim, suit or proceeding in which the person is involved by reason of serving is such capacity unless adjudged to be liable for negligence or misconduct in the performance of the person's duty.

      The TBCA permits indemnification of directors and officers for expenses (including attorneys' fees) incurred in a proceeding and amounts paid or incurred in satisfaction of judgments, fines and settlements of any proceedings (other than derivative actions) if such person acted in good faith and reasonably believed that his or her conduct was in the best interests of the corporation (or, in some circumstances, at least not opposed to its best interests) and, in connection with a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may not, under the TBCA, indemnify a director if he or she was adjudged liable to the corporation in a derivative action or if he was adjudged liable on the basis that he received an improper personal benefit. Unless limited by its charter, the TBCA requires indemnification of a director or officer for his reasonable expenses if he is wholly successful in defense of a proceeding brought because he was a director or officer. The TBCA states that a company can provide for additional indemnification in its charter or bylaws, except that no indemnification may be made if a final adjudication adverse to the director or officer establishes his liability (a) for any breach of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or
(c) for unlawful distributions under the TBCA.

      In addition, Barret's articles provide that, to the fullest extent permitted by law, no director shall be liable to the corporation or its shareholders for a breach of fiduciary duties.

BUSINESS COMBINATION STATUTES

      The Tennessee's Business Combination Act provides that an interested shareholder (defined as a person beneficially owning, either directly or indirectly, 10% or more of the voting securities in a Tennessee corporation) cannot engage in a business combination with that corporation unless the transaction takes place at least five years after the interested shareholder first became an interested shareholder and unless either the transaction (a) is approved by at least two-thirds of the shares of the corporation not beneficially owned by the interested shareholder, or (b) satisfies certain fairness conditions specified in the Act relating to the price to be paid to the non-interested shareholders in such transactions.

      The prohibition does not apply if the business combination or the transaction resulting in the shareholder becoming an interested shareholder is approved by the target corporation's board of directors before that entity becomes an interested shareholder.

      Mississippi's Shareholder Protection Act, which is similar to the Tennessee Business Combination Act, is not applicable to bank holding companies.

      The Tennessee Control Share Acquisition Act ("TCSAA") takes away the voting rights of a purchaser's shares any time an acquisition of shares in a Tennessee corporation brings the purchaser's voting power to 20%, 33 1/3% or more than 50% of all voting power in such corporation. The purchaser's voting rights can be maintained or re-established only by a majority vote of all the shares entitled to vote generally with respect to the election of directors other than those shares owned by the acquirer and the officers and inside directors of the corporation. The TCSAA applies only to a corporation that has adopted a provision in its charter or bylaws declaring that the TCSAA will apply. Barret's articles provide that it is not subject to the TCSAA.

      Mississippi's Control Share Act, which is similar to the TCSAA, does not apply to bank holding companies.

TAKEOVER BID DISCLOSURE STATUTES

      The Tennessee Investor Protection Act (the "TIPA") provides that unless a Tennessee corporation's board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a tender offer for a class of equity securities of the offeree company if, after completion, the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless the offeror, before making such purchase, makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company; makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities; and files with the Tennessee Commissioner of Commerce and Insurance (the "Commissioner") and the offeree company a statement signifying such intentions and containing such additional information as may be prescribed by the Commissioner. The offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offer also must accept securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If such an offeror varies the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer. Any person making a takeover offer involving a Tennessee corporation must file a registration statement with the Commissioner and send a copy of the registration statement by certified mail to the offeree company. The registration statement shall contain such information as set forth in the statute. The TIPA does not apply to an offer involving a vote by holders of equity securities of the offeree company, pursuant to its charter, on a merger, consolidation or sale of corporate assets in consideration of the issuance of securities of another corporation, or on a sale of its securities in exchange for cash or securities of another corporation.

      The TIPA does not apply to the Merger because the Barret board of directors has recommended adoption of the Merger to its shareholders.

      Mississippi has no similar takeover disclosure act.

                                 LEGAL OPINIONS

      The validity of the Trustmark common shares to be issued in connection with the Merger will be passed upon by Brunini, Grantham, Grower & Hewes, PLLC, counsel to Trustmark. Brunini, Grantham, Grower & Hewes, PLLC will also issue the corporate and tax opinions on behalf of Trustmark required by the Merger Agreement. Brunini, Grantham, Grower & Hewes, PLLC, its pension plan and its current and former members have a substantial direct and indirect stock ownership interest in Trustmark.

                                     EXPERTS

      The consolidated financial statements of Trustmark and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, incorporated by reference in this Proxy Statement and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

      The consolidated financial statements of Barret as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been included in this Proxy Statement and Registration Statement in reliance upon the report of Cannon Ivy PLLC, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                     ANNEX A

                                Merger Agreement

                          AGREEMENT AND PLAN OF MERGER


                                BETWEEN AND AMONG


                              TRUSTMARK CORPORATION

                             TRUSTMARK NATIONAL BANK


                                       AND


                              BARRET BANCORP, INC.

                                  PEOPLES BANK

                         SOMERVILLE BANK & TRUST COMPANY

                          AGREEMENT AND PLAN OF MERGER

                                TABLE OF CONTENTS


1. DEFINITIONS..............................................................   A - 6
   1.1   "Affiliate ........................................................   A - 6
   1.2   "Affiliate Agreement ..............................................   A - 6
   1.3   "Business Day .....................................................   A - 6
   1.4   "Closing ..........................................................   A - 6
   1.5   "Closing Date .....................................................   A - 6
   1.6   "Company Common Stock .............................................   A - 6
   1.7   "Company Options ..................................................   A - 6
   1.8   "Effective Date ...................................................   A - 6
   1.9   "FDIC .............................................................   A - 7
   1.10  "FRB ..............................................................   A - 7
   1.11  "GAAP .............................................................   A - 7
   1.12  "material" or "materially .........................................   A - 7
   1.13  "Mergers ..........................................................   A - 7
   1.14  "OCC ..............................................................   A - 7
   1.15  "Party ............................................................   A - 7
   1.16  "Peoples Common Stock ..............................................  A - 7
   1.17  "Person ...........................................................   A - 7
   1.18  "Subsidiaries .....................................................   A - 7
   1.19  "TDFI .............................................................   A - 7
   1.20  "Trustmark Common Stock ..........................................    A - 7
   1.21  "Trustmark Bank Common Stock ......................................   A - 7

2. THE MERGERS AND RELATED MATTERS .........................................   A - 7

3. CONVERSION OF COMPANY COMMON STOCK ......................................   A - 8
   3.1   Election Procedures and Exchange of Shares ........................   A - 8
   3.2   Limitation on Elections ...........................................   A - 8
   3.3   Form of Election ..................................................   A - 9
   3.4   Change in Election; Revocation ....................................   A - 9
   3.5   Distribution of Trustmark Stock and Cash ..........................   A - 9
   3.6   Fractional Shares .................................................   A - 9
   3.7   Market Price Fluctuations .........................................   A - 9
   3.8   Calculations and Adjustments ......................................   A - 9
   3.9   Lost or Destroyed Certificates ....................................   A - 9

4. REPRESENTATIONS AND WARRANTIES OF SELLERS ...............................  A - 10
   4.1    Organization and Power ..........................................   A - 10
   4.2    Authorization ...................................................   A - 10
   4.3    Capitalization ..................................................   A - 10
   4.4    Ownership of Other Organizations ................................   A - 11
   4.5    Company Financial Statements and Other Reports ..................   A - 11
   4.6    Absence of Undisclosed Liabilities ..............................   A - 11
   4.7    Compliance with Laws; Permits ...................................   A - 11
   4.8    Tax Liability ...................................................   A - 11
   4.9    Taxes ...........................................................   A - 11
   4.10   Assets Employed; Title to Properties ............................   A - 12
   4.11   Contracts and Commitments .......................................   A - 12
   4.12   Benefit and Employee Matters ....................................   A - 12

   4.13   Litigation ......................................................   A - 13
   4.14   Brokers, Finders, or Advisers ...................................   A - 13
   4.15   Insurance .......................................................   A - 13
   4.16   Loans ...........................................................   A - 13
   4.17   Allowance for Loan Losses .......................................   A - 13
   4.18   Investments .....................................................   A - 13
   4.19   Intellectual Property ...........................................   A - 14
   4.20   Absence of Certain Changes ......................................   A - 14
   4.21   Vote Required ...................................................   A - 14
   4.22   Environmental Matters............................................   A - 14
   4.23   Full Disclosure .................................................   A - 15
   4.24   Disclosure Documents ............................................   A - 15

5. REPRESENTATIONS AND WARRANTIES OF BUYERS ...............................   A - 15
   5.1    Organization, Power and Authorization ...........................   A - 15
   5.2    Absence of Conflict .............................................   A - 16
   5.3    Capitalization ..................................................   A - 16
   5.4    Financial Statements and Other Reports ..........................   A - 16
   5.5    Absence of Undisclosed Liabilities ..............................   A - 16
   5.6    Compliance with Laws; Permits ...................................   A - 16
   5.7    Taxes ...........................................................   A - 17
   5.8    Assets Employed .................................................   A - 17
   5.9    Exchange Act Filings ............................................   A - 17
   5.10   Governmental and Judicial Consents and Approvals ................   A - 17
   5.11   Litigation ......................................................   A - 17
   5.12   Brokers, Finders, or Advisers ...................................   A - 18
   5.13   Absence of Certain Changes ......................................   A - 18
   5.14   Full Disclosure .................................................   A - 18
   5.15   Disclosure Documents ............................................   A - 18

6. SPECIAL AGREEMENTS .....................................................   A - 18
   6.1    Dividends .......................................................   A - 18
   6.2    Employment ......................................................   A - 19
   6.3    Peoples 401(k) Plan .............................................   A - 19
   6.4    Other Benefit Plans .............................................   A - 19
   6.5    Post Retirement Medical Benefits ................................   A - 19
   6.6    Confidentiality .................................................   A - 19
   6.7    Payment of Expenses .............................................   A - 19
   6.8    Recommendation of Directors; Voting of Shares ...................   A - 19
   6.9    Public Announcements ............................................   A - 19
   6.10   Further Assurance ...............................................   A - 19
   6.11   Tax Representations .............................................   A - 20
   6.12   Indemnification .................................................   A - 20
   6.13   Bonus Plan ......................................................   A - 20
   6.14   Affiliate Agreement .............................................   A - 20
   6.15   Current Information .............................................   A - 20
   6.16   Termination .....................................................   A - 20

7. COVENANTS OF SELLERS PENDING CLOSING....................................   A - 20
   7.1    Shareholders' Meeting ...........................................   A - 20
   7.2    Access to Properties and Records.................................   A - 21
   7.3    Solicitation of Further Offers...................................   A - 21
   7.4    Other Affirmative Covenants......................................   A - 21
   7.5    Negative Covenants of Seller.....................................   A - 21


8.  COVENANTS OF BUYERS PENDING CLOSING.....................................  A - 22
    8.1    Shareholder Action ..............................................  A - 22
    8.2    Application to Regulatory Authorities............................  A - 22
    8.3    Affirmative Covenants ...........................................  A - 22

9.  CONDITIONS PRECEDENT TO BUYERS' OBLIGATION TO CLOSE ...................   A - 23
    9.1   Warranties and Representations at Closing .......................   A - 23
    9.2   Governmental Authority Approval .................................   A - 23
    9.3   Corporate Approval ..............................................   A - 23
    9.4   Compliance with Undertakings ....................................   A - 23
    9.5   No Material Adverse Change ......................................   A - 23
    9.6   Federal Income Taxation .........................................   A - 23
    9.7   Opinion of Counsel ..............................................   A - 23
    9.8   Consents to Assignments .........................................   A - 24
    9.9   Affiliate Agreement .............................................   A - 24
    9.10  Closing Certificate .............................................   A - 24

10. CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE ..................   A - 24
    10.1  Warranties and Representations at Closing .......................   A - 24
    10.2  Governmental Authority Approval .................................   A - 24
    10.3  Corporate Approval ..............................................   A - 25
    10.4  Federal Income Taxation .........................................   A - 25
    10.5  Compliance with Undertakings ....................................   A - 25
    10.6  No Material Adverse Change ......................................   A - 25
    10.7  Opinion of Counsel ..............................................   A - 25
    10.8  Closing Certificate .............................................   A - 25

11. CLOSING ...............................................................   A - 25
    11.1  Mergers .........................................................   A - 25

12. TERMINATION ...........................................................   A - 26

13. MISCELLANEOUS .........................................................   A - 26
    13.1  Survival ........................................................   A - 26
    13.2  Applicable Law ..................................................   A - 26
    13.3  Notices and Communications ......................................   A - 26
    13.4  Headings and Exhibits ...........................................   A - 27
    13.5  Benefit .........................................................   A - 27
    13.6  Partial Invalidity ..............................................   A - 27
    13.7  Waiver ..........................................................   A - 27
    13.8  Counterparts ....................................................   A - 27
    13.9  Interpretation ..................................................   A - 27
    13.10 Time of the Essence .............................................   A - 27
    13.11 Entire Agreement ................................................   A - 28

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger ("Agreement") is executed as of the 12th day of December, 2000, between and among TRUSTMARK CORPORATION, a Mississippi corporation ("Trustmark"), TRUSTMARK NATIONAL BANK, a national banking association ("Trustmark Bank") (Trustmark and Trustmark Bank hereinafter sometimes collectively referred to as the "Buyers") and BARRET BANCORP, INC., a Tennessee corporation ("Company"), PEOPLES BANK, a Tennessee banking corporation ("Peoples"), and SOMERVILLE BANK & TRUST COMPANY, a Tennessee banking corporation ("Somerville") (Company, Peoples, and Somerville are hereinafter sometimes collectively referred to as "Sellers").

                                    RECITALS

     A. The Proposed Transaction. This Agreement provides for a business combination to be effected through the merger of Company with and into Trustmark, with Trustmark as the surviving corporation.

     This Agreement also provides for a business combination to be effected through the merger of Peoples with and into Trustmark Bank, with Trustmark Bank being the surviving bank.

     Somerville is a wholly-owned Tennessee state-chartered banking subsidiary of Company, which, upon the consummation of the merger of Company into Trustmark, will become a wholly-owned Tennessee state-chartered banking subsidiary of Trustmark.

     B. Board Approvals. The respective boards of directors of Company, Peoples, Somerville, Trustmark, and Trustmark Bank have each determined that the transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals, and have approved such transactions and believe them to be in the best interests of their respective shareholders.

     C. Intended Tax Treatment. The parties intend the Mergers (as hereafter defined) to be treated as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code").

     D. Intended Accounting Treatment. The parties intend the Mergers to be accounted for under the purchase accounting method.

        1. DEFINITIONS

        As used in this Agreement, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

        1.1 "Affiliate" shall mean an officer, director, or greater than ten percent (10%) shareholder of Company.

        1.2 "Affiliate Agreement" shall mean the form of letter agreement to be executed by each of the Affiliates of Company and attached hereto as Exhibit "C."

        1.3 "Business Day" shall mean a day on which Trustmark Bank is open for business and which is not a Saturday, Sunday, or legal bank holiday.

        1.4 "Closing" shall have the meaning set forth in Article 11.

        1.5 "Closing Date" shall have the meaning set forth in Article 11.

        1.6 "Company Common Stock" means the outstanding common stock, par value $100.00 per share, of Company.

        1.7 "Company Options" means the outstanding incentive stock options to acquire 125 shares of Company Common Stock pursuant to existing Company stock option plans.

        1.8 "Effective Date" means, as to the Company Merger, the date and time specified in Articles of Merger filed with the Secretary of State of the State of Mississippi and the Secretary of State of the State of Tennessee pursuant to the provisions of Article 11 of the Mississippi Business Corporation Act and Chapter 21 of the Tennessee Business Corporation Act.

        As to the Bank Merger, "Effective Date" means the date and time specified in the approval of Bank Merger to be issued by the OCC.

        1.9 "FDIC" means that agency of the United States of America known as the Federal Deposit Insurance Corporation, or any successor United States governmental agency which insures deposits of commercial banks.

        1.10 "FRB" means that agency of the United States of America which acts in the capacity of a governmental central bank known as the Federal Reserve System represented by actions of its Board of Governors, having regulatory authority over bank holding companies, or any successor United States governmental agency performing the function of exercising such regulatory authority.

        1.11 "GAAP" means generally accepted accounting principles.

        1.12 "material" or "materially" when used with reference to Sellers shall be understood to mean a breach of any representation, warranty or covenant contained in this Agreement which, separately or in the aggregate with any other such breach, does or could result in a cost, loss, detriment or obligation in excess of $500,000 on a pre tax basis. Provided, however, with reference to the representations, warranties and covenants of Buyers contained in this Agreement, "material" and "materially" shall have the meaning normally accorded such terms considering the relative importance of such representation, warranty or covenant in the context of an organization of the type of and size of Buyers. Any reduction in the book value of Company or Trustmark which may result by virtue of a change in the market valuation of investment securities held by Company, Peoples, Somerville, Trustmark, or Trustmark Bank shall not constitute a material adverse change in the condition, financial or otherwise, of Company or Trustmark.

        1.13 "Mergers" means the Company Merger and the Bank Merger described in
Article 2.

        1.14 "OCC" means that bureau of the United States Department of the Treasury known as the Office of the Comptroller of the Currency having regulatory authority over Trustmark Bank, or any successor United States governmental agency performing the function of exercising such regulatory authority.

        1.15 "Party" shall mean Trustmark, Trustmark Bank, Company, Peoples, or Somerville, and "Parties" shall mean Trustmark, Trustmark Bank, Company, Peoples, and Somerville.

        1.16 "Peoples Common Stock" means the outstanding common stock, par value $100.00 per share, of Peoples.

        1.17 "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

        1.18 "Subsidiaries" shall mean Peoples and Somerville.

        1.19 "TDFI" means the Department of Financial Institutions of the State of Tennessee having regulatory authority over Peoples and Somerville, or any successor Tennessee governmental agency exercising such regulatory authority.

        1.20 "Trustmark Common Stock" means the outstanding common shares, no par value, of Trustmark.

        1.21 "Trustmark Bank Common Stock" means the outstanding common stock, par value $5.00 per share, of Trustmark Bank.

        2. THE MERGERS AND RELATED MATTERS. Pursuant to this Agreement and the Company Merger Agreement in the form attached as Exhibit "A," Company shall be merged with and into Trustmark under the charter of Trustmark (the "Company Merger"). As a result of and as part of the Company Merger and subject to the adjustments and limitations provided for in Sections 3.2, 3.6, 3.7 and 3.8 of this Agreement, on the Effective Date of the Company Merger each of the issued and outstanding shares of the Company Common Stock as of the date of Company's special shareholders' meeting (the "Meeting Date") called to vote on the Company Merger shall be converted into cash or shares of Trustmark Common Stock on the basis described in

Article 3 herein. As a consequence of the Company Merger, all assets of Company, including one hundred percent (100%) of the outstanding common stock of Somerville, as they exist at the Effective Date, shall pass to and vest in Trustmark without any conveyance or other transfer, and Trustmark shall be responsible for all of the liabilities of every kind and description of Company as of the Effective Date. At the Effective Date, Somerville shall become a wholly-owned Tennessee state-chartered banking subsidiary of Trustmark.

        Immediately following the Company Merger and pursuant to this Agreement and the Bank Merger Agreement in the form attached as Exhibit "B," Peoples shall be merged with and into Trustmark Bank under the Charter of Trustmark Bank (the "Bank Merger"). As a result of and as part of the Bank Merger, on the Effective Date of the Bank Merger each of the issued and outstanding shares of the Peoples Common Stock shall be canceled and retired and shall cease to exist. As a consequence of the Bank Merger, all assets of Peoples, as they exist at the Effective Date, shall pass to and vest in Trustmark Bank without any conveyance or other transfer, and Trustmark Bank shall be responsible for all of the liabilities of every kind and description of Peoples as of the Effective Date.

        3. CONVERSION OF COMPANY COMMON STOCK

        3.1 Election Procedures and Exchange of Shares.

            (a) Right to Elect Type of Consideration; Election. Subject to the provisions of Sections 3.2, 3.6, 3.7 and 3.8 hereof, each holder of shares of Company Common Stock as of the Meeting Date shall be given the opportunity to elect, in accordance with the procedures set forth in Section 3.3 hereof (the "Election"), to convert their shares of Company Common Stock into either:

                (i) cash in an amount equal to $9,733.00 per share for all of the shares of Company Common Stock owned by such holder of record as of the Meeting Date (the "Available Cash Election"); or

                (ii) shares of Trustmark Common Stock in an amount equal to the Exchange Ratio times the number of shares of Company Common Stock owned by such holder of record as of the Meeting Date (the "Share Election"). The Exchange Ratio shall be equal to (A) $102.45 million, minus the cash payable pursuant to the Available Cash Election, (B) which Result is then divided by the average closing bid/asked market price (computed on the basis of the last trade of the day) of Trustmark shares as reported in the National Association of Securities' Dealers Automated Quotation System ("NASDAQ") for National Market Issues for the five (5) consecutive Trading Days preceding the three (3) Trading Days prior to the Meeting Date ("Average Trustmark Price"), (C) which quotient is then divided by the number of shares of Company Common Stock outstanding on the Effective Date as to which a Share Election is made. For purposes of this Agreement the term "Trading Day" means any day on which the NASDAQ is open for trading; or

                (iii) a combination of cash and Trustmark Common Stock for all of the shares of Company Common Stock owned by such holder of record as of the Meeting Date (the "Combination Election") in the proportions specified by such holder. In the event a Company shareholder makes a Combination Election, the amount of cash to be received for each share of Company Common Stock converted into cash shall be computed in accordance with Section 3.1(a)(i) and the amount of Trustmark Common Stock to be received for each share of Company Common Stock converted into Trustmark Common Stock shall be computed in accordance with
Section 3.1(a)(ii).

        3.2 Limitation on Elections. If, based on the Elections, the total cash payable to holders of Company Common Stock (including cash payable in lieu of fractional shares and cash payable to dissenters to the Company Merger) would be greater or less than fifty percent of the total value of the cash and Trustmark Common Stock to be issued in connection with the Merger (the "Merger Consideration") (with the Trustmark Common Stock valued at the closing price thereof as of the Effective Date), Trustmark shall first have the right to adjust the cash and Trustmark Common Stock to be issued to the Estate of Paul Barret, Jr. (or its successors) so that the total cash payable to holders of Company Common Stock (including cash payable in lieu of fractional shares and cash payable to dissenters to the Company Merger) shall be equal to fifty percent of the Merger Consideration. For purposes of the calculation contained herein, all dissenting shareholders shall be deemed to have received cash in an amount equal to the amount of the Available Cash Election for such shares.

        If, after making this adjustment, the total cash payable to holders of Company Common Stock (including cash payable in lieu of fractional shares and cash payable to dissenters to the Company Merger) would still be greater or less than fifty percent of the Merger Consideration, Trustmark shall next have the right to proportionally adjust the cash and Trustmark Common Stock to be issued to all holders of Company Common Stock so that the total cash payable to holders of Company Common Stock (including cash payable in lieu of fractional shares and cash payable to dissenters to the Company Merger) shall be equal to fifty percent of the Merger Consideration.

        3.3 Form of Election. Forms for making the Election (the "Forms of Election"), shall be mailed to holders of Company Common Stock as part of the proxy statement (the "Proxy Statement") for the shareholders' meeting of the Company called to consider the Company Merger. The Forms of Election must be properly completed and returned to the Company on or before the Meeting Date in accordance with the instructions applicable thereto. Any holder of shares of Company Common Stock who does not return a properly executed Form of Election on or before the Meeting Date (a "Non-Electing Shareholder") shall be deemed to have made a Share Election. If the Company Merger is approved, the Company shall furnish Trustmark with the original Forms of Election as soon as is practicable following the shareholders' meeting of the Company.

        3.4 Change in Election; Revocation. Any holder of Company Common Stock may, at any time, change an Election by submitting a revised, subsequently dated Form of Election on or before the Meeting Date.

        3.5 Distribution of Trustmark Stock and Cash. Promptly following the Effective Date of the Company Merger, Trustmark shall send to holders of Company Common Stock of record as of the Closing Date transmittal materials for use in exchanging their shares of Company Common Stock for the Merger Consideration. Trustmark shall thereafter promptly pay the Merger Consideration to holders of Company Common Stock who have properly submitted transmittal materials and surrender their share certificates to Trustmark. Unless and until the share certificates are properly surrendered, a former holder of Company Common Stock shall not be entitled to receive the cash and/or share certificates to which such holder is entitled or any dividends payable with respect to such shares. Upon the proper surrender of such Company Stock, the former Company shareholder shall be issued the Trustmark shares and/or shall be paid the cash and dividends (without interest) to which such shareholder is entitled.

        3.6 Fractional Shares. No fractional shares of Trustmark Common Stock shall be issued upon the surrender for exchange of certificates representing shares of Company Common Stock. In lieu of any such fractional share, each holder of shares of Company Common Stock who would otherwise be entitled to a fractional share of Trustmark Common Stock will be paid cash upon the proper surrender of all the stock certificates representing shares of Company Common Stock held by such holder in the amount equal to the product of such fraction multiplied by the Average Trustmark Price.

        3.7 Market Price Fluctuations. The maximum number of shares of Trustmark Common Stock to be issued in the Company Merger shall not exceed 3,304,839 and the minimum number of shares of Trustmark Common Stock to be issued in the Company Merger shall not be less than 2,382,558. If the Average Trustmark Price is greater than $21.50, Company shall have the right to terminate the Merger Agreement by giving written notice of its election to do so to Trustmark prior to 5:00 p.m., local time, on the second Trading Day after the Average Trustmark Price is determined. If the Average Trustmark Price is less than $15.50 per share, Trustmark shall have the right to terminate the Merger Agreement by giving written notice of its election to do so to Company prior to 5:00 p.m., local time, on the second Trading Day after the Average Trustmark Price is determined.

        3.8 Calculations and Adjustments. If, between the date of this Agreement and the Effective Date, shares of Trustmark Common Stock shall be changed into a different number of shares or shares of a different class by reason of any reclassification, recapitalization, stock split, or stock dividend with a record date within said period, the number of shares of Trustmark Common Stock to be issued and delivered upon the consummation of the Company Merger as provided in this Agreement shall be appropriately and proportionately adjusted so that the number of such shares that will be issued and delivered as a result of the Company Merger will equal the number of shares of Trustmark Common Stock that holders of shares of Company Common Stock would have received had the record date for such reclassification, recapitalization, stock split, or stock dividend been immediately following the Effective Date.

        3.9 Lost or Destroyed Certificates. Any person whose certificates representing shares of Company Common Stock shall have been lost or destroyed may nevertheless obtain the shares of Trustmark Common Stock and/or cash to which such holder of Company Common Stock is entitled as a result of the Company Merger if such holder provides Trustmark with a statement certifying such loss or destruction and an indemnity satisfactory to Trustmark sufficient to indemnify Trustmark against any loss or expense that may occur as a result of such lost or destroyed certificate being thereafter presented to Trustmark for exchange.

        4. REPRESENTATIONS AND WARRANTIES OF SELLERS.

        Company, Peoples and Somerville make the following representations and warranties, each of which is being relied upon by Buyers, which representations and warranties shall, individually and in the aggregate, be true in all material respects upon the date of this Agreement and on the Closing Date (except that all representations and warranties made as of a specific date shall be true and correct as of such date and except as set forth in the Company Disclosure Schedule). For the purposes of this Agreement, except in Section 4.1 and where the context requires otherwise, any reference to Company in this Article 4 shall be deemed to include Company and its Subsidiaries, and any reference to "material," "material adverse effect," or a similar standard shall refer to the financial condition, operations, prospects, or other aspects of Company taken as a whole and its Subsidiaries individually.

        On or prior to the date hereof, Company has delivered to Trustmark a schedule (the "Company Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, or as an exception to one or more representations or warranties contained in Article 4, or as an exception to one or more of its covenants contained in Article 7; provided, that the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty or covenant shall not be deemed an admission by a Party that such item was required to be disclosed therein.

        4.1 Organization and Power. Company is a Tennessee corporation, duly organized, validly existing, and in good standing under the laws of the State of Tennessee, with all requisite corporate power and authority to carry on its business as now being conducted and to own and lease its properties. The business activities of the Company do not require it to be qualified to do business in any other state.

        Peoples is a Tennessee banking corporation, duly organized, validly existing, and in good standing under the laws of the State of Tennessee, with all requisite corporate power and authority to carry on its business as now being conducted and to own and lease its properties. The business activities of Peoples do not require it to be qualified to do business in any other state.

        Somerville is a Tennessee banking corporation, duly organized, validly existing, and in good standing under the laws of the State of Tennessee, with all requisite corporate power and authority to carry on its business as now being conducted and to own and lease its properties. The business activities of Somerville do not require it to be qualified to do business in any other state.

        4.2 Authorization. This Agreement has been duly and validly approved by the Boards of Directors of Company, Peoples and Somerville. Upon approval by the shareholders of Company and Peoples and upon obtaining the approval of all governmental and regulatory agencies or authorities whose approval is required (and such approvals are no longer subject to judicial or administrative review, and all waiting periods required by law have expired):

            (a) This Agreement will be a valid and binding obligation of Company, Peoples, and Somerville, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, or other similar laws affecting the enforceability of creditors' rights generally; and

            (b) Consummation of the transactions contemplated by this Agreement will not: (1) result in a breach of, or default under, any material agreement to which Sellers are a party; (2) conflict with, or result in the breach of, the Charter or Bylaws of Sellers; or (3) conflict with or result in the breach of any law, rule, or regulation, or any writ, injunction, or decree of any court or governmental agency, other than compliance with the applicable requirements, if any, of the TDFI.

        4.3 Capitalization. The authorized capital stock of Company consists of 10 million shares of common stock, $100.00 par value, of which 10,525.982541 shares are issued and outstanding. Each share of Company Common Stock outstanding as of the date hereof is duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. As of the date hereof, there are no outstanding options or similar rights to purchase or acquire any shares of capital stock of Company, other than the Company Options which give the holder or holders thereof the right to acquire, or provide for the full and complete vesting upon a change of control of Company of no more than 125 shares of Company Common Stock. Except as set forth herein, Company does not have outstanding any other equity securities or any subscriptions, options, warrants, rights, calls, or other commitments to issue any securities or to convert any presently outstanding equity securities into securities of a different kind or class.

        The authorized capital stock of Peoples consists of 10,000 shares of common stock, $100.00 par value, of which 9,289.02 shares are issued and outstanding and owned by Company. Each share of Peoples Common Stock outstanding as of the date hereof is duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. Peoples does not have outstanding any other equity securities or any subscriptions, options, warrants, rights, calls, or other commitments to issue any securities or to convert any presently outstanding equity securities into securities of a different kind or class.

        The authorized capital stock of Somerville consists of 5,200 shares of common stock, $100.00 par value (the "Somerville Common Stock"), of which 5,200 shares are issued and outstanding and owned by Company. Each share of Somerville Common Stock outstanding as of the date hereof is duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. Somerville does not have outstanding any other equity securities or any subscriptions, options, warrants, rights, calls, or other commitments to issue any securities or to convert any presently outstanding equity securities into securities of a different kind or class.

        4.4 Ownership of Other Organizations. Company does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization except Peoples and Somerville. Company does not have any other subsidiaries.

        4.5 Company Financial Statements and Other Reports. Company has delivered to Buyers true and correct copies of: (a) the audited consolidated balance sheets of Company and its Subsidiaries for the years ended December 31, 1999 and December 31, 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1999 and the unaudited financial statements through September 30, 2000 (the "Company Financial Statements"); and (b) all correspondence between Company, Peoples, or Somerville and the FDIC, FRB, TDFI, and the Internal Revenue Service since January 1, 1998. As promptly as same are available, Sellers shall deliver to Buyers a copy of any subsequent monthly, quarterly and annual financial statements of Company, Peoples, and Somerville issued, and quarterly call reports of Peoples and Somerville filed with the appropriate bank regulatory agencies. The financial statements delivered pursuant to this Section 4.5 (subject to audit adjustments, lack of footnote and other presentation items to any unaudited financial statements): (i) have been or will be prepared in accordance with GAAP, consistently applied; and (ii) do and will present fairly the financial condition and results of operations of Company and the Subsidiaries for the periods covered thereby. The call reports delivered pursuant to this Section 4.5 will be complete and correct in all material respects and fairly present the financial information required to be shown therein.

        4.6 Absence of Undisclosed Liabilities. Sellers do not have any known liabilities of any nature whatsoever, whether absolute, accrued, contingent or otherwise, due or to become due, as principal or guarantor, that are not recorded or disclosed in the Company Financial Statements, or otherwise disclosed in this Agreement or the Company Disclosure Schedule, documents, statements, lists, and exhibits referred to herein, which could have a material adverse effect on the financial condition, properties, or prospects of Sellers, taken as a whole.

        4.7 Compliance with Laws; Permits. Sellers are not in violation of any material federal, state, or local law, rule, ordinance, or regulation. Sellers possess all permits, licenses, franchises, and other governmental authorizations, consents, and approvals necessary to conduct the lines of business currently conducted by them and such permits, licenses, authorizations, etc. will be unaffected by the Mergers, except for any limitations imposed on Buyers under the National Bank Act, and any regulations or interpretations adopted by applicable regulatory agencies.

        4.8 Tax Liability. The amounts set up as liabilities for taxes in the Company Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes) accrued in accordance with GAAP and unpaid at the respective dates thereof.

        4.9 Taxes. Company and the Subsidiaries have filed all federal, state, county, municipal, and other tax returns and all other material reports which are required to be filed in respect of all such taxes and, to the extent its liabilities for taxes have not been fully discharged, adequate reserves have been established in the Company Financial Statements therefor in accordance with GAAP. All returns filed are complete and accurate to the best information and belief of their respective managements. The federal income tax returns of Company and the Subsidiaries have been audited by the Internal Revenue Service through the year ending December 31, 1995. Company and the Subsidiaries are not in default in the payment of any taxes due or payable or of any assessments of any kind, and has not received any notice of assessment or proposed assessment of any tax. As of the date hereof, there is no audit, examination, deficiency, refund litigation, or matter in controversy with respect to any taxes that might result in a determination materially adverse to Company or the Subsidiaries except as reserved against in the Company Financial Statements.

        4.10 Assets Employed; Title to Properties. All of Sellers' significant tangible assets are reflected in the Company Financial Statements and as set forth on the Company Disclosure Schedule, and such assets constitute all of the significant tangible assets used or employed in the business and operations of Sellers as currently conducted. Except as set forth in the Company Disclosure Schedule, Company, Peoples and Somerville have good, valid and marketable title to, or a valid leasehold interest in, (a) all their real properties and (b) all other properties and assets reflected in the Company Financial Statements, other than any of such properties or assets which have been sold or otherwise disposed of since the date of the most recent Company Financial Statement in the ordinary course of business and consistent with past practice. Except as set forth in the Company Disclosure Schedule, all of such properties and assets are free and clear of all title defects, mortgages, pledges, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, including, without limitation, leases, options to purchase, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, and are not, in the case of real property, subject to any easements, building use restrictions, exception, reservations or limitations of any nature whatsoever, except, with respect to all such properties and assets (i) liens for current taxes and assessments not in default, (ii) minor imperfections of title, and encumbrances, if any, which have arisen in the ordinary course of business, which are not substantial in character, amount or extent and which do not detract from the value of or interfere with the present or contemplated use of any of the properties subject thereto or affected thereby or otherwise impair the business operations conducted or contemplated by Company and its Subsidiaries, (iii) mortgages and encumbrances which secure indebtedness, which is properly reflected in the most recent Company Financial Statement, and (iv) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the most recent Company Financial Statement provided that such obligations are not delinquent or are being contested in good faith. All personal property material to the business, operations or financial condition of Company and its Subsidiaries, and all buildings, structures and fixtures used by Company and its Subsidiaries in the conduct of their businesses, are in good operating condition and repair, ordinary wear and tear excepted. Except as set forth in the Company Disclosure Schedule, neither Company nor its Subsidiaries has received any notification of any violation (which has not been cured) of any material building, zoning or other similar law, ordinance or regulation in respect of such property or structures or its use thereof.

        4.11 Contracts and Commitments. The Company Disclosure Schedule includes a list of all significant contracts, leases, and licenses ("Contracts"), and other agreements to which Company or either of its Subsidiaries is a party or is bound. Sellers have supplied Buyers with true and correct copies of the Contracts. The Mergers will not result in a breach of any Contract.

        4.12 Benefit and Employee Matters. (a) The Company Disclosure Schedule lists all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, employment, compensation arrangements, consulting, bonus, collective bargaining, group insurance, severance and other employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto established or maintained by Company and its Subsidiaries, for the benefit of any of the present or former directors, officers, or other employees of Company and its Subsidiaries. The Company Disclosure Schedule also identifies each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained or contributed to by Company and its Subsidiaries. Except as set forth in the Company Disclosure Schedule, all "employee benefit plans" maintained by Company and its Subsidiaries are in material compliance with the provisions of ERISA and the applicable provisions of the Code. Company and its Subsidiaries have never maintained or become obligated to contribute to any "employee benefit plan" as such term is defined in Section 3(3) of ERISA, (i) that is subject to Title IV of ERISA or (ii) that is a multiemployer plan under Title IV of ERISA. To the knowledge of Company and its Subsidiaries, no "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred that could result in liability to Company and its Subsidiaries. The Peoples and the Somerville 401(k) Plans have been determined to be "qualified" within the meaning of Section 401(a) of the Code and neither Company and its Subsidiaries knows of any fact which would adversely affect the qualified status of such plan. Company has provided to Trustmark copies of the most recent determination letter issued by the Internal Revenue Service with respect to such plans. Company and its Subsidiaries do not have any current or projected liability in respect of post-employment welfare benefits for retired, current or former employees, except as required to avoid excise tax under Section 4980B of the Code.

        (b) Except as set forth in the Company Disclosure Schedule, (i) each of Company, Peoples and Somerville is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, occupational safety and health and neither is engaged in any unfair labor practice, (ii) there is no unfair labor practice complaint against Company or its Subsidiaries pending or threatened before, or on appeal from, the National Labor Relations Board, (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting Company or its Subsidiaries, (iv) no representation question exists respecting the employees of Company or its Subsidiaries, (v) no grievance which would have a material adverse effect on the Company or its Subsidiaries or the conduct of its businesses nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist, (vi) no collective bargaining agreement which is binding on Company or its Subsidiaries restricts them from closing any of their operations, and (vii) neither Company, Peoples or Somerville has experienced any work stoppage or other material labor difficulty during the last five (5) years.

        4.13 Litigation. Except as set forth in the Company Disclosure Schedule, neither the Company, the Subsidiaries, or their officers, directors, or agents is: (i) a party to any action, suit, or proceeding; or (ii) subject to any pending, potential or threatened administrative, judicial, or other action, suit, proceeding, inquiry or investigation, nor is there any basis known to the Sellers therefor which in the case of either clause (i) or (ii) above, an unfavorable decision, ruling, or finding could have a material adverse effect on the financial condition or operations of the Sellers taken as a whole, or on the consummation of the transactions contemplated by this Agreement.

        4.14 Brokers, Finders, or Advisers. No agent, broker, investment banker, investment or financial advisor, or other person acting on behalf of Sellers or under their authority is entitled to any commission, broker's, or finder's fee from any of the Sellers in connection with any of the transactions contemplated by this Agreement.

        4.15 Insurance. True and correct copies of all insurance policies presently in force covering Company, the Subsidiaries, and their officers, directors, employees, and properties, together with a schedule detailing limits, companies, coverages and loss histories on current policies, will be provided to Buyers and are listed on the Company Disclosure Schedule. All such insurance policies: (i) provide reasonably adequate insurance coverage for the assets and the operations of the Company and the Subsidiaries for the risks normally insured against by businesses conducting comparable lines of business as the Company and the Subsidiaries; (ii) are sufficient for compliance with all contractual requirements to which the Company and the Subsidiaries are parties;
(iii) will continue in full force and effect following the consummation of the Mergers; and (iv) do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or the Subsidiaries.

        4.16 Loans. Each loan reflected as an asset of Company in the Company Financial Statements as of September 30, 2000, or acquired or originated since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, or other similar laws affecting the enforceability of creditors' rights generally, and no loan is subject to any asserted defense, offset, or counterclaim known to Company, except as disclosed in the Company Disclosure Schedule.

        4.17 Allowance for Loan Losses. In the reasonable opinion of Company management, the allowance for possible loan losses shown on the Company Financial Statements as of December 31, 1999, are adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date hereof, and each such allowance has been established in accordance with GAAP.

        4.18 Investments. Except for investments classified as held-to-maturity as prescribed under the Financial Accounting Standards Board Statement Number 115, and pledges to secure public or trust deposits, none of the investments reflected in the Company Financial Statements under the heading "Investment Securities," and none of the investments made by Company or the Subsidiaries since December 31, 1999, and none of the assets reflected in the Company Financial Statements under the heading "Cash and Due From Banks," is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Company or the Subsidiaries freely to dispose of such investments at any time. With respect to all repurchase agreements to which Company or the Subsidiaries are a party, Company or the Subsidiaries, as the case may be, have a valid, perfected first lien or security interest in the government securities or other collateral securing such repurchase agreement which equals or exceeds the amount of debt secured by such collateral under such agreement.

        4.19 Intellectual Property. Company and the Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, technology, computer software programs and applications, and tangible and intangible proprietary information ("Intellectual Property") that are used in their businesses as currently conducted. The Company has full and exclusive rights to the name "Barret Bancorp, Inc.," and Somerville has full and exclusive rights to the name "Somerville Bank & Trust Company" in the State of Tennessee, and Buyers shall be entitled to preserve the use of such names following the Closing. Company and the Subsidiaries have not received any notice of and do not have any knowledge of any potential claim of any infringement on any copyright, patent, trademark, service marks, or trade secret of any other person and the transactions contemplated by this Agreement will not impair any such patent, trademark, trade name, copyright, or other similar item of Intellectual Property. No items of Intellectual Property will be adversely effected as a result of the Mergers.

        4.20 Absence of Certain Changes. Except as disclosed in writing in the Company Disclosure Schedule, since December 31, 1999, Sellers have in all material respects conducted their businesses in the ordinary course and there have not been:

        (a) any material adverse change with respect to the business, financial condition, results of operations, properties, assets, or prospects of Company and the Subsidiaries, or any event which has had or will have a material adverse effect on any of the foregoing, excluding changes in banking laws or regulations that affect banking institutions generally.

        (b) any amendment of any material term of any outstanding share of Company Common Stock, Peoples Common Stock, or Somerville Common Stock;

        (c) any material damage, destruction, or other casualty loss (whether or not covered by insurance) affecting the business or assets of Company or the Subsidiaries;

        (d) any material change in any method of accounting or accounting practice by the Company or the Subsidiaries, except for any such change that is required by reason of a concurrent change in GAAP;

        (e) any receipt of notice or knowledge or reason to believe that any of their substantial customers have terminated or intend to terminate their relationship with Sellers;

        (f) any failure to operate the businesses in the ordinary course so as to preserve the business organization intact and the goodwill of the customers and others with whom they have business relations;

        (g) any material extraordinary loss incurred or any material right waived in connection with any aspect of their businesses, whether or not in the ordinary course of business;

        (h) any agreement entered requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation, pension, or severance payment to any present or former directors, officers, or employees, except such agreements as are terminable at will without any penalty or other payment; or

        (i) any receipt of notice or knowledge that any key employee or group of employees of the Company or the Subsidiaries who is or are responsible for a material amount of the Company's or either Subsidiary's business operations has or have delivered any notice of termination or indicated that he, she, or they are considering such an action.

        4.21 Vote Required. The affirmative vote of the holders of at least a majority of the outstanding Company Common Stock is the only vote of the shareholders of Company necessary to approve the Company Merger and the related transactions contemplated hereby. The affirmative vote of the Company, as the sole shareholder of Peoples, is the only vote of the shareholders of Peoples necessary to approve the Bank Merger and the related transactions contemplated hereby. No vote of the board of directors or shareholders of Somerville is required to approve the Mergers and the related transactions contemplated hereby.

        4.22 Environmental Matters. Neither Company nor the Subsidiaries nor, to the knowledge of the management thereof, any previous owner or operator of any properties at any time owned (including any properties owned or subsequently resold) leased, or occupied by Company or the Subsidiaries, or used by Company or the Subsidiaries in their respective businesses (the "Company Properties") used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about Company Properties except in compliance with all applicable federal, state, and local laws, rules, and regulations pertaining to air and water quality, hazardous waste, waste disposal, air omissions, and other environmental matters ("Environmental Laws"). Neither Company nor the Subsidiaries has received any notice of noncompliance with Environmental Laws, applicable laws, orders, or regulations of any governmental authorities relating to waste generated by any such party or otherwise, or notice that any such party is liable or responsible for the remediation, removal, or clean-up of any site relating to the Company Properties.

        4.23 Full Disclosure. This Agreement, the Company Disclosure Schedule and all information provided to Buyers in writing pursuant to this Agreement does not contain any untrue statements of material fact and Sellers have not omitted to disclose to Buyers any material fact known to Sellers concerning the financial condition, properties, or prospects of Company or its Subsidiaries.

        4.24 Disclosure Documents. With respect to information supplied or to be supplied by Company for inclusion in the Proxy Statement and the registration statement to be filed with the Securities and Exchange Commission ("SEC") by Trustmark for the registration of the shares of Trustmark Common Stock to be issued in connection with the Company Merger (the "Registration Statement"): (i) the Proxy Statement, at the time of the mailing thereof to shareholders of Company and at the time of the special meeting of Company's shareholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Registration Statement, at the time it becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        5. REPRESENTATIONS AND WARRANTIES OF BUYERS.

        Trustmark and Trustmark Bank make the following representations and warranties to Sellers, each of which is being relied on by Sellers, which representations and warranties shall, individually and in the aggregate, be true in all material respects upon the date of this Agreement and on the Closing Date (except that all representations and warranties made as of a specific date shall be true and correct as of such date). In lieu of proving a separate disclosure schedule to Company, on or prior to the date hereof, Trustmark has delivered to Company a copy of the following documents (the "Trustmark Disclosure Documents") which are incorporated herein by reference: Trustmark's 1999 Annual Report to its Shareholders; Proxy Statement for Trustmark's Annual Meeting of Shareholders dated April 11, 2000; Trustmark's Annual Report for the year ended December 31, 1999 (SEC Form 10-K); Trustmark's Quarterly Reports (SEC Form 10-Q) dated May 11, 2000, August 11, 2000 and November 9, 2000 and Current Report (SEC Form 8-K dated September 12, 2000). Trustmark and Trustmark Bank's representations and warranties are subject to any matters otherwise set forth in the Trustmark Disclosure Documents.

        5.1 Organization, Power and Authorization. Trustmark is a Mississippi corporation, duly organized, validly existing and in good standing under the laws of the State of Mississippi with all requisite corporate power and authority to carry on its business as it is now being conducted and to own and lease its properties. The business activities of Trustmark do not require it to be qualified to do business in any other state. The execution and performance of this Agreement, the Company Merger, and the Bank Merger have been duly authorized by the Board of Directors of Trustmark and upon obtaining the approval of all governmental and regulatory agencies or authorities whose approval is required as identified in Section 5.10 (and such approvals are no longer subject to judicial or administrative review, and all waiting periods required by law have expired), this Agreement will be a valid, binding obligation of Trustmark, enforceable in accordance with its terms.

        Trustmark Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States with all requisite corporate power and authority to carry on its business as it is now being conducted and to own and lease its properties. The business activities of Trustmark Bank do not require it to be qualified to do business in any other state. The execution and performance of this Agreement and the Bank Merger have been duly authorized by the Board of Directors of Trustmark Bank and upon obtaining the approval of all governmental and regulatory agencies or authorities whose approval is required as identified in Section 5.10 (and such approvals are no longer subject to judicial or administrative review, and all waiting periods required by law have expired), this Agreement will be a valid, binding obligation of Trustmark Bank, enforceable in accordance with its terms.

        5.2 Absence of Conflict. The execution and delivery of this Agreement and the performance and compliance with the terms hereof by Buyers will not: (1) conflict with, or result in the breach of, the Charter or Bylaws of any of the Buyers; (2) result in a breach of or default under any agreement which any of the Buyers is presently a party; or (3) conflict with or result in a violation or breach of any law, rule or regulation, or any writ, injunction or decree of any court or governmental agency.

        5.3 Capitalization. The authorized capital stock of Trustmark consists of 250,000,000 shares of common stock, no par value, of which as of September 30, 2000, there were 65,200,813 shares issued and outstanding. As of the date hereof, 880,500 shares of Trustmark Common Stock are subject to Trustmark stock options under existing Trustmark stock option plans. On July 11, 2000, Trustmark's Board of Directors authorized the repurchase of up to 5.0%, or approximately 3.4 million shares, of Trustmark Common Stock. The repurchase program began during the third quarter of 2000, and is subject to market conditions and management discretion. On September 12, 2000, Trustmark's Board of Directors authorized the repurchase of 3.35 million shares in a privately negotiated transaction in addition to the existing repurchase program. Such purchase was completed on September 14, 2000. Sellers and Buyers understand and agree that Trustmark may in the future issue or repurchase additional shares of its common stock or other securities, options, warrants, rights, calls, or other commitments at any time for the purpose of making acquisitions or for other business purposes of Trustmark or Trustmark Bank, the results upon Trustmark's book value of which, standing alone without more, shall not be considered material.

        The authorized capital stock of Trustmark Bank consists of 2,677,955 shares of common stock, $5.00 par value, of which 2,677,955 shares are presently issued and outstanding and owned by Trustmark.

        Each share of Trustmark and Trustmark Bank stock outstanding as of the date hereof is duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above, neither Trustmark nor Trustmark Bank presently has outstanding any other securities or any options, warrants, rights, calls or other commitments to issue any securities or to convert any presently outstanding securities into securities of a different kind or class.

        5.4 Financial Statements and Other Reports. Buyers have delivered to Sellers the audited consolidated balance sheets of Trustmark and its subsidiaries for the years ended December 31, 1999 and December 31, 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 and the unaudited consolidated financial statements for the period ended September 30, 2000 (the "Trustmark Financial Statements"). As promptly as same are available, Buyers shall deliver to Sellers a copy of any subsequent quarterly and annual financial statements of Trustmark and consolidated subsidiaries issued, and quarterly call reports of Trustmark Bank filed with the appropriate bank regulatory agencies, together with any reports filed with the SEC. The financial statements delivered pursuant to this Section 5.4 (subject to audit adjustments, lack of footnote and other presentation items to any unaudited financial statements) (i) have been or will be prepared in conformity with GAAP, consistently applied, and (ii) do and will fairly present the financial condition and results of operation of Trustmark and consolidated subsidiaries for the periods covered thereby. The call reports delivered pursuant to this Section 5.4 will be complete and correct in all material respects and fairly present the financial information required to be shown therein.

        5.5 Absence of Undisclosed Liabilities. Neither Trustmark nor Trustmark Bank has any known liabilities or obligations of any nature whatsoever, whether absolute, accrued, contingent, or otherwise, due or to become due, as principal or guarantor, not recorded or disclosed in the Trustmark Financial Statements for the period ending September 30, 2000, or otherwise disclosed in this Agreement.

        5.6 Compliance with Laws; Permits. Buyers are not in violation of any material federal, state, or local law, rule, ordinance, or regulation. Buyers possess all permits, licenses, franchises, and other governmental authorizations, consents, and approvals necessary to conduct the lines of business currently conducted by them and such permits, licenses, authorizations, etc. will be unaffected by the Mergers, except for any limitations imposed on Buyers under the National Bank Act, and any regulations or interpretations adopted by applicable regulatory agencies.

        5.7 Taxes. The amounts provided for taxes on the audited Trustmark Financial Statements for the period ending December 31, 1999, are sufficient in all material respects for the payment of all accrued and unpaid federal, state, county, and municipal taxes and all levies, licenses, franchise and registration fees, charges or withholdings of any nature whatsoever of Trustmark and Trustmark Bank for the period ending on the date of such Trustmark Financial Statements and for all prior periods. Trustmark and Trustmark Bank have filed all material federal, state, county, municipal, and other tax returns and all other material reports which are required to be filed in respect of all such taxes and, to the extent that their liabilities for taxes have not been fully discharged, full and adequate reserves have been established in the Trustmark Financial Statements therefor. Neither Trustmark nor Trustmark Bank is in default in the payment of any taxes due or payable or of any assessments of any kind, and neither has received any notice of material assessment or proposed material assessment of any tax.

        5.8 Assets Employed. All of Trustmark and Trustmark Bank's significant tangible assets are reflected in the Trustmark Financial Statements delivered pursuant to Section 5.4 hereof in accordance with GAAP, and such assets constitute all of the significant tangible assets necessary to or used or employed in the business and operations of Trustmark and Trustmark Bank as currently conducted. Trustmark and Trustmark Bank have good, marketable title to all of their significant tangible assets free of all significant liens, encumbrances and claims, except as required by law for deposit of public funds. Leases covering material tangible assets in which Trustmark or Trustmark Bank have a leasehold interest only are valid and enforceable in accordance with their terms and the Mergers will not result in a default thereunder.

        5.9 Exchange Act Filings. Trustmark has filed with or furnished to the SEC, as applicable, all annual, quarterly and other reports, all proxy statements, and all annual reports to shareholders required by the Exchange Act (as hereinafter defined) to be so filed or furnished. Such reports and proxy statements are true and correct in all material respects and do not omit to state a material fact required to be stated therein or necessary to make the statement contained therein, in light of the circumstances under which they were made, not misleading. The financial statements and schedules included in such reports and proxy statements, together with the notes thereto, represent fairly, in all material respects, the financial position of Trustmark and its consolidated subsidiaries, as of their respective dates and the results of operations and changes in financial position for the periods indicated therein, in each case in conformity with GAAP, consistently applied.

        5.10 Governmental and Judicial Consents and Approvals. The execution, delivery and performance by Buyers of this Agreement, and the consummation of the transactions contemplated by this Agreement, require no action by or in respect of, or filing with, any governmental or judicial body, agency, official, or authority other than:

             (a) the filing of Articles of Merger in accordance with Mississippi and Tennessee law;

             (b) compliance with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

             (c) compliance with the applicable requirements of the Securities Exchange Act of 1934 ("Exchange Act") and the rules and regulations promulgated thereunder;

             (d) compliance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder;

             (e) compliance with applicable foreign or state securities or "blue sky" laws;

             (f) compliance with the applicable requirements of the Bank Holding Company Act of 1956 and the National Bank Act, both as amended; and

             (g) such other filings or registrations with, or authorizations, consents, or approvals of, governmental bodies, agencies, officials, or authorities, the failure of which to make or obtain would not materially and adversely affect the ability of Buyers to consummate the Mergers.

        5.11 Litigation. None of Buyers is a party to any action, suit or proceeding, or is subject to any pending or threatened administrative, judicial, or other action, suit, proceeding, inquiry, or investigation, in which an unfavorable decision, ruling, or finding could have a material adverse effect on the financial condition or operations of Trustmark and its consolidated subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement, and to the knowledge of Buyers there is no basis for any such action, suit, proceeding, inquiry, or investigation.

        5.12 Brokers, Finders, or Advisers. None of the Buyers has employed, or incurred any liability to, any broker, finder, or adviser in connection with the transactions contemplated by this Agreement.

        5.13 Absence of Certain Changes. Since December 31, 1999, Trustmark and its subsidiaries have in all material respects conducted their businesses in the ordinary course and there has not been:

             (a) any material adverse change with respect to the business, financial condition, results of operations, properties, or assets of Trustmark and its subsidiaries, or any event which has had a material adverse effect on any of the foregoing, excluding changes in banking laws or regulations that affect banking institutions generally;

             (b) except for regular dividends declared in the ordinary course of business and dividends authorized to provide liquidity for Trustmark's ongoing stock repurchase program, any declaration, setting aside or payments of any dividend, or other distribution in respect of any shares of capital stock of Trustmark, or except for Trustmark's ongoing stock repurchase program and related transactions described in Section 5.3, any repurchase, redemption, or other acquisition by Trustmark of any outstanding shares of capital stock;

             (c) any amendment of any material term of any outstanding Trustmark capital stock;

             (d) any material damage, destruction, or other casualty loss (whether or not covered by insurance) affecting the business or assets of Trustmark or any of its subsidiaries; or

             (e) any material change in any method of accounting or accounting practice by Trustmark or any of its subsidiaries, except for any such change that is required by reason of a concurrent change in GAAP.

        5.14 Full Disclosure. To the best of Buyers' knowledge, this Agreement, including all information provided to Sellers pursuant to this Agreement, does not contain any untrue statement of material fact and Buyers have not omitted to disclose to Sellers any material fact concerning the financial condition, results of operations, properties, or assets of Trustmark or Trustmark Bank.

        5.15 Disclosure Documents. With respect to information supplied or to be supplied by Buyers for inclusion in the Proxy Statement relating to the meeting of Company's shareholders for the approval of the Company Merger and the Registration Statement on Form S-4 (or other appropriate registration form) to be filed with the SEC by Trustmark for the registration of the shares of Trustmark Common Stock to be offered and sold in the Mergers: (i) the Proxy Statement, at the time of the mailing thereof to shareholders of Company and Trustmark and at the time of the meeting of Company and Trustmark's shareholders to be held in connection with the Mergers, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Registration Statement, at the time it becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act, respectively, and the rules and regulations thereunder.

        6. SPECIAL AGREEMENTS.

        6.1 Dividends. On or before December 31, 2000, Company shall be permitted to declare and pay to its shareholders a cash dividend out of current operating profits in an amount not to exceed $1,578,900. If the Company Merger is not consummated on or before September 1, 2001, Company shall be permitted to declare and pay to its shareholders a cash dividend out of current operating profits in an amount not to exceed $789,449. Except as set forth in this Section 6.1, Company shall not declare or pay to its shareholders any cash or other dividends during the term of this Agreement.

        6.2 Employment. All employees of Peoples at the Effective Date shall become employees of Trustmark Bank. However, as employees of Trustmark Bank, such persons are subject to performance review, salary review, reassignment and all other employment practices and procedures in the same manner as other employees of Trustmark Bank.

        6.3 Peoples 401(k) Plan. When practical following the Effective Date of the Bank Merger, Peoples' 401(k) Plan shall be merged into Trustmark Bank's 401(k) Plan or terminated as determined in the sole discretion of Trustmark.

        6.4 Other Benefit Plans. Following the Closing Date, the employees of Peoples that are retained by Trustmark or Trustmark Bank will be entitled to participate in the welfare benefit plans and pension plans that are presently being provided to employees of Trustmark. All retained employees of Peoples will be enrolled in Trustmark's pension plans, but such employees will not receive credit for years of service with Company or the Subsidiaries for purposes of eligibility under Trustmark's pension plans or for benefit accrual purposes but will receive credit for years of service with Company or the Subsidiaries for purposes of vesting in Trustmark's pension plans. Company shall be (and shall cause Peoples and Somerville to be) responsible for notifying its employees of the terms of this Agreement as it relates to them and for complying with any applicable laws regarding such notices.

        6.5 Post Retirement Medical Benefits. Trustmark agrees to continue the post retirement medical benefits under the terms established for those retired employees of Peoples and Somerville who are receiving post retirement medical benefits as of the date of this Agreement. Trustmark shall be free of any obligation to provide any post retirement medical benefits to any employee of Peoples or Somerville that retires after the date of this Agreement, except as with respect to any obligations which may arise under any Trustmark benefit plans in which such employee participates.

        6.6 Confidentiality. Any confidential information received by the Parties concerning the other Party in connection with the transactions contemplated by this Agreement shall be maintained as confidential, and in the event the Closing does not occur each Party agrees to return all materials concerning any other Party to the Party from which obtained. Notwithstanding this Section 6.6, any Party may disclose any such information to the extent necessary to prepare applications to applicable regulatory bodies or required by laws, rules, regulations or state or federal governmental agencies.

        6.7 Payment of Expenses. Company's legal and accounting expenses on the Mergers billed on or after the date of this Agreement shall not exceed $75,000 in the aggregate. In the event this transaction is not consummated, each Party shall bear its own expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

        6.8 Recommendation of Directors; Voting of Shares. The Board of Directors of Company hereby agrees to recommend that the shareholders of Company approve the Company Merger, provided, nothing herein shall require the Board of Directors of Company to take any action which, in the written legal opinion of Baker, Donelson, Bearman & Caldwell, a copy of which shall be promptly delivered to Buyers, would constitute a breach of any fiduciary duties that are owed to the shareholders of Company under applicable law. Company agrees to vote all of the shares of Peoples owned by it in favor of the Bank Merger at the Peoples special shareholder's meeting called to consider and vote upon the Bank Merger.

        6.9 Public Announcements. The Parties will consult with each other as to the timing, form, and content of all public announcements regarding any aspect of this Agreement or the Mergers, provided that no Party hereto shall be prohibited from making any press release or other public statement which its legal counsel deems necessary.

        6.10 Further Assurance. If, at any time after the Effective Date of the Mergers, Buyers shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things that are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in Trustmark or Trustmark Bank its right, title, or interest in, to, or under any of the rights, properties, or assets of Company and the Subsidiaries acquired or to be acquired as a result of the Mergers or to otherwise carry out this Agreement, the officers and directors of Buyers shall, and will be authorized to, execute and deliver, in the name and on behalf of Company and the Subsidiaries all such deeds, bills of sale, assignments, and assurances and take and do, in the name of and on behalf of Company and the Subsidiaries, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any and all right, title, and interest in, to, and under such rights, properties, or assets in Buyers or to otherwise carry out this Agreement.

        6.11 Tax Representations. Prior to the Closing Date, Buyers, Company, and each of the Subsidiaries shall execute and deliver to Brunini, Grantham, Grower and Hewes, PLLC such representations and warranties as are reasonably deemed necessary by Buyers' counsel for purposes of the tax opinion that will be delivered pursuant to Section 10.4 hereof.

        6.12 Indemnification. Following the Effective Date, Trustmark shall indemnify, defend, and hold harmless the present and former directors and officers of Company and Peoples (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, or liabilities (collectively, "Costs") as incurred, in connection with any claim, action, suit, proceeding, or arising out of actions or omissions occurring at or prior to the Effective Date in an amount not to exceed the maximum scope of coverage and limits of the existing directors and officers liability insurance policies written by the Fidelity & Deposit Insurance Company of Maryland.

        6.13 Bonus Plan. Each Subsidiary has an annual bonus plan which is not accrued on the financial records for such Subsidiary. The Subsidiaries will be permitted to pay the normal and customary bonuses to their officers and employees for the 2000 calendar year in an amount not to exceed $382,000 for Peoples and $175,000 for Somerville. The Subsidiaries shall not pay any officer and employee bonuses for any portion of the 2001 calendar year.

        6.14 Affiliate Agreement. Trustmark and Company shall cooperate and use their best efforts to identify those Persons who may be deemed to be Affiliates of Company. Company shall use its best efforts to cause each Person identified to deliver to Trustmark, not later than seven (7) days after the date of execution of this Agreement, a written agreement substantially in the form of Exhibit "C" attached hereto. Trustmark shall be entitled to place appropriate legends on the certificates evidencing shares of Trustmark Common Stock to be received pursuant to this Agreement by such Affiliates and to issue appropriate stop transfer instructions to the exchange agent for Trustmark Common Stock. Buyers agree that, prior to the Closing, the Estate of Paul Barret, Jr. shall be entitled to transfer all or any number of shares of Company Common Stock owned by it to the Paul Barret, Jr. Charitable Trust without violating this Agreement or the Affiliate Agreement that will be executed by the Estate of Paul Barret, Jr.

        6.15 Current Information. During the period from the date of this Agreement to the Effective Date, Company and its Subsidiaries will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Trustmark and to report the general status of its ongoing operations. In addition, separate reporting on matters involving the loan portfolio will occur monthly and will include, but not be limited to, (i) all board reports, (ii) new and renewed loan reports, (iii) month-end delinquency/past due reports, (iv) month-end loan extensions, (v) to the extent possible, loan policy exceptions, loan documentation/collateral exceptions, and financial statement exceptions, (vi) watch list reports (all special mention, substandard, doubtful and loss loans), (vii) all written communications/officer memoranda concerning problem loan accounts greater than $100,000, (viii) notification and written details involving new loan products and/or loan programs, (ix) loan presentations/approval packages for new and/or renewed loans, lines of credit or commitments of $500,000 or more, (x) all loan review statistical/analysis reports and any loan review reports related to branches,
(xi) reconciliation of allowance for loan and lease losses to include gross chargeoffs, recoveries and net chargeoffs, (xii) written explanation of any gross chargeoffs greater than $50,000, (xiii) written analysis of adequacy of allowance for loan and lease losses, and (xiv) such other information regarding specific loans, the loan portfolio and management of the loan portfolio as may be requested. Company and its Subsidiaries will promptly notify Trustmark of any material change in the normal course of their business or in the operation of their properties.

        6.16 Termination. Provided Company enters into a written termination and release agreement in a form acceptable to Buyers, then on or immediately prior to the Effective Date, Company shall terminate all Company Options by making a cash payment to each holder of Company Options in an amount equal to $1,961 multiplied by the number of shares of Company Common Stock covered by each Company Option.

        7. COVENANTS OF SELLERS PENDING CLOSING.

        7.1 Shareholders' Meeting. As promptly as practical after the effective date of the Registration Statement, the Company and Peoples shall cause to be convened a special meeting of their shareholders for the purpose of considering and voting on the Mergers. Such meetings shall be properly called and held in accordance with applicable law and the Charter, Articles of Incorporation, and Bylaws of the Company and Peoples. Company shall cooperate in preparing the Proxy Statement, and will promptly furnish all such data and information relating to it and its Subsidiaries as Trustmark may reasonably request for the purpose of including such data and information in the Proxy Statement.

        7.2 Access to Properties and Records. Throughout the period prior to the Effective Date of the Mergers, Sellers will provide Buyers and their authorized representatives full access to perform due diligence reviews during normal business hours and under reasonable circumstances to any and all of its premises, properties, contracts, commitments, books, records, documents of title and other information and will cause its officers to furnish any and all financial, technical, and operating data and other information pertaining to its businesses as Buyers shall from time to time reasonably request. No investigation by Buyers shall affect the representations and warranties of Sellers.

        7.3 Solicitation of Further Offers. From the date hereof until the termination of this Agreement, except as required by fiduciary obligations, Sellers and their Boards of Directors will not, directly or indirectly, take any action to solicit, initiate, or encourage the making of any Acquisition Proposal (as hereinafter defined); nor will they enter into any negotiations concerning, furnish any non-public information relating to Sellers in connection with, or agree to any Acquisition Proposal. The term "Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Sellers or the acquisition of a majority of the outstanding shares of stock or assets of Company, Peoples or Somerville, other than the transactions contemplated by this Agreement. Sellers shall notify Buyers within twenty-four (24) hours of the receipt of any Acquisition Proposal received during the term of this Agreement.

        7.4 Other Affirmative Covenants. Company covenants with Buyers that at all times prior to the Closing Date, Company will and will cause Peoples and Somerville to:

            (a) Operate its business in substantially the manner in which such business is now being operated and use its best efforts to maintain the goodwill of its customers, employees and suppliers;

            (b) Use its reasonable best efforts to retain the services of its officers and employees;

            (c) Maintain its properties in good repair and working order, reasonable wear and tear excepted;

            (d) Duly and timely file all reports, tax returns, and other documents required to be filed with federal, state, and local tax and regulatory authorities;

            (e) Unless contesting same in good faith by appropriate proceedings and having established reasonable reserves therefor, pay, when required to be paid, all taxes indicated by tax returns as filed or otherwise levied or assessed upon them or any of their properties, and to withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payments all taxes and other assessments any of them is required by law to withhold or collect;

            (f) Promptly notify Buyers of any unusual or material problems or developments with respect to the business, financial conditions, operations, prospects or assets of Company, Peoples, and Somerville; and

            (g) Use its best efforts to cooperate with Buyers and bring about the transactions contemplated by this Agreement and act and deal with Buyers in good faith as to this Agreement and all matters arising from or related to it.

        7.5 Negative Covenants of Seller. From the date hereof until the Closing Date, without the prior written consent of Trustmark, Company, Peoples, and Somerville will not:

            (a) Incur any material obligation except in the ordinary course of business; provided, however, Company, Peoples and Somerville agree to notify and consult with Buyers before: (i) incurring any expense or obligation above Twenty-Five Thousand Dollars ($25,000); (ii) incurring any capital expenditures for such entity over Twenty-Five Thousand Dollars ($25,000) in the aggregate; or
(iii) making any new loan or renewing any existing loan in excess of Five Hundred Thousand Dollars ($500,000.00);

            (b) Increase the compensation of any director and, except for normal and customary increases as a result of regular salary reviews for officers and employees that are consistent with past practices and which do not exceed 3.5% in the aggregate, increase the compensation of any officer or employee, or enter into or amend any contract of employment or enter into or amend any insurance, profit-sharing, pension, severance pay, bonus, incentive, deferred compensation, or retirement plan or arrangement;

            (c) Amend its Charter or Articles of Incorporation;

            (d) Sell, transfer, or convey any of its investment securities outside the ordinary course of business;

            (e) Sell, assign, or transfer any of its assets other than in the ordinary course of business;

            (f) Mortgage, pledge, or subject to any lien, charge, or encumbrance any of its assets, except in the ordinary course of business;

            (g) Intentionally waive any material right, contractual or otherwise, or cancel or release any material debts or claims whether or not in the ordinary course of business;

            (h) Declare or pay any dividend or make any other distribution with respect to its stock, except as otherwise permitted by Section 6.1 and except for dividends from Peoples and Somerville to Company to enable Company to pay the expenses related to the transactions contemplated hereby;

            (i) Make, extend, or renew any loan or other extension of credit to any of its officers, directors, or employees, other than loans made on substantially the same terms as those prevailing at the time for comparable transactions with other persons and that do not involve more than the normal risk of collectability or present other unfavorable features;

            (j) Issue or sell any of its capital stock, or any debt securities, authorize a stock split or dividend, or otherwise affect its capital structure except as otherwise permitted by Sections 6.1 and 6.16;

            (k) Maintain a level of Company consolidated capital (including goodwill) of not less than $85.9 million;

            (l) Enter into, extend or renew any lease for office or other space;

            (m) Fail to comply with any representation, warranty, or covenant contained herein; and

            (n) Enter into any agreement to do any of the foregoing matters.

        8. COVENANTS OF BUYERS PENDING CLOSING.

        8.1 Shareholder Action. As promptly as practical after the execution of this Agreement, Trustmark shall cause the Bank Merger to be approved by Trustmark as the sole shareholder of Trustmark Bank.

        8.2 Application to Regulatory Authorities. Trustmark shall prepare, as promptly as practicable, all regulatory applications and filings which are required to be made with respect to the Mergers and provide copies thereof to Company and its counsel.

        8.3 Affirmative Covenants. Buyers covenant with Sellers that at all times prior to the Closing Date, Buyers will and will cause Trustmark and Trustmark Bank to:

            (a) Operate their businesses in substantially the manner in which such businesses are now being operated and use their best efforts to maintain the goodwill of the depositors, customers, and suppliers of Trustmark and Trustmark Bank;

            (b) Duly and timely file all reports, tax returns, and other documents required to be filed with federal, state, and local tax and regulatory authorities;

            (c) Unless contesting same in good faith by appropriate proceedings and having established reasonable reserves therefor, pay, when required to be paid, all taxes indicated by tax returns as filed or otherwise levied or assessed upon them or any of their properties and to withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payments all taxes and other assessments either of them is required by law to withhold or collect;

            (d) Use their best efforts to bring about the transactions contemplated by this Agreement and act and deal with Company in good faith as to this Agreement and all matters arising from or related to it; and

            (e) Notify Sellers of any material problems or developments with respect to the business, financial conditions, operations, or assets of Trustmark or Trustmark Bank.

        9. CONDITIONS PRECEDENT TO BUYERS' OBLIGATION TO CLOSE.

        Buyers' obligations to consummate the transactions contemplated by this Agreement are subject to each of the following conditions precedent, any of which may be waived by Buyers in writing.

        9.1 Warranties and Representations at Closing. All warranties and representations contained in this Agreement by or concerning Sellers shall be true and correct on the Closing Date in all material respects.

        9.2 Governmental Authority Approval. The consummation of the Mergers shall have been approved by all governmental and regulatory agencies or authorities whose approval is required, such approvals shall be in full force and effect and no longer subject to judicial or administrative review, and all waiting periods required by law shall have expired.

        9.3 Corporate Approval. The Mergers shall have been authorized by the Board of Directors and shareholders of Company and Peoples, in accordance with the provisions of applicable law and the Charter, Articles of Incorporation, and Bylaws of each, and Sellers shall have furnished Buyers with certified copies of resolutions duly adopted by the Board of Directors and shareholders, respectively, of Company and Peoples, approving this Agreement and authorizing the Mergers.

        9.4 Compliance with Undertakings. Each of the acts, covenants, agreements, and undertakings of Sellers to be performed or caused to be complied with on or before the Closing Date pursuant to the terms hereof shall have been duly performed and caused to be complied with in all material respects.

        9.5 No Material Adverse Change. There shall have been no material adverse change in the financial condition, tangible properties, or prospects of Sellers since December 31, 1999, other than as a result of the transactions contemplated hereby.

        9.6 Federal Income Taxation. Buyers shall be satisfied that the Mergers will qualify as tax-free reorganizations pursuant to Section 368 of the Code.

        9.7 Opinion of Counsel. Sellers shall cause to be delivered to Buyers the legal opinion of Baker, Donelson, Bearman & Caldwell to the effect that:

            (a) Company is a duly organized, validly existing corporation in good standing under the laws of the State of Tennessee. The 10,525.982541 issued and outstanding shares of Company Common Stock, together with the 125 Company Options exercised into shares of Company Common Stock for a total of 10,650.982541, are duly authorized, validly issued, fully paid, and nonassessable. Such stock represents all of the issued and outstanding equity securities of Company.

            (b) Peoples is a duly organized, validly existing Tennessee banking corporation in good standing under the laws of the State of Tennessee. The 9,289.02 issued and outstanding shares of Peoples Common Stock are duly authorized, validly issued, fully paid, and nonassessable. Such stock represents all of the issued and outstanding equity securities of Peoples.

            (c) Somerville is a duly organized, validly existing Tennessee banking corporation in good standing under the laws of the State of Tennessee. The 5,200 issued and outstanding shares of Somerville Common Stock are duly authorized, validly issued, fully paid, and nonassessable. Such stock represents all of the issued and outstanding equity securities of Somerville.

            (d) This Agreement is valid, binding, and enforceable against Sellers in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, or other laws of general application relating to or affecting the enforcement of creditors' rights generally.

            (e) The Mergers have been duly authorized by all requisite corporate and shareholder action of Company and Peoples.

            (f) To the best of such counsel's knowledge, following diligent inquiry, but without independent verification of facts presented or represented by Sellers to such counsel and with the ability to rely upon certificates of officers and other legal opinions, Sellers have not made any material misrepresentations, breached any material warranties, or breached any material covenant or condition in this Agreement or in any document, statement, list, or schedule referred to herein.

            (g) Except as disclosed in the Agreement or the Company Disclosure Schedule, no notices, reports or other filings are required to be made by Sellers with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Sellers from, any governmental agency or any third party, in connection with the Company's execution, delivery and performance of its obligations under the Agreement and the consummation by the Company of the Mergers.

            (h) Except as disclosed in the Agreement or the Company Disclosure Schedule, to the best of our knowledge, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings (formal or informal), pending or threatened, (i) against any of Sellers, or any of their respective directors or officers, (ii) which seek to enjoin or obtain damages in respect of the consummation of the transactions contemplated by the Agreement, or (iii) against any of Sellers under the articles of incorporation or bylaws of any of Sellers' Subsidiaries.

        9.8 Consents to Assignments. On the Closing Date, appropriate consents shall have been obtained for each of the Contracts that require consents to avoid the Mergers causing a breach thereof.

        9.9 Affiliate Agreement. Trustmark shall have received from each Affiliate a written confirmation dated not earlier than five (5) business days prior to the Closing Date to the effect that each representation made in such person's Affiliate Agreement is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation.

        9.10 Closing Certificate. On the Closing Date, the Chairman of the Board and Chief Executive Officer of each Seller shall execute and deliver a closing certificate to the effect that all representations and warranties by or concerning such Sellers are true and correct in all material respects as of the Closing Date, and that all other conditions precedent to Buyers' obligation to Close have been performed and complied with in all material respects.

        10. CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE.

        Sellers' obligations to consummate the transactions contemplated by this Agreement are subject to each of the following conditions precedent, any of which may be waived by Sellers in writing.

        10.1 Warranties and Representations at Closing. All warranties and representations contained in this Agreement by or concerning Buyers shall be materially true and correct on the Closing Date.

        10.2 Governmental Authority Approval. The consummation of the Mergers shall have been approved by all governmental and regulatory agencies or authorities whose approval is required, such approvals shall be in full force and effect and no longer subject to judicial or administrative review, and all waiting periods required by law shall have expired.

        10.3 Corporate Approval. The Mergers shall have been authorized by the Board of Directors of Trustmark and the Board of Directors and shareholder of Trustmark Bank, in accordance with the provisions of applicable law and the Charter, Articles of Incorporation, and Bylaws of Trustmark and Trustmark Bank.

        10.4 Federal Income Taxation. Sellers shall have received an opinion from Brunini, Grantham, Grower and Hewes, PLLC that the Mergers will qualify as a tax-free reorganization pursuant to section 368 of the Code, and that for federal income tax purposes: (i) no gain or loss will be recognized by Sellers or Buyers as a result of the Mergers; (ii) no gain or loss will be recognized by Sellers' shareholders who exchange Company Common Stock and Peoples Common Stock for Trustmark Common Stock and Trustmark Bank Common Stock, respectively; and
(iii) the aggregate tax basis of the Trustmark Common Stock and Trustmark Bank Common Stock received by the Sellers' shareholders will be the same as the aggregate tax basis of the Company Common Stock and Peoples Common Stock surrendered in exchange.

        10.5 Compliance with Undertakings. Each of the acts, covenants, agreements, and undertakings of Buyers to be performed or caused to be complied with on or before the Closing Date pursuant to the terms hereof shall have been duly performed and caused to be complied with in all material respects.

        10.6 No Material Adverse Change. There shall have been no material adverse change in the financial condition of Trustmark or Trustmark Bank since December 31, 1999, other than as a result of the transactions contemplated hereby.

        10.7 Opinion of Counsel. Buyers shall cause to be delivered to Sellers the legal opinion of Brunini, Grantham, Grower & Hewes, PLLC to the effect that:

            (a) Trustmark Bank is duly organized, validly existing, and in good standing as a national banking association.

            (b) Trustmark is a duly organized, validly existing corporation in good standing under the laws of the State of Mississippi. The outstanding shares of Trustmark Common Stock are, and the shares of Trustmark Common Stock to be issued as a result of the Mergers, upon execution and delivery, will be, in each case duly authorized, validly issued, fully paid, and nonassessable. The shares of Trustmark Common Stock are validly registered under the Securities Act of 1933.

            (c) This Agreement is valid, binding, and enforceable against Buyers in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, or other laws of general application relating to or affecting the enforcement of creditors' rights generally.

            (d) The Mergers have been duly authorized by all requisite corporate and shareholder action of Trustmark and Trustmark Bank.

            (e) To the best of such counsel's knowledge, following diligent inquiry, but without independent verification of facts certified by appropriate officials of Trustmark and/or Trustmark Bank and relied upon by such counsel, Buyers have not made any material misrepresentation, materially breached any warranty, or materially breached any covenant or condition in this Agreement or in any document, statement, list, or schedule referred to herein.

        10.8 Closing Certificate. On the Closing Date, the Chief Executive Officer of Trustmark and Trustmark Bank shall execute and deliver a closing certificate to the effect that all representations and warranties by or concerning Trustmark and Trustmark Bank are true and correct in all material respects as of the Closing Date and that all other conditions precedent to Sellers' obligation to Close have been performed and complied with in all material respects.

        11. CLOSING.

        11.1 Mergers. The Closing of the Mergers will take place at the offices of Baker, Donelson, Bearman & Caldwell in Memphis, Tennessee on a date selected by Trustmark within thirty (30) days after all conditions to Closing have been satisfied or waived (the "Closing Date"). At the Closing, the certificates, letters and opinions required by Articles 9 and 10 hereof shall be delivered and the appropriate officers of Company, the Subsidiaries, Trustmark and Trustmark Bank shall execute, deliver, acknowledge, and file such documents, instruments, and certificates required by this Agreement or otherwise necessary to accomplish the Mergers.

        12. TERMINATION.

        This Agreement may be terminated and the Mergers may be abandoned without liability on the part of Sellers or Buyers, as follows:

            (a) By the mutual consents of the Boards of Directors of Company and Trustmark;

            (b) By Buyers if a state or federal governmental agency or authority shall at any time disapprove the transactions contemplated by this Agreement, or shall have instituted and not dismissed court proceedings to restrain or prohibit such transactions and such court proceedings have not been resolved prior to September 28, 2001.

            (c) By any Party if the Closing Date shall not have occurred on or prior to September 28, 2001, without the fault of such Party;

            (d) By any Party, if the shareholders of the Company fail to approve the Company Merger at the special meeting of shareholders called for such purposes (including any adjournment or postponement thereof);

            (e) At any time prior to the Effective Date, by Company or Trustmark, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (1) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach, or (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach, provided that any such breach under clause (1) or (2) would entitle the non-breaching party not to consummate the Merger under
Article 9 or 10 hereof.

        13. MISCELLANEOUS.

        13.1 Survival. No representations, warranties, agreements and covenants contained in this Agreement and shall survive the Effective Date (other than Sections 6.5, 6.6, and 6.12) which shall survive the Effective Date).

        13.2 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Mississippi, except to the extent that federal law is applicable.

        13.3 Notices and Communications. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed given when delivered in person or telecopied (with confirmation) or upon receipt when delivered by an overnight courier delivery service that maintains proof of delivery, or three (3) days after being mailed by United States Certified Mail, Return Receipt Requested, postage prepaid and addressed:

        To Company:              Mr. John P. Douglas, Jr.
                                 Barret Bancorp, Inc.
                                 9105 Barret Road
                                 Barretville, Tennessee 38053
                                 Facsimile: (901) 829-3173
        with a copy to:          Lewis R. Donelson
                                 Baker, Donelson, Bearman & Caldwell
                                 165 Madison Avenue, Suite 2000
                                 Memphis, Tennessee 38103
                                 Facsimile: (901) 577-2285

        To Trustmark:            Mr. Richard G. Hickson
                                 Trustmark Corporation
                                 248 East Capitol Street, Suite 201
                                 Jackson, MS 39201
                                 Facsimile: (601) 949-6344

        with a copy to:          Granville Tate, Jr.
                                 Brunini, Grantham, Grower & Hewes, PLLC
                                 248 East Capitol Street, Suite 1400
                                 Jackson, MS 39201
                                 Facsimile: (601) 960-6902

        Any Party may change the address to which notice or other communication to him or it is sent by delivery of written notice of the change to the other Parties to this Agreement.

        13.4 Headings and Exhibits. Any section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provisions hereof. All documents, statements, lists, and schedules referred to herein shall be initialed for identification or may be physically annexed hereto, but in either event such documents, statements, lists, and schedules shall be deemed a part hereof.

        13.5 Benefit. This Agreement shall be binding upon and shall inure to the exclusive benefit of the Parties hereto, their heirs, successors, or assigns. This Agreement is not intended to nor shall it create any rights in any other party.

        13.6 Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

        13.7 Waiver. Neither the failure nor any delay on the part of any Party hereto in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, or of any other right, power, or remedy nor shall any single or partial exercise of any right, power, or remedy preclude any further or other exercise thereof or the exercise of any other right, power, or remedy.

        13.8 Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

        13.9 Interpretation. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or entity or the context may require. Further, it is acknowledged by the Parties that this Agreement has been drafted and negotiated by both Parties hereto and, therefore, no presumptions shall arise favoring either Party by virtue of the authorship of any of its provisions.

        13.10 Time of the Essence. With respect to any act called for by any Party to this Agreement, including regulatory authority approvals and registration of the shares of Trustmark Common Stock with appropriate state and federal agencies, time is of the essence.

        13.11 Entire Agreement. This Agreement and the documents, statements, lists, and schedules referred to herein constitute the entire Agreement between the Parties hereto, and it is understood and agreed that all undertakings, negotiations, and agreements heretofore had between the Parties are merged herein and therein. This Agreement may not be modified orally, but only by an agreement in writing signed by the Parties hereto.

        WITNESS the signatures of the undersigned Parties as of the date first above written


                               TRUSTMARK CORPORATION


                               By: /s/ Richard G. Hickson
                                  ----------------------------------------------
                                     Richard G. Hickson, President
                                     and Chief Executive Officer

(SEAL)


                               TRUSTMARK NATIONAL BANK


                               By: /s/ Richard G. Hickson
                                  ----------------------------------------------
                                     Richard G. Hickson, Chief Executive Officer


(SEAL)

                               BARRET BANCORP, INC.



(NO SEAL)                      By: /s/ John P. Douglas, Jr.
                                  ----------------------------------------------
                                  John P. Douglas, Jr., Chairman of the Board



                               PEOPLES BANK



(NO SEAL)                      By: /s/ Charles M. Ennis
                                  ----------------------------------------------
                                  Charles M. Ennis, President



                               SOMERVILLE BANK & TRUST COMPANY



(NO SEAL)                      By: /s/ James H. Shelton
                                  ----------------------------------------------
                                  James H. Shelton, President



     The Estate of Paul Barret, Jr. joins in the execution of this Agreement for the sole purpose of indicating its agreement with the terms and provisions of
Section 3.2 hereof.

                               THE ESTATE OF PAUL BARRET, JR.



                               By: /s/ John P. Douglas, Jr.
                                  ----------------------------------------------
                                  John P. Douglas, Jr., Co-Executor


                               By: /s/ Graves C. Leggett
                                  ----------------------------------------------
                                  Graves C. Leggett, Co-Executor

                                     ANNEX B

 Sections 48-23-101 through 48-23-302 of the Tennessee Business Corporation Act

        SECTION 48-23-101. DEFINITIONS

        As used in this chapter, unless the context otherwise requires:

        (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

        (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

        (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

        (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

        (5) "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

        (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

        (7) "Shareholder" means the record shareholder or the beneficial shareholder.

        SECTION 48-23-102. SHAREHOLDERS RIGHTS

        (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

        (1) Consummation of a plan of merger to which the corporation is a party:

        (A) If shareholder approval is required for the merger by Section 48-21-103 or the charter and the shareholder is entitled to vote on the merger; or

        (B) If the corporation is a subsidiary that is merged with its parent under Section 48-21-104;

        (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale;

        (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

        (A) Alters or abolishes a preferential right of the shares;

        (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

        (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

        (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

        (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under Section 48-16-104; or

        (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

        (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

        SECTION 48-23-103. PARTIAL DISSENTERS; BENEFICIAL OWNERS

        (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one
(1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.

        (b) A beneficial shareholder may assert dissenters' rights as to shares of any one

        (1) or more classes held on the beneficial shareholder's behalf only if the beneficial shareholder: (1) Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

        (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

        SECTION 48-23-201. NOTICE OF SHAREHOLDERS RIGHT TO DISSENT

        (a) If proposed corporate action creating dissenters' rights under
Section 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

        (b) If corporate action creating dissenters' rights under Section 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 48-23-203.

        (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

        SECTION 48-23-202. DISSENTING SHAREHOLDERS DUTIES

        (a) If proposed corporate action creating dissenters' rights under
Section 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must:

        (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

        (2) Not vote the shareholder's shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by
Section 48-23-201.

        (b) A shareholder who does not satisfy the requirements of subsection
(a) is not entitled to payment for the shareholder's shares under this chapter.

        SECTION 48-23-203. DISSENTERS' NOTICE

        (a) If proposed corporate action creating dissenters' rights under
Section 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 48-23-202.

        (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

        (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

        (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person asserting dissenters' rights acquired beneficial ownership of the shares before that date;

        (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

        (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to Section 48-23-201.

        SECTION 48-23-204. SHAREHOLDER DEMANDING PAYMENT AND DEPOSITING SHARE CERTIFICATES

        (a) A shareholder sent a dissenters' notice described in Section 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to Section 48-23-203(b)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.

        (b) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

        (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

        (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

        SECTION 48-23-205. RESTRICTING TRANSFER OF UNCERTIFICATED SHARES

        (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under Section 48-23-207.

        (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

        SECTION 48-23-206. PAYMENTS TO DISSENTERS

        (a) Except as provided in Section 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with Section 48-23-204 the amount the corporation estimates to be the fair value of each dissenter's shares, plus accrued interest.

        (b) The payment must be accompanied by:

        (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

        (2) A statement of the corporation's estimate of the fair value of the shares;

        (3) An explanation of how the interest was calculated;

        (4) A statement of the dissenter's right to demand payment under Section 48-23-209; and

        (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to Section 48-23-201 or Section 48-23-203.

        SECTION 48-23-207. CORPORATIONS FAILURE TO EFFECTUATE PROPOSED ACTION

        (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under Section 48-23-203 and repeat the payment demand procedure.

        SECTION 48-23-208. AFTER-ACQUIRED SHARES; WITHHOLDING PAYMENT

        (a) A corporation may elect to withhold payment required by Section 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

        (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under
Section 48-23-209.

        SECTION 48-23-209. DISAGREEMENT BETWEEN DISSENTER AND CORPORATION REGARDING FAIR VALUE

        (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under Section 48-23-206), or reject the corporation's offer under Section 48-23-208 and demand payment of the fair value of the dissenter's shares and interest due, if:

        (1) The dissenter believes that the amount paid under Section 48-23-206 or offered under Section 48-23-208 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

        (2) The corporation fails to make payment under Section 48-23-206 within two (2) months after the date set for demanding payment; or

        (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

        (b) A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter's shares.

        SECTION 48-23-301. COMMENCEMENT OF PROCEEDING; PARTIES; JURISDICTION; JUDGMENT

        (a) If a demand for payment under Section 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (e) Each dissenter made a party to the proceeding is entitled to judgment:

        (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus accrued interest, exceeds the amount paid by the corporation; or

        (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under Section 48-23-208.

        SECTION 48-23-302. COSTS AND ATTORNEY FEES

        (a) The court in an appraisal proceeding commenced under Section 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 48-23-209.

        (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

        (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

        (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

        (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                     ANNEX C

                           Barret Financial Statements

BARRET BANCORP, INC.
Index to Financial Statements

                                                                              Page
Independent Auditors' Report...................................................C-3

Consolidated Balance Sheets as of December 31, 1999 and 1998...................C-4

Consolidated Statements of Income for the

 Years Ended December 31, 1999, 1998 and 1997..................................C-6

Consolidated Statements of Shareholders' Equity and Comprehensive Income
 for the Years Ended December 31, 1999 and 1998 and 1997.......................C-7

Consolidated Statements of Cash Flows for the

 Years Ended December 31, 1999 and 1998 and 1997...............................C-8

Notes to the Consolidated Financial Statements

 Years Ended December 31, 1999, 1998 and 1997 .................................C-9

Consolidated Balance Sheets as of September 30, 2000 and 1999 (Unaudited)......C-22

Consolidated Statements of Income for the

 Nine Months Ended September 30, 2000 and 1999 (Unaudited).....................C-24

Consolidated Statements of Cash Flows for the

 Nine Months Ended September 30, 2000 and 1999 (Unaudited).....................C-25

Note to the Financial Statements for the
 Nine Months Ended September 30, 2000 and 1999 (Unaudited).....................C-26

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Barret Bancorp, Inc.
Barretville, Tennessee

We have audited the accompanying consolidated balance sheets of Barret Bancorp, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Barret Bancorp, Inc. as of December 31, 1999 and 1998, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying statements of income, shareholders' equity and comprehensive income and cash flows for the year ended December 31, 1997 and the accompanying balance sheets as of September 30, 2000 and 1999 and the statements of income and cash flows for the nine months then ended, were compiled by us as of December 29, 2000 without audit or review and, accordingly, we express no opinion or other form of assurance on them.


/s/ Cannon Ivy PLLC
----------------------
Cannon Ivy PLLC

February 4, 2000
(except for Note 18, as to which the date is January 11, 2001)

Barret Bancorp, Inc.
Consolidated Balance Sheets (in thousands)

                                       ASSETS                        December 31,
                                                                  1999         1998
                                                                ---------    ---------
Cash and cash equivalents
     Cash and non-interest bearing deposits                     $  13,403    $  15,306
     Interest bearing deposits with other banks                     3,812        4,506
     Federal funds sold                                             8,465       52,444
                                                                ---------    ---------

         Total cash and cash equivalents                           25,680       72,256
                                                                ---------    ---------
Investment securities

     Investment securities, available for sale, at fair value     103,153       10,243
     Investment securities, held to maturity, at cost              51,851      117,503
                                                                ---------    ---------

         Total investment securities                              155,004      127,746
                                                                ---------    ---------

Loans

     Loans, net of unearned discount of $3,586 and $4,119         305,867      227,910
     Allowance for loan losses                                     (2,896)      (2,642)
                                                                ---------    ---------

         Net loans                                                302,971      225,268
                                                                ---------    ---------

Other assets

     Premises and equipment, net                                    8,803        6,615
     Accrued income receivable                                      5,864        5,165
     Investment in unconsolidated subsidiary                        1,099        1,073
     Goodwill, net of amortization of $306                         11,097           --
     Deferred income taxes                                          2,263        1,040
     Federal Home Loan Bank stock                                   2,365          814
     Prepaid income taxes                                              --          303
     Other real estate owned and other foreclosed assets              515           78
     Other assets                                                     440           74
                                                                ---------    ---------

         Total other assets                                        32,446       15,162
                                                                ---------    ---------

         Total assets                                           $ 516,101    $ 440,432
                                                                =========    =========

See notes to the consolidated financial statements

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                     DECEMBER 31,
                                                                  1999         1998
                                                                ---------    ---------
Deposits

     Non-interest bearing                                       $  57,563    $  58,721
     Interest bearing                                             348,835      287,002
                                                                ---------    ---------

         Total deposits                                           406,398      345,723
                                                                ---------    ---------

Other liabilities

     Federal Home Loan Bank borrowings                             24,000           --
     Voluntary severance compensation                                  --          816
     Accumulated earnings tax                                          --          550
     Accrued interest payable                                       3,033        2,908
     Accrued franchise and excise taxes                               229          415
     Minority interest                                                 --       17,109
     Other liabilities                                              1,402           92
                                                                ---------    ---------

         Total other liabilities                                   28,664       21,890
                                                                ---------    ---------

Shareholders' equity

     Common stock, $100 par value, 10,000,000 shares
         authorized, 10,628 and 10,000 issued and outstanding       1,063        1,000
     Paid in capital                                               76,120        1,000
     Retained earnings                                              5,567       70,805
     Accumulated other comprehensive income (loss), net of
         income taxes of $1,104 and ($17)                          (1,711)          14
                                                                ---------    ---------

     Total shareholders' equity                                    81,039       72,819
                                                                ---------    ---------

     Total liabilities and shareholders' equity                 $ 516,101    $ 440,432
                                                                =========    =========

See notes to the consolidated financial statements

BARRET BANCORP, INC.
Consolidated Statements of Income (in thousands)

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                                  (Unaudited)
                                                              1999        1998        1997
                                                            --------    --------    --------
Interest income

    Loans                                                   $ 23,374    $ 20,552    $ 19,997
    Investment securities, taxable                             5,953       3,217       2,781
    Investment securities, non-taxable                         2,771       2,737       2,860
    Other interest income                                      1,156       3,402       2,585
                                                            --------    --------    --------

      Total interest income                                   33,254      29,908      28,223

Interest expense, deposits                                    13,963      12,269      11,766
Interest expense, other borrowings                               700          --          --
                                                            --------    --------    --------

      Net interest income                                     18,591      17,639      16,457

Provision for loan losses                                        619         908         651
                                                            --------    --------    --------

      Net interest income after provision for loan losses     17,972      16,731      15,806
                                                            --------    --------    --------

Other income

    Gain on sale of other real estate owned                       13       3,063          --
    Service charges on deposits                                1,579       1,349       1,345
    Other service charges                                      1,255         429         527
    Other income                                                 138         159         132
    Equity in earnings of unconsolidated subsidiary              109          71          89
    Dividend income                                              117          13           7
    Investment securities gains (losses)                          65         (18)         15
    Gain (loss) on sale of equipment                             (46)        (78)         35
                                                            --------    --------    --------

      Total other income                                       3,230       4,988       2,150
                                                            --------    --------    --------

Other expenses

    Salaries and employee benefits                             6,188       6,337       5,387
    Depreciation and amortization                              1,134         581         542
    Occupancy expense                                            451         265         334
    Accumulated earnings tax                                      --         550          --
    Minority interest in earnings of subsidiary                   --       1,512       1,417
    Other expenses                                             3,321       3,072       2,529
                                                            --------    --------    --------

      Total other expenses                                    11,094      12,317      10,209
                                                            --------    --------    --------

Net income before provision for income taxes                  10,108       9,402       7,747
Provision for income taxes                                     2,947       3,486       2,600
                                                            --------    --------    --------

Net income                                                  $  7,161    $  5,916    $  5,147
                                                            ========    ========    ========

See notes to the consolidated financial statements

BARRET BANCORP, INC.
Consolidated Statement of Shareholders' Equity
and Comprehensive Income (in thousands)
------------------------------------------------

                                                                                        Accumulated
                                                                                           Other         Total
                                                Common       Paid in       Retained    Comprehensive  Shareholders'
                                                Stock        Capital       Earnings       Income         Equity
                                              ----------    ----------    ----------    ----------    ------------
Balance January 1, 1997 (unaudited)           $    1,000    $    1,000    $   61,742    $        4    $   63,746

Net income (unaudited)                                --            --         5,147            --         5,147

Dividends paid (unaudited)                            --            --        (1,000)           --        (1,000)
                                              ----------    ----------    ----------    ----------    ----------

Balance, December 31, 1997                         1,000         1,000        65,889             4        67,893

Net income                                            --            --         5,916            --         5,916

Other comprehensive income
   Change in unrealized gain on available
   for sale securities, net of income taxes           --            --            --            10            10
                                              ----------    ----------    ----------    ----------    ----------

   Total comprehensive income                         --            --         5,916            10         5,926
                                              ----------    ----------    ----------    ----------    ----------

Dividends paid                                        --            --        (1,000)           --        (1,000)
                                              ----------    ----------    ----------    ----------    ----------

Balance, December 31, 1998                         1,000         1,000        70,805            14        72,819

Net income                                            --            --         7,161            --         7,161

Other comprehensive income
   Change in unrealized gain on available
   for sale securities, net of income taxes           --            --            --        (1,725)       (1,725)
                                              ----------    ----------    ----------    ----------    ----------

   Total comprehensive income                         --            --         7,161        (1,725)        5,436
                                              ----------    ----------    ----------    ----------    ----------

Formation of holding company                          --        70,296       (70,805)           --          (509)
Common stock issued                                  141        10,771            --            --        10,912
Redemption of common stock                           (78)       (5,947)           --            --        (6,025)
Dividends paid                                        --            --        (1,594)           --        (1,594)
                                              ----------    ----------    ----------    ----------    ----------

Balance, December 31, 1999                    $    1,063    $   76,120    $    5,567    $   (1,711)   $   81,039
                                              ==========    ==========    ==========    ==========    ==========

See notes to the consolidated financial statements

BARRET BANCORP, INC.
Consolidated Statements of Cash Flows (in thousands)

                                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                                                                       (Unaudited)
                                                                               1999          1998          1997
                                                                            ----------    ----------    ----------
Cash flows from operating activities
    Net income                                                              $    7,161    $    5,916    $    5,147
    Adjustments to reconcile net income to net cash from operations
      Depreciation and amortization                                              1,134           581           542
      Provision for loan losses                                                    619           908           651
      Deferred income taxes                                                       (102)         (182)          215
      Minority interest in earnings of subsidiary                                   --         1,512         1,417
      Equity in earnings of unconsolidated subsidiary                             (109)          (71)          (89)
      Gain on sale of other real estate owned                                      (13)       (3,063)           --
      (Gain) loss on sale of investment securities                                 (64)           18           (15)
      (Gain) loss on sale of equipment                                              46            78           (35)
      Increase in accrued income receivable                                       (699)         (904)       (1,071)
      Increase in accrued interest payable                                         125           163           102
      (Increase) decrease in other assets                                         (653)          217          (286)
      Increase (decrease) other liabilities                                       (241)          634           231
                                                                            ----------    ----------    ----------

        Net cash provided by operations                                          7,204         5,807         6,809
                                                                            ----------    ----------    ----------

Cash flows from investing activities
    Proceeds from maturities of investment securities, held to maturity         20,365        70,989        15,159
    Proceeds from maturities of investment securities, available for sale        8,685         6,860         2,385
    Purchase of investment securities, held to maturity                        (45,695)      (97,138)      (18,956)
    Purchase of investment securities, available for sale                      (13,358)       (5,947)       (2,298)
    Proceeds from sale of other real estate and equipment                          203         4,206            35
    Net increase in loans                                                      (78,322)       (7,820)      (20,216)
    Purchases of premises and equipment                                         (3,016)       (3,215)         (666)
    Purchase of minority interest in Somerville Bank & Trust Company           (19,167)           --            --
    Dividends from unconsolidated subsidiary                                        --           128            --
    Purchase of Federal Home Loan Bank stock                                    (1,551)         (813)           --
                                                                            ----------    ----------    ----------

      Net cash used in investing activities                                   (131,856)      (32,750)      (24,557)
                                                                            ----------    ----------    ----------

Cash flows from financing activities
    Increase in deposit accounts                                                60,674        39,376        15,149
    Proceeds from issuance of common stock                                       1,021            --            --
    Redemption of common stock                                                  (6,025)           --            --
    Advances from Federal Home Loan Bank                                        24,000            --            --
    Dividends paid                                                              (1,594)       (1,000)       (1,000)
                                                                            ----------    ----------    ----------

      Net cash provided by financing activities                                 78,076        38,376        14,149
                                                                            ----------    ----------    ----------

Net increase (decrease) in cash and cash equivalents                           (46,576)       11,433        (3,599)

Cash and cash equivalents, beginning of year                                    72,256        60,823        64,422
                                                                            ----------    ----------    ----------

Cash and cash equivalents, end of year                                      $   25,680    $   72,256    $   60,823
                                                                            ==========    ==========    ==========

See notes to the consolidated financial statements

BARRET BANCORP, INC.
Notes to the Consolidated Financial Statements
For the years ended December 31,
1999, 1998 and 1997

Note 1 - Organization and business activity

Barret Bancorp, Inc. (the Company) is a bank holding company with two wholly-owned subsidiaries: Peoples Bank and Somerville Bank & Trust Company. The Company operates under a State of Tennessee charter. It provides a full range of banking services to its customers including real estate mortgages, installment and commercial loans, checking and savings accounts, and certificates of deposit. The Company's activities and customers are primarily located in Shelby County and Fayette County, Tennessee.

Note 2 - Summary of significant accounting policies

The Company's accounting and reporting policies conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant policies are described below.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company, Peoples Bank and Somerville Bank & Trust Company. All material intercompany transactions have been eliminated in consolidation.

Investment in unconsolidated subsidiary

The investment in unconsolidated subsidiary consists of a 4.99 percent equity interest in First State Bank of Henderson, Tennessee and is accounted for using the equity method of accounting.

Investment securities

Investment securities are classified in two categories and accounted for as follows:

Securities available for sale - Bonds, notes and debentures and certain equity securities not classified as held to maturity or trading securities and are reported at fair value. Unrealized holding gains and losses on available for sale securities are reported as a component of other comprehensive income in shareholders' equity net of income taxes until realized.

Securities held to maturity - Bonds, notes and debentures for which the Company has positive intent and ability to hold to maturity.

Interest income

Interest on loans is accrued and credited to operations based on the principal amount outstanding. The accrual of income is discontinued when collection of principal is in doubt, or when payment of principal or interest has become contractually ninety days past due. Unearned discounts on installment loans are recognized as income over the term of the loans using the interest method.

Premises, equipment and depreciation

Premises, equipment, major renewals and betterments are recorded at cost. Expenditures for normal repair and maintenance are expensed to operations as they occur. Depreciation is provided through the straight-line and accelerated methods over the assets' estimated useful lives which range from three to ten years for equipment and twenty-five to thirty-nine years for premises.

Allowance for loan losses

For financial reporting purposes, the provision for loan losses charged to operations is based upon credit review of the loan portfolio, past loan loss experience, current economic conditions and other pertinent factors which form a basis for determining the adequacy of allowance for loan losses. The allowance is maintained at a level believed by management to be adequate to absorb estimated losses in the loan portfolio.

Advertising costs

Advertising costs are charged to expense in the period in which they are incurred. Advertising expenses were $177,000 and $197,000 for the years ended December 31, 1999 and 1998.

Federal Home Loan Bank stock

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula and is carried at cost on the consolidated balance sheets.

Cash equivalents

The Company considers all cash and non-interest bearing deposits, deposits with other banks and federal funds sold to be cash equivalents for the purpose of the statement of cash flows. Supplemental disclosures of cash flow information for the years ended December 31, 1999, 1998 and 1997 are as follows:

(In thousands)
                                                                                    (Unaudited)
                                                            1999          1998          1997
                                                          ----------    ----------   ----------
Cash paid for income taxes                                $    2,906    $    3,484   $    2,395
                                                          ==========    ==========   ==========
Cash paid for interest                                    $   14,538    $   12,211   $   11,664
                                                          ==========    ==========   ==========
Unrealized gain (loss) on available for sale securities   $   (2,720)   $       12   $       (3)
                                                          ==========    ==========   ==========

Goodwill

Goodwill of $11,403,000 resulted from the acquisition of Somerville Bank & Trust Company. The Company is amortizing this amount over a 25 year period using the straight-line method. Amortization of $306,000 was charged to operations during the year ended December 31, 1999.

Use of estimates in the preparation of consolidated financial statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Note 3 - Investment securities

Investment securities consist of the following at December 31, 1999 and 1998:

(In thousands)

                                                  DECEMBER 31, 1999
                                  -------------------------------------------------
                                                  GROSS UNREALIZED
                                               -----------------------      FAIR
                                     COST        GAINS        LOSSES        VALUE
                                  ----------   ----------   ----------   ----------
Available for sale

    U.S. Treasury securities      $    1,297   $       --   $       10   $    1,287
    State and political
      subdivision securities          43,509           --          331       43,178
    U.S. Agency securities            60,980           --        2,421       58,559
    Equity securities                    129           --           --          129
                                  ----------   ----------   ----------   ----------

       Total available for sale   $  105,915   $       --   $    2,762   $  103,153
                                  ==========   ==========   ==========   ==========

Held to maturity

    U.S. Agency securities        $   51,851   $       --   $    2,109   $   49,742
                                  ----------   ----------   ----------   ----------

       Total held to maturity     $   51,851   $       --   $    2,109   $   49,742
                                  ==========   ==========   ==========   ==========

                                                  DECEMBER 31, 1998
                                  -------------------------------------------------
                                                  GROSS UNREALIZED
                                               -----------------------      FAIR
                                     COST        GAINS        LOSSES        VALUE
                                  ----------   ----------   ----------   ----------
Available for sale

    U.S. Treasury securities      $    1,198   $        9   $       --   $    1,207
    U.S. Agency securities             8,922           32           --        8,954
    Equity securities                     82           --           --           82
                                  ----------   ----------   ----------   ----------

       Total available for sale   $   10,202   $       41   $       --   $   10,243
                                  ==========   ==========   ==========   ==========

Held to maturity

    U.S. Treasury Securities      $    2,993   $      141   $       --   $    3,134
    U.S. Agency securities            58,219           --          140       58,079
    State and political
      subdivision securities          55,625        1,766           --       57,391
    Mortgage backed securities           666            4           --          670
                                  ----------   ----------   ----------   ----------

       Total held to maturity     $  117,503   $    1,911   $      140   $  119,274
                                  ==========   ==========   ==========   ==========

Securities with a carrying value off approximately $70,679,000 at December 31, 1999 were pledged to secure public deposits and for other purposes required or permitted by law.

Gross gains of $65,000 (computed using the specific identification method) were realized on early calls of state and political subdivision obligations for the year ended December 31, 1999.

Scheduled maturities of debt securities to be held to maturity and debt securities available for sale at December 31, 1999 are as follows:

(In thousands)

                              Held to Maturity           Available for Sale
                             -------------------------------------------------
                                            Fair                       Fair
                               Cost         Value         Cost         Value
                             ----------   ----------   ----------   ----------
Due in one year or less      $   33,482   $   31,701   $   36,372   $   35,155
Due from one to five years        8,735        8,824       46,868       46,239
Due from five to ten years        9,422        9,017       14,783       14,498
Due after ten years                 212          200        7,762        7,132
                             ----------   ----------   ----------   ----------
                             $   51,851   $   49,742   $  105,785   $  103,024
                             ==========   ==========   ==========   ==========

Note 4 - Loans

Loans consist of the following as of December 31, 1999 and 1998:

(In thousands)

                                                          1999          1998
                                                        ---------     ---------
Residential real estate                                 $ 116,223     $ 102,970
Commercial real estate                                    124,694        50,026
Commercial and agriculture                                 27,072        40,796
Consumer                                                   38,755        34,813
Other                                                       2,851         3,424
                                                        ---------     ---------

    Gross loans                                           309,595       232,029
Less
    Allowance for loans losses                             (2,896)       (2,642)
    Unearned discounts                                     (3,586)       (4,119)
    Deferred loan origination fees                           (142)           --
                                                        ---------     ---------

    Net loans                                           $ 302,971     $ 225,268
                                                        =========     =========

Included in other loans are demand deposit overdrafts of $516,000 and $406,000 as of December 31, 1999 and 1998, respectively. Loans made to Bank officers, directors and employees were approximately $1,362,000 as of December 31, 1999. During 1999 $2,285,000 of new loan advances were made while repayments were $2,129,000.

Scheduled maturities of loans at December 31, 1999 are as follows:

(In thousands)

Due in one year or less                                               $ 110,313
Due from one year to three years                                         64,096
Due from three to five years                                             84,246
Due from five to fifteen years                                           41,912
Due after fifteen years                                                   5,442
                                                                      ---------

      Gross loans, net of unearned discounts                          $ 306,009
                                                                      =========

Note 5 - Allowance for loan losses

Changes in the allowance for loan losses were as follows as of December 31, 1999, 1998 and 1997:

(In thousands)


                                                                        (Unaudited)
                                                 1999         1998         1997
                                               ---------    ---------   -----------
Balance, beginning of year                     $   2,642    $   2,401    $   2,393
Provision for loan losses                            619          908          651
Loans charged off                                   (854)      (1,193)        (778)
Recoveries                                           489          526          135
                                               ---------    ---------    ---------

      Balance, end of year                     $   2,896    $   2,642    $   2,401
                                               =========    =========    =========

As of December 31, 1999 the Company has loans amounting to approximately $1,600,000 that were specifically classified as impaired. The allowance for loan losses related to impaired loans amounted to approximately $285,000 at December 31, 1999, and is based on historical loss experience for loans of similar size and type.

Note 6 - Premises and equipment

Premises and equipment consist of the following as of December 31, 1999 and 1998:

(In thousands)

                                                            1999         1998
                                                          ---------    ---------
Land                                                      $   3,875    $   3,271
Buildings                                                     4,844        4,402
Construction in progress                                        246           --
Furniture and equipment                                       5,135        5,063
Computer equipment and software                               1,448           --
                                                          ---------    ---------

      Total                                                  15,548       12,736
      Less accumulated depreciation                           6,745        6,121
                                                          ---------    ---------

      Net premises and equipment                          $   8,803    $   6,615
                                                          =========    =========

Depreciation expense for the year                         $     828    $     581
                                                          =========    =========

Note 7 - Investment in unconsolidated subsidiary

The Company owns a 4.99 percent equity investment in First State Bank, Henderson, Tennessee which is accounted for using the equity method of accounting. Summary condensed financial information of Henderson follows as of and for the year ended December 31, 1999:

(In thousands)


Total assets                                                          $ 136,912
Total liabilities                                                       114,897
Total stockholders' equity                                               22,015
Net income                                                                1,816

Note 8 - Deposits

Deposits consist of the following as of December 31, 1999 and 1998:

(In thousands)


                                                             1999        1998
                                                           ---------   ---------
Non-interest bearing demand                                $  57,563   $  58,721
Interest bearing demand                                       45,152      43,924
Savings                                                       82,541      62,036
Certificates of deposit in excess of $100,000                 99,586      63,828
Other time deposits                                          120,556     117,214
                                                           ---------   ---------

      Total deposits                                       $ 405,398   $ 345,723
                                                           =========   =========

Note 9 - Federal Home Loan Bank borrowings

Federal Home Loan Bank borrowings consist of the following as of December 31, 1999:

(In thousands)

                                                                         1999
                                                                       ---------
Federal Home Loan Bank advance, interest payable monthly
 at 4.69 percent, matures January 22, 2009                             $   5,000

Federal Home Loan Bank advance, interest payable monthly
 at 5.12 percent, matures April 23, 2009                                   4,000

Federal Home Loan Bank advance, interest payable monthly
 at 5.22 percent, matures July 27, 2009                                   15,000
                                                                       ---------

      Total                                                            $  24,000
                                                                       =========

Federal Home Loan Bank advances are collateralized by residential first mortgage loans of Peoples Bank, which total approximately $50,860,000.

Note 10 - Other financial instruments

The Company is party to financial instruments with off-balance-sheet risk which arise in the normal course of business. These financial instruments primarily include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of amounts recognized in the balance sheets. The contract amounts of those instruments reflect the exposure to credit loss in the event of non-performance by the other party to the financial instruments.

Financial instruments whose contract amounts represent credit risk are as follows as of December 31, 1999:

(In thousands)


Commitments to extend credit                                             $ 34,565
Standby letters of credit                                                   1,925
                                                                         --------

      Total                                                              $ 36,490
                                                                         ========

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination features. Since many of the commitments are to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customers' creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based, in part, on management's credit evaluation. Collateral held varies but may consist of accounts receivable, inventory, property, plant and equipment, and income producing commercial and agricultural property.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.

Note 11 - Income taxes

Income taxes in the consolidated statements of income include deferred income tax expense and benefit for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. Current income taxes are based upon the year's taxable income as reflected in the Company's federal and state income tax returns. The Company files consolidated federal and state income tax returns.

The provision for income taxes consists of the following at December 31, 1999 and 1998:

(In thousands)

                                                                             1999         1998         1997
                                                                          ---------    ---------    ---------
Current expense

    Federal                                                               $   2,430    $   2,933    $   1,828
    State                                                                       619          735          554

Deferred (benefit) expense

    Federal                                                                     (87)        (167)         185
    State                                                                       (15)         (15)          33
                                                                          ---------    ---------    ---------

      Total provision for income taxes charged to operations                  2,947        3,486        2,600
      Tax on change in unrealized gain on available for sale securities      (1,109)           8            2
                                                                          ---------    ---------    ---------

      Comprehensive income tax                                            $   1,838    $   3,494    $   2,602
                                                                          =========    =========    =========

The provision for income taxes differs from that computed by applying the statutory rates to income before income tax due to the effects of permanent differences including tax-exempt income, interest expense limitation, accumulated earnings tax and treatment of dividends received. Permanent differences also include the unrecognized gain on the investment in unconsolidated subsidiary because management does not expect that the difference will have any future tax consequence.

The components of deferred tax assets and liabilities by taxing jurisdiction are as follows as of December 31, 1999 and 1998:

(In thousands)

                                                           1999         1998
                                                         ---------    ---------
Deferred tax assets

     Federal                                             $   1,924    $     898
     State                                                     339          159
                                                         ---------    ---------

         Total deferred tax assets                           2,263        1,057
                                                         ---------    ---------
Deferred liabilities

     Federal                                                    --          (14)
     State                                                      --           (3)
                                                         ---------    ---------
         Total deferred tax liabilities                         --          (17)
                                                         ---------    ---------

         Net deferred tax assets                         $   2,263    $   1,040
                                                         =========    =========

The tax effects of significant temporary differences that give rise to deferred tax assets and liabilities are as follows as of December 31, 1999 and 1998:

(In thousands)


                                                              1999           1998
                                                             -------        -------
Deferred tax assets (liabilities)
      Allowance for loan losses                              $ 1,159        $ 1,057
      Unrealized gain on available for sale securities         1,104            (17)
                                                             -------        -------

           Net deferred tax assets                           $ 2,263        $ 1,040
                                                             =======        =======

Note 12 - Concentrations of credit

Loans, loan commitments and investment securities

All of the Company's loans, commitments and commercial and standby letters of credit have been granted to customers in the Company's market area. All such customers are depositors of the Company. The concentrations of credit by loan type are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit are granted primarily to commercial borrowers. Investment obligations of state and political subdivisions involve governmental entities within the Company's market area, the State of Tennessee and throughout the United States.

Cash on deposit

The Company has cash on deposit with financial institutions of approximately $8,800,000 as December 31, 1999, of which approximately $8,600,000 is in excess of insurance limits of the Federal Deposit Insurance Corporation.

Note 13 - Fair values of financial instruments

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and cash equivalents - The carrying amounts of cash and cash equivalents approximate their fair values.

Securities - Fair values for debt securities are based on quoted market prices. The carrying value of equity securities approximates their fair value.

Loans - For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rates loans are estimated using discounted cash flow analyses using current rates being charged on loans and expected monthly maturities.

Deposit liabilities - Fair values of demand deposits and variable rate deposits are estimated to be their carrying value. Fair values of fixed rate certificates of deposits are estimated using discounted cash flows analyses using current rates being offered for certificates and expected monthly maturities.

The estimated fair values of certain financial instruments are as follows as of December 31, 1999 and 1998:

(In thousands)

                                                              DECEMBER 31, 1999                      DECEMBER 31, 1998
                                                        ----------------------------           ----------------------------
                                                        CARRYING             FAIR              CARRYING             FAIR
                                                         AMOUNT              VALUE              AMOUNT              VALUE
                                                        --------            --------           --------            --------
Financial Assets

     Cash and cash equivalents                          $ 25,680            $ 25,680           $ 72,256            $ 72,256
     Securities available for sale                       103,153             103,153             10,243              10,243
     Securities held to maturity                          51,851              49,742            117,503             119,274
     Loans receivable                                    305,867             303,595            227,910             217,528
     Accrued income receivable                             5,864               5,864              5,165               5,165

Financial liabilities

     Deposits                                            406,398             403,053            345,723             333,801
     Other borrowings                                     24,000              17,430                 --                  --

The fair value of loan commitments and letters of credit approximate the fees currently charged for similar agreements or the estimated cost to terminate or otherwise settle similar obligations. The fees associated with these financial instruments, or the estimated cost to terminate, as applicable, are immaterial.

Because no organized markets exist for these financial instruments and because management does not intend to sell them, the estimated fair values may not represent values at which the respective financial instruments could be sold.

Note 14 - Employee benefits

Qualified retirement plans

The subsidiaries each sponsor a qualified 401(k) retirement plan covering substantially all of the Company's employees. Under the plans, the subsidiaries match 100 percent of a participant's deferral, up to the first 4 percent of wages deferred by the participant. Total matching contributions were $113,000, $105,000, and $37,000 for the years ended December 31, 1999,1998 and 1997.

Non-qualified voluntary severance plan

In December 1998, Peoples Bank offered a voluntary severance plan to its employees with twenty or more years of service through December 31, 1998. The plan called for a single payment based on two weeks base salary as of December 15, 1998 for each year of service. In addition, employees accepting the severance package are eligible, subject to terms of the plan, to continue participation in the group health insurance offered by Peoples Bank for a period not to exceed ten years from date of termination.

Note 15 - Regulatory capital

The Company is subject to various regulatory capital requirements by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory as well as additional discretionary actions by regulators that, if undertaken, could have a material effect on the Company and the consolidated financial statements. Under regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulators to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total risk-based capital and Tier 1 capital to risk weighted assets and Tier 1 capital to adjusted total assets. Management believes that, as of December 31, 1999 and 1998, the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1999 and 1998, the Company's actual capital ratios were as follows:

                                                 1999          1998       WELL CAPITALIZED
                                                 -----         -----      ----------------
Tier 1 Capital to Risk-Weighted Assets           23.68%        38.10%            6.00%
Total Risk Based Capital                         24.64%        39.23%           10.00%
Leverage Capital Ratio (Tier 1 to
  Adjusted Total Assets)                         14.36%        20.28%            5.00%

Note 16 -Formation of holding company and business combination

Bank holding company

During 1998, the Board of Directors of Peoples Bank approved the formation of Barret Bancorp, Inc., a bank holding company. In February 1999, Barret Bancorp exchanged 9,289 shares of common stock and $5.526 million cash for all of the outstanding common stock of Peoples Bank, at which time Peoples Bank became Barret Bancorp's wholly owned subsidiary. The transaction was accounted for as a pooling of interests business combination.

Business combination

In April 1999, the stockholders of Bancorp and Somerville Bank and Trust Company (Somerville) approved a plan of acquisition whereby Bancorp would acquire, either by exchange of Bancorp shares or cash, 100 percent of the outstanding shares of Somerville. Subsequent to approval of the plan, 1,073 shares of Somerville were exchanged for 1,273 shares of Bancorp and 2,078 shares of Somerville were exchanged for $19,167,000 in cash or $9,224 per share. This transaction was accounted for as a purchase for financial statement purposes and as a reorganization for tax purposes with no gain or loss recognized by Somerville or Bancorp.

Note 17 - Barret Bancorp, Inc. (Parent Company Only) financial information

Barret Bancorp began operations during 1999, therefore, parent only financial statements are presented for that year only. (in thousands)

BALANCE SHEET
DECEMBER 31,                                                             1999
                                                                       ---------
Assets

    Cash and cash equivalents                                          $   3,230
    Investment securities                                                     45
    Loans, net                                                                --
    Investment in banks                                                   66,424
    Premises and equipment                                                    --
    Goodwill                                                              11,097
    Other assets                                                             480
                                                                       ---------

      Total assets                                                     $  81,276
                                                                       =========

Liabilities and Shareholders' Equity

    Deposits                                                           $      --
    Accrued interest payable                                                  --
    Accrued taxes                                                            229
    Other liabilities                                                          8
    Shareholders' equity                                                  81,039
                                                                       ---------

      Total liabilities and shareholders' equity                       $  81,276
                                                                       =========

STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31,                                          1999
                                                                       ---------
Revenues

    Interest income, net                                               $      --
    Earnings in bank investments                                           7,535
    Service charges and other income                                           2

Expenses

    Salaries and benefits                                                     --
    Depreciation                                                             306
    Other expenses                                                            70
                                                                       ---------

Net income                                                             $   7,161
                                                                       =========

Note 17 - Barret Bancorp, Inc. (Parent Company Only) financial information (continued)


STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31,                                          1999
                                                                       --------
Operating activities
    Net income                                                         $  7,161
    Adjustments to reconcile net income
    to cash used by operating activities:
      Depreciation and amortization                                         327
      Earnings in bank investments                                       (7,691)
      Increase in other assets                                             (302)
      Increase (decrease) in other liabilities                              237
                                                                       --------

         Net cash used by operating activities                             (268)
                                                                       --------

Investing activities
    Purchase of investment securities                                       (45)
    Sale of investment securities                                            --
    Increase in loans                                                        --
    Cash paid for minority interest                                     (19,167)
    Dividends received                                                   23,755
                                                                       --------

         Net cash used by investing activities                            4,543
                                                                       --------

Financing activities
    Increase in deposit accounts                                             --
    Common stock transactions, net                                          549
    Dividends paid                                                       (1,594)
                                                                       --------

         Net cash used by financing activities                           (1,045)
                                                                       --------

Net increase (decrease) in cash and cash equivalents                      3,230

Cash and cash equivalents, beginning of year                                 --
                                                                       --------

Cash and cash equivalents, end of year                                 $  3,230
                                                                       ========

Note 18 - Subsequent event

The Company has entered into a merger agreement with Trustmark Corporation dated December 12, 2000. Subject to shareholder and regulatory approval the merger is expected to be effective within the second quarter of 2001.

Barret Bancorp, Inc.
Consolidated Balance Sheets (in thousands)

                            ASSETS                                     SEPTEMBER 30,
                                                                   2000          1999
                                                                 ----------    ----------
Cash and cash equivalents
      Cash and non-interest bearing deposits                     $    4,062    $    4,608
      Interest bearing deposits with other banks                      9,662         9,396
      Federal funds sold                                             14,050         7,980
                                                                 ----------    ----------

           Total cash and cash equivalents                           27,774        21,984
                                                                 ----------    ----------
Investment securities
      Investment securities, available for sale, at fair value       88,174       118,558
      Investment securities, held to maturity, at cost               51,501        36,658
                                                                 ----------    ----------

           Total investment securities                              139,675       155,216
                                                                 ----------    ----------
Loans
      Loans, net of unearned discount of $4,026 and $3,658          319,601       291,114
      Allowance for loan losses                                      (3,229)       (2,925)
                                                                 ----------    ----------

           Net loans                                                316,372       288,189
                                                                 ----------    ----------
Other assets
      Premises and equipment, net                                     9,952         8,613
      Accrued income receivable                                       6,046         5,651
      Investment in unconsolidated subsidiary                         1,146         1,132
      Goodwill, net of accumulated amortization                      10,753        11,212
      Deferred income taxes                                           1,830         1,764
      Federal Home Loan Bank stock                                    1,287         2,324
      Other real estate owned and other foreclosed assets               879            38
      Other assets                                                      876         1,007
                                                                 ----------    ----------

           Total other assets                                        32,769        31,741
                                                                 ----------    ----------

           Total assets                                          $  516,590    $  497,130
                                                                 ==========    ==========

See accompanying note to the consolidated financial statements

                      LIABILITIES AND SHAREHOLDERS' EQUITY            SEPTEMBER 30,
                                                                    2000         1999
                                                                  ---------    ---------
Deposits
      Non-interest bearing                                        $  52,346    $  53,793
      Interest bearing                                              357,317      329,268
                                                                  ---------    ---------

           Total deposits                                           409,663      383,061
                                                                  ---------    ---------
Other liabilities
      Federal Home Loan Bank borrowings                              15,000       24,000
      Federal funds purchased                                         1,200        4,500
      Accrued interest payable                                        4,525        2,991
      Accrued franchise and excise taxes                                 --          162
      Other liabilities                                                 175          183
                                                                  ---------    ---------

           Total other liabilities                                   20,900       31,836
                                                                  ---------    ---------
Shareholders' equity
      Common stock, $100 par value, 10,000,000 shares
           authorized, 10,526 and 10,628 issued and outstanding       1,053        1,063
      Paid in capital                                                75,343       76,120
      Retained earnings                                              10,619        6,233
      Accumulated other comprehensive loss, net of
           income taxes of $614 and $708                               (988)      (1,183)
                                                                  ---------    ---------

      Total shareholders' equity                                     86,027       82,233
                                                                  ---------    ---------

      Total liabilities and shareholders' equity                  $ 516,590    $ 497,130
                                                                  =========    =========

See accompanying note to the consolidated financial statements

BARRET BANCORP, INC.
Consolidated Statements of Income (in thousands)

                                                              FOR THE NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                                2000            1999
                                                              ---------       ---------
Interest income
     Loans                                                    $  20,866       $  16,782
     Investment securities, taxable                               4,390           4,437
     Investment securities, non-taxable                           1,831           2,079
     Other interest income                                          554           1,042
                                                              ---------       ---------

        Total interest income                                    27,641          24,340

Interest expense, deposits                                       12,791           9,849
Interest expense, other borrowings                                  819             701
                                                              ---------       ---------

        Net interest income                                      14,031          13,790

Provision for loan losses                                           958             437
                                                              ---------       ---------

        Net interest income after provision for loan losses      13,073          13,353
                                                              ---------       ---------

Other income
     Service charges on deposits                                  1,470           1,140
     Other service charges                                          867           1,018
     Other income                                                   537             133
     Equity in earnings of unconsolidated subsidiary                 47             106
     Dividend income                                                139             229
     Investment securities gains (losses)                          (312)             64
     Loss on sale of equipment                                       (1)             (1)
                                                              ---------       ---------

        Total other income                                        2,747           2,689
                                                              ---------       ---------

Other expenses
     Salaries and employee benefits                               4,202           4,118
     Depreciation and amortization                                1,128             759
     Occupancy expense                                              416             326
     Other expenses                                               2,718           2,457
                                                              ---------       ---------

        Total other expenses                                      8,464           7,660
                                                              ---------       ---------

Net income before provision for income taxes                      7,356           8,382
Provision for income taxes                                        2,303           2,149
                                                              ---------       ---------

Net income                                                    $   5,053       $   6,233
                                                              =========       =========

See accompanying note to the consolidated financial statements

BARRET BANCORP, INC.
Consolidated Statements of Cash Flows (in thousands)

                                                                          FOR THE NINE MONTHS ENDED
                                                                               SEPTEMBER 30,
                                                                             2000           1999
                                                                           ---------      ---------
Cash flows from operating activities
     Net income                                                            $   5,053      $   6,233
     Adjustments to reconcile net income to net cash from operations
        Depreciation and amortization                                          1,128            759
        Provision for loan losses                                                958            437
        Deferred income taxes                                                    (59)             1
        Equity in earnings of unconsolidated subsidiary                          (47)          (106)
        (Gain) loss on sale of investment securities                             312            (64)
        (Gain) loss on sale of equipment                                          (1)            (1)
        Increase in accrued income receivable                                   (181)          (485)
        Increase in accrued interest payable                                   1,492             83
        (Increase) decrease in other assets                                     (838)          (760)
        Increase (decrease) other liabilities                                 (1,456)        (1,528)
                                                                           ---------      ---------

           Net cash provided by operations                                     6,361          4,569
                                                                           ---------      ---------

Cash flows from investing activities
     Proceeds from maturities of investment securities, held to maturity       4,576         20,353
     Proceeds from sales of investment securities, available for sale         12,400          8,485
     Purchase of investment securities, held to maturity                        (745)       (45,595)
     Purchase of investment securities, available for sale                        --        (12,449)
     Proceeds from sale of other real estate and equipment                        --            170
     Net increase in loans                                                   (14,359)       (63,358)
     Purchases of premises and equipment                                      (1,895)        (2,558)
     Purchase of minority interest in Somerville Bank & Trust Company             --        (19,167)
     Sale of Federal Home Loan Bank stock                                      1,165             --
     Purchase of Federal Home Loan Bank stock                                    (87)        (1,594)
                                                                           ---------      ---------

        Net cash provided (used) in investing activities                       1,055       (115,713)
                                                                           ---------      ---------

Cash flows from financing activities
     Increase in deposit accounts                                              3,265         37,338
     Proceeds from issuance of common stock                                       54          1,059
     Redemption of common stock                                                 (841)        (6,025)
     Advances from Federal Home Loan Bank                                         --         28,500
     Repayments to Federal Home Loan Bank                                     (7,800)            --
                                                                           ---------      ---------

        Net cash provided (used) by financing activities                      (5,322)        60,872
                                                                           ---------      ---------

Net increase (decrease) in cash and cash equivalents                           2,094        (50,272)

Cash and cash equivalents, beginning of period                                25,680         72,256
                                                                           ---------      ---------

Cash and cash equivalents, end of period                                   $  27,774      $  21,984
                                                                           =========      =========

See accompanying note to the consolidated financial statements

BARRET BANCORP, INC.
Notes to the Consolidated Financial Statements
Nine months ended September 30, 2000 and 1999

Note 1 -- Basis of presentation

The unaudited interim financial statements of Barret Bancorp, Inc. have been prepared in accordance with generally accepted accounting principles. Barret Bancorp's significant accounting policies are set forth in the annual financial statements for the year ended December 31, 1999.

In the opinion of management, the unaudited financial statements reflect all adjustments (all of which are normal and recurring in nature) necessary for a fair presentation of the financial position, results of operations and cash flows of Barret Bancorp. The results of operations for the interim period are not necessarily indicative of results to be expected for the full year.

The interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1999, and the notes related thereto.

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Article VI, Section 2 of the bylaws of Trustmark Corporation, the corporation may indemnify or reimburse the expenses of any person against all reasonable expenses incurred in connection with any litigation or proceeding in which such person may have been involved because he is or was a director (including honorary or advisory directors) officer or employee of the corporation or of any other firm, corporation or organization which he served in any such capacity at the request of the corporation. Provided, such person shall have no right to indemnification or reimbursement in relation to any matters in which he is finally adjudged to have been guilty of or liable for negligence or willful misconduct in the performance of his duties; and, provided further, that no person shall be so indemnified or reimbursed in relation to any administrative proceeding or action instituted by any appropriate bank regulatory agency which proceeding or action results in a final order assessing civil monetary penalties or requiring affirmative action by an individual or individuals in the form of payments to the corporation.

In addition, pursuant to the Mississippi Business Corporation Act ("MBCA"), directors and officers are entitled to indemnification in certain events as summarized below:

The MBCA provides for indemnification of directors and officers in certain events. Directors and officers are entitled to indemnification if they are wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person is a party because he was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. A corporation may indemnify an individual who is a party to a proceeding because he is or was a director or officer against a liability incurred in the proceeding if the person conducted himself in good faith and he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and, in all other cases, that his conduct was not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful or, he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation's articles of incorporation. Unless ordered by a court, a corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct specified above, or, in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

A corporation may, additionally, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by the director or officer who is a party to a proceeding under certain circumstances.

ITEM 21.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES`


      EXHIBIT
        NO.           DESCRIPTION
      --------        -----------
         2.           Merger Agreement                                             **

         3.           Articles of Incorporation of
                      Trustmark Corporation                                         *

         3.1          Bylaws of Trustmark Corporation                               *

         5.           Proposed Opinion of Brunini,
                      Grantham, Grower, & Hewes, PLLC                       Exhibit 5

         8.           Proposed Tax Opinion of Brunini,
                      Grantham, Grower, & Hewes, PLLC                       Exhibit 8

        10.           Material Contracts                                            *

        13.           Annual Report to Security Holders                             *

        13.1          Quarterly Report to Security Holders                          *

        21.           Subsidiaries of Registrant                                    *

        23.1          Consent of Arthur Andersen LLP                     Exhibit 23.1

        23.2          Consent of Cannon Ivy, PLLC                        Exhibit 23.2

        23.3          Consent of Brunini, Grantham,
                      Grower, & Hewes, PLLC                              Exhibit 23.3

        27            Financial Data Schedule                                       *

        99            Form of Letter to Shareholders, Notice of Special    Exhibit 99
                      Meeting, Proxy, and Election Form to be used
                      in connection with the Barret Special Meeting

(*)      Included in documents incorporated by reference

(**)     Shown as Annex A

ITEM 22. UNDERTAKINGS

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of the Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it becomes effective.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Trustmark pursuant to Trustmark's bylaws, or otherwise, Trustmark has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Trustmark of expenses incurred or paid by a director, officer or controlling person of Trustmark in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Trustmark will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Jackson, State of Mississippi on January 24, 2001.

TRUSTMARK CORPORATION

BY: /s/ RICHARD G. HICKSON
    -----------------------------------------
        Richard G. Hickson
        President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                                   TITLE                                                 DATE
        ---------                                   -----                                                 ----
/s/ GERARD R. HOST                    Treasurer and Principal Financial Officer  of Trustmark      January 24, 2001
----------------------------
Gerard R. Host

/s/ RICHARD G. HICKSON                Director & Chief Executive Officer                           January 24, 2001
----------------------------
Richard G. Hickson

/s/ J. KELLY ALLGOOD                  Director                                                     January 24, 2001
----------------------------
J. Kelly Allgood

/s/ REUBEN V. ANDERSON                Director                                                     January 24, 2001
----------------------------
Reuben V. Anderson

/s/ ALDOLPHUS B. BAKER                Director                                                     January 24, 2001
----------------------------
Aldolphus B. Baker

/s/ JOHN L. BLACK, JR.                Director                                                     January 24, 2001
----------------------------
John L. Black, Jr.

/s/ WILLIAM C. DEVINEY, JR.           Director                                                     January 24, 2001
----------------------------
William C. Deviney, Jr.

/s/ D. G. FOUNTAIN, JR.               Director                                                     January 24, 2001
----------------------------
D. G. Fountain, Jr.

/s/ GERALD GARNETT                    Director                                                     January 24, 2001
----------------------------
Gerald Garnett

                                      Director                                                               , 2001
----------------------------                                                                      -----------
Matthew L. Holleman, III


/s/ GERARD R. HOST                    Director                                                     January 24, 2001
----------------------------
Gerard R. Host

        SIGNATURE                                   TITLE                                           DATE
        ---------                                   -----                                           ----
/s/ FRED A. JONES                    Director                                                  January 24, 2001
----------------------------
Fred A. Jones

/s/ T. H. KENDALL, III               Director                                                  January 24, 2001
----------------------------
T. H. Kendall, III

                                     Director                                                            , 2001
----------------------------                                                                    ---------
Larry L. Lambiotte

/s/ DONALD E. MEINERS                Director                                                  January 24, 2001
----------------------------
Donald E. Meiners

/s/ WILLIAM NEVILLE, III             Director                                                  January 24, 2001
----------------------------
William Neville, III

/s/ RICHARD H. PUCKETT               Director                                                  January 24, 2001
----------------------------
Richard H. Puckett

/s/ WILLIAM K. RAY                   Director                                                  January 24, 2001
----------------------------
William K. Ray

/s/ CHARLES W. RENFROW               Director                                                  January 24, 2001
----------------------------
Charles W. Renfrow

/s/ HARRY M. WALKER                  Director                                                  January 24, 2001
----------------------------
Harry M. Walker

/s/ LeROY G. WALKER, JR.             Director                                                  January 24, 2001
----------------------------
LeRoy G. Walker, Jr.


                                     Director                                                            , 2001
----------------------------                                                                   ----------
Paul H. Watson, Jr.

/s/ KENNETH W. WILLIAMS              Director                                                  January 24, 2001
----------------------------
Kenneth W. Williams

/s/ ALLEN WOOD, JR.                  Director                                                  January 24, 2001
----------------------------
Allen Wood, Jr.

                                INDEX TO EXHIBITS

      EXHIBIT
      NUMBER          DESCRIPTION
      --------        -----------
         2.           Merger Agreement                                             **

         3.           Articles of Incorporation of
                      Trustmark Corporation                                         *

         3.1          Bylaws of Trustmark Corporation                               *

         5.           Proposed Opinion of Brunini,
                      Grantham, Grower, & Hewes, PLLC                       Exhibit 5

         8.           Proposed Tax Opinion of Brunini,
                      Grantham, Grower, & Hewes, PLLC                       Exhibit 8

        10.           Material Contracts                                            *

        13.           Annual Report to Security Holders                             *

        13.1          Quarterly Report to Security Holders                          *

        21.           Subsidiaries of Registrant                                    *

        23.1          Consent of Arthur Andersen LLP                     Exhibit 23.1

        23.2          Consent of Cannon Ivy, PLLC                        Exhibit 23.2

        23.3          Consent of Brunini, Grantham,
                      Grower, & Hewes, PLLC                              Exhibit 23.3

        27            Financial Data Schedule                                       *

        99            Form of Letter to Shareholders, Notice of Special    Exhibit 99
                      Meeting, Proxy, and Election Form to be used
                      in connection with the Barret Special Meeting

(*)    Included in documents incorporated by reference

(**)   Shown as Annex A